     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1994


                                                       REGISTRATION NO. 33-53587
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2


                                       TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          TESORO PETROLEUM CORPORATION
               (Exact name of issuer as specified in its charter)

                   DELAWARE                                     95-0862768
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                               8700 TESORO DRIVE
                            SAN ANTONIO, TEXAS 78217
                                 (210) 828-8484
  (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                                MICHAEL D. BURKE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          TESORO PETROLEUM CORPORATION
                               8700 TESORO DRIVE
                            SAN ANTONIO, TEXAS 78217
                                 (210) 828-8484
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

              PHILLIP M. RENFRO                             LOUISE A. SHEARER
         FULBRIGHT & JAWORSKI L.L.P.                      BAKER & BOTTS, L.L.P.
                  SUITE 2200                                 ONE SHELL PLAZA
              300 CONVENT STREET                              910 LOUISIANA
           SAN ANTONIO, TEXAS 78205                        HOUSTON, TEXAS 77002
                (210) 224-5575                                (713) 229-1234

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE



- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
                                                      MAXIMUM        AGGREGATE       AMOUNT OF
      TITLE OF EACH CLASS OF        AMOUNT TO BE   OFFERING PRICE     OFFERING      REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)    PER SHARE(2)      PRICE(2)          FEE
- --------------------------------------------------------------------------------------------------
Common Stock, $.16 2/3 par
  value........................... 5,850,000 shares     $10.375     $60,693,750       $20,929
- --------------------------------------------------------------------------------------------------
Purchase Rights(3)................    5,850,000          --              --              --
- --------------------------------------------------------------------------------------------------
Total.............................        --          $10.375       $60,693,750       $20,929
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------



(1) Includes 500,000 shares subject to an over-allotment option granted to the Underwriters by the Company.


(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sale price reported on the New York Stock Exchange on June 20, 1994. The Company has previously paid a Registration Fee of $21,455.


(3) Purchase Rights related to the Common Stock pursuant to the Rights Agreement dated December 16, 1985, as amended, between the Company and Chemical Bank, N.A., Trustee, successor to InterFirst Bank Fort Worth, N.A.



- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                5,350,000 SHARES


                          TESORO PETROLEUM CORPORATION
                                  COMMON STOCK
                              ($.16 2/3 PAR VALUE)
                               ------------------

 The 5,350,000 shares (the "Shares") of Common Stock, par value $.16 2/3 per share ("Common Stock"), of Tesoro Petroleum Corporation (the "Company" or
      "Tesoro") offered hereby (the "Offering") are being offered by the
          Company. The Common Stock is listed on the New York Stock
           Exchange and the Pacific Stock Exchange under the symbol
            "TSO." On June 21, 1994, the reported closing price of
                    the Common Stock on the New York Stock
                Exchange-Composite Tape was $10 1/2 per share.

                               ------------------
SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES.
                               ------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                  Underwriting
                                                    Price to     Discounts and      Proceeds
                                                     Public       Commissions    to Company(1)
                                                  -----------    -------------   -------------
Per Share.....................................      $10.375          $0.52           $9.855
Total(2)......................................    $55,506,250      $2,782,000     $52,724,250



(1) Before deduction of expenses payable by the Company estimated at $449,137.


(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 500,000 additional shares of Common Stock in order to cover over-allotments of the Shares. If the option is exercised in full, the total Price to Public will be $60,693,750, Underwriting Discounts and Commissions will be $3,042,000 and Proceeds to Company will be $57,651,750.

                               ------------------

     The Shares are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Shares will be ready for delivery on or about June 29, 1994.


CS FIRST BOSTON

                                 SMITH BARNEY INC.

                                                       JEFFERIES & COMPANY, INC.


                 The date of this Prospectus is June 22, 1994.

                       (PHOTO OF THE COMPANY'S REFINERY)

              Tesoro holds the exclusive license to operate
              7-Eleven convenience stores in Alaska. --

                                                       (PHOTO OF A 7-ELEVEN
                                                        CONVENIENCE STORE)

 (MAP OF THE STATE OF ALASKA
  INDICATING LOCATION OF THE
         REFINERY)

                                                -- The Company's refinery is
                                                   located on the Cook Inlet
                                                   near Kenai, Alaska,
                                                   facilitating shipments of
                                                   crude oi supply.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK AND PACIFIC STOCK EXCHANGES. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in, or incorporated by reference in, this Prospectus. Except where otherwise indicated, the information in this Prospectus assumes that the over-allotment option granted to the Underwriters is not exercised. All references to the "Company" or "Tesoro" shall mean Tesoro Petroleum Corporation and its consolidated subsidiaries, unless the context otherwise requires. All references to the "Bob West Field" shall mean the approximately 90% of the acreage in such field in which the Company participates.

                                  THE COMPANY

     Tesoro is an independent energy company engaged in refining and marketing, primarily in Alaska, and in the exploration for and production of natural gas and crude oil in South Texas and Bolivia. The Company also markets lubricants, fuels and specialty petroleum products on a wholesale basis. In 1993, the Company's new management team initiated a strategic plan focusing on: (i) enhancing the profitability of the Company's Kenai, Alaska refinery (the "Refinery") through a market-driven production strategy, (ii) expanding the Company's exploration and production efforts in South Texas, (iii) resolving a contractual dispute with the State of Alaska (the "State") and (iv) strengthening the Company's capitalization to increase its financial and operating flexibility. The successful implementation of these new strategic efforts contributed significantly to an increase in segment operating profit from $9.5 million in 1992 to $52.3 million in 1993 and to a return to overall profitability with net earnings of $17.0 million in 1993.

     Refining and Marketing. The Company conducts its refining operations in Alaska, where it is one of the two largest producers of refined products. Strategically located in Kenai, Alaska on the Cook Inlet, with access to multiple sources of crude oil, the Refinery has a rated throughput capacity of 72,000 barrels per day ("BPD"). In 1993, Refinery production consisted of approximately 25% jet fuel, 25% gasoline, 14% other distillates, including diesel fuel, and 36% residual fuel oil. During 1993, all of the jet fuel was marketed in Alaska to passenger and cargo airlines, and substantially all of the other distillates, including diesel fuel, was marketed in Alaska for marine and industrial purposes. During 1993, approximately 89% of the gasoline was marketed in Alaska, with the remaining 11% being sold into West Coast markets. Tesoro holds an exclusive license to operate all 7-Eleven convenience stores within Alaska, and conducts its retail marketing of gasoline through 33 of the Company's 7-Eleven stores and two other locations in Alaska. In addition, the Company markets gasoline on a wholesale basis in Alaska through 67 branded and 24 unbranded dealers and jobbers and to two major oil companies. A majority of the residual fuel oil produced in 1993 was sold as a feedstock to refineries on the West Coast.

     In response to consistently depressed prices in the residual fuel oil market and Refinery production of gasoline in excess of local demand, the Company's new management team implemented a strategy in 1993 to align Refinery product yield more closely to the product demand of the Alaskan marketplace. This market-driven strategy resulted in significant changes in the operation of the Refinery, including: (i) a reduction in Refinery throughput from approximately 61,000 BPD in 1992 to approximately 50,000 BPD in 1993 and (ii) a reduction in the percentage of Refinery feedstocks represented by heavier Alaskan North Slope ("ANS") crude oil, which resulted in a reduction in the percentage of residual fuel oil produced. In addition, beginning in 1993, the Company focused on the marketing of residual fuel oil primarily as a feedstock for West Coast refineries. Changes in Tesoro's sales prices to such refineries can be linked to changes in crude oil prices, unlike the more volatile Far Eastern bunker fuel markets where the Company had primarily marketed its residual fuel oil in the past. The implementation of these measures significantly contributed to an improvement in the Company's refining and marketing segment operating results from a $14.9 million loss in 1992 to a $15.2 million profit in 1993. The Company is currently installing a vacuum unit at the Refinery, which is estimated to cost approximately $24 million and is expected to result in further significant reductions in the production of residual fuel oil and to improve the Refinery's overall product mix. The vacuum unit is expected to begin operating in January 1995.

     Exploration and Production. The Company explores for and produces natural gas from two geographic areas: South Texas and Bolivia. The Company's South Texas activities are primarily concentrated in the Bob West Field in the southern part of the Wilcox Trend in Starr and Zapata Counties. The Bob West Field, which was discovered by the Company in 1990, represents a major gas discovery with estimated ultimately recoverable gross proved reserves to all participants of 334 billion cubic feet ("Bcf") of natural gas, of which approximately 56 Bcf had been produced through March 31, 1994. The Bob West Field encompasses approximately 4,000 acres, with 23 known productive sands, 17 of which are now producing. Wells in the Bob West Field, the majority of which are deviated, are typically multiple sand completions on a faulted anticlinal structure with production from depths of 8,000 to 16,000 feet. Estimated gross proved developed reserves per well at March 31, 1994 averaged approximately 7.3 Bcf and gross drilling and completion costs per well drilled in 1993 averaged approximately $2.8 million. The Company owns an average 50% revenue interest in approximately two-thirds of the Bob West Field and an average 28% revenue interest in the remaining one-third.


     Development of the Bob West Field has been highly successful, and the Company currently has ownership interests in 31 producing wells in this field, 15 of which were drilled in 1993 at a total cost to the Company of approximately $21.4 million and six of which were drilled in the first quarter of 1994. An additional 21 wells are scheduled to be drilled during the remainder of 1994. During December 1993, the Company's net production from this field averaged 58 million cubic feet ("MMcf") of gas per day, compared to net production of 18 MMcf of gas per day during December 1992. The Company's net proved gas reserves attributable to this field increased approximately 63% from 74 Bcf at year end 1992 to 120 Bcf at year end 1993. During 1993, approximately 73% of the Company's production from this field was sold at spot market prices, while the remainder was sold under a gas purchase contract (the "Tennessee Gas Contract") to Tennessee Gas Pipeline Company ("Tennessee Gas").



     The Company's other exploration and production operations are located in southern Bolivia near the border of Argentina, where, since 1976, the Company has discovered four significant natural gas fields. As a result, Tesoro is the second largest holder of proved natural gas reserves in Bolivia through its approximately 75% interest in two contract areas, Blocks XVIII and XX. To date, only Block XVIII has been developed due to current market and transportation constraints. In Block XVIII, a 93,000-acre area, the Company has drilled five exploratory wells and 12 development wells within three separate fields. Wells in this area are multiple sand completions on an anticlinal structure with production from depths of 7,000 to 9,700 feet. During 1993, the Company's net production averaged 19 MMcf of gas per day and 660 barrels ("Bbls") of condensate per day, a production level that has been maintained for more than three years. Net proved reserves in Bolivia at year end 1993 were approximately 112 billion cubic feet equivalents, based on the assumption that 5.8 Mcf of natural gas is equal to one barrel of crude oil ("Bcfe"). Production in Bolivia is currently sold under a contract to the Bolivian state-owned petroleum company, Yacimientos Petroliferos Fiscales Bolivianos ("YPFB"), which, in turn, resells the gas to the Republic of Argentina.


     In 1993, operating profit of the Company's exploration and production segment increased 40%, from $29.1 million in 1992 to $40.7 million in 1993. At year end 1993, the present value of estimated future net revenues from proved reserves discounted at 10% per annum was $217.8 million on a pre-tax basis. Such estimate is based in part on the terms of the Tennessee Gas Contract, under which the Company receives prices greatly in excess of spot market prices. This contract is currently the subject of litigation. See "Investment Considerations" and "Legal Proceedings -- Tennessee Gas Contract."

     The Recapitalization. In February 1994, the stockholders of the Company approved a plan of recapitalization (the "Recapitalization") for Tesoro. The Recapitalization included (i) the reclassification of all of the Company's outstanding $2.16 Cumulative Convertible Preferred Stock ("$2.16 Preferred Stock"), including accrued and unpaid dividends thereon of approximately $9.5 million, into Common Stock, (ii) the satisfaction of past accrued and unpaid dividends of approximately $21.2 million on the Company's $2.20 Cumulative Convertible Preferred Stock ("$2.20 Preferred Stock"), and (iii) certain other agreements relating to the terms and conditions of the $2.20 Preferred Stock. In addition, in February 1994 MetLife Security Insurance Company of Louisiana ("MetLife Louisiana"), a wholly-owned subsidiary of Metropolitan Life Insurance Company ("MetLife") and the sole holder of the $2.20 Preferred Stock, granted Tesoro a three-year option (the "MetLife Louisiana Option") to purchase all of MetLife Louisiana's holdings of $2.20 Preferred Stock and Common Stock. Until June 30, 1994, the aggregate option price is approximately $53.0 million, after giving effect to a reduction in the option price for the cash dividend paid on the $2.20 Preferred Stock in May 1994. The unpaid option price will increase by 3% on the last day of each calendar quarter through December 31, 1995, and by 3.5% of the unpaid option price on the last day of each quarter thereafter, and will be reduced by cash dividends paid on the $2.20 Preferred Stock after February 9, 1994. Also, in February 1994, holders of $44.1 million principal amount of the Company's 12 3/4% Subordinated Debentures due 2001 ("Subordinated Debentures") tendered their debentures for a like principal amount of new 13% Exchange Notes due 2000 ("Exchange Notes"). This exchange satisfied all the Company's sinking fund requirements through 1996 and over 90% of such requirements for 1997. As a result of the successful completion of the Recapitalization, the Company's capital structure has been significantly improved, with stockholders' equity increasing by approximately $80 million and annual preferred dividend requirements being reduced by approximately $2.9 million.


     The Offering. The net proceeds from the Offering will be utilized to exercise the MetLife Louisiana Option and, if such proceeds exceed the amount required to exercise the MetLife Louisiana Option in full, for general corporate purposes. See "Use of Proceeds." If the MetLife Louisiana Option is exercised in full prior to June 30, 1994, the Company will acquire 2,875,000 shares of $2.20 Preferred Stock having a liquidation value of approximately $57.5 million and 4,084,160 shares of Common Stock having an aggregate market value of approximately $42.9 million (based on a closing price of $10 1/2 per share on June 21, 1994) in consideration for $53.0 million. The exercise in full of the MetLife Louisiana Option will further improve the Company's financial flexibility by eliminating dividend requirements of $6.3 million per year on the $2.20 Preferred Stock.



     If the net proceeds from the Offering are less than the full exercise price, the MetLife Louisiana Option will be exercised in part to the extent of the net proceeds. The MetLife Louisiana Option provides that any partial exercise will result in the purchase of a pro rata portion of each of the shares of Common Stock and the shares of $2.20 Preferred Stock held by MetLife Louisiana. The Company is currently prohibited under the terms of the indenture governing the Subordinated Debentures from repurchasing its capital stock, including the shares of $2.20 Preferred Stock and Common Stock subject to the MetLife Louisiana Option, except from the proceeds of a substantially concurrent sale of other shares of capital stock. Accordingly, if the proceeds to the Company from the Offering are not sufficient to exercise the MetLife Louisiana Option in full, the Company would be able to exercise the MetLife Louisiana Option only to the extent of the net proceeds of the Offering.



     Business Strategy. The Company's ongoing business strategy is (i) to continue to enhance its refining and marketing operations in Alaska and (ii) to expand its exploration and production operations through development drilling in the Bob West Field. In addition, management of the Company currently intends to recommend to the Company's Board of Directors that the Company proceed with a limited exploration program focused primarily on the Wilcox Trend of South Texas if the Offering is successfully completed and the MetLife Louisiana Option is exercised in full. In conjunction with its ongoing exploration and production operations, the Company from time to time reviews possible acquisitions of producing oil and gas properties. The Company believes that it will in the future make such acquisitions to enhance its growth; however, the Company does not currently have any specific acquisition plans.

                                 THE OFFERING


Common Stock offered(1).............................  5,350,000 shares.
Common Stock to be outstanding after the
  Offering(2).......................................  23,849,051 shares.
Use of Proceeds(3)..................................  To exercise the MetLife Louisiana
                                                      Option. See "Use of Proceeds."
Trading Markets.....................................  New York Stock Exchange and Pacific
                                                      Stock Exchange.
Trading Price.......................................  Closing price of $10 1/2 on the New
                                                      York Stock Exchange-Composite Tape on
                                                      June 21, 1994.
Symbol..............................................  "TSO."


- ---------------

(1) Does not include 500,000 shares of Common Stock subject to the Underwriters' over-allotment option.


(2) The shares outstanding after the Offering do not include 341,441 shares subject to currently exercisable options and stock awards granted under employee benefit plans and assume the issuance of 5,350,000 shares pursuant to the Offering and the repurchase and retirement of 4,032,042 shares upon the exercise in part of the MetLife Louisiana Option.


(3) The net proceeds of the Offering will be used to exercise the MetLife Louisiana Option in whole or in part depending on the aggregate proceeds to the Company. Any net proceeds in excess of the amount required to exercise the MetLife Louisiana Option will be used for general corporate purposes. See "Use of Proceeds."

                           INVESTMENT CONSIDERATIONS

     Prospective purchasers of Common Stock should consider carefully the information set forth under "Investment Considerations" as well as the other information contained in, or incorporated by reference in, this Prospectus.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following summary historical consolidated financial and operating data should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto.

                                                                           YEAR ENDED                       THREE MONTHS
                                                 YEAR ENDED               DECEMBER 31,                    ENDED MARCH 31,
                                                SEPTEMBER 30,    ------------------------------    ------------------------------
                                                    1991             1992             1993             1993             1994
                                                -------------    -------------    -------------    -------------    -------------
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
Gross operating revenues:
  Refining and marketing........................   $   898.6        $    810.7       $    687.2       $    194.6       $    150.3
  Exploration and production(1).................        59.2              42.7             63.1             10.5             20.2
  Oil field supply and distribution and other...       127.2              93.1             80.7             19.4             18.6
                                                   ---------        ----------       ----------       ----------       ----------
          Total gross operating revenues........     1,085.0             946.5            831.0            224.5            189.1
                                                   =========        ==========       ==========       ==========       ==========
Segment operating profit (loss)(2):
  Refining and marketing........................        19.3             (14.9)            15.2              1.2              6.4
  Exploration and production(1).................        35.6              29.1             40.7              5.6             13.1
  Other.........................................         (.5)             (4.7)            (3.6)             (.8)            (1.2)
                                                   ---------        ----------       ----------       ----------       ----------
          Total segment operating profit........        54.4               9.5             52.3              6.0             18.3
                                                   =========        ==========       ==========       ==========       ==========
General and administrative expenses.............        17.0              25.9             16.7              3.4              3.6
Interest expense(3).............................        18.8              21.1             14.5              5.0              4.9
Earnings (loss) before the cumulative effect of
  accounting changes and extraordinary loss.....         3.9             (45.3)            17.0             (2.9)             7.2
Net earnings (loss)(4)..........................         3.9             (65.9)            17.0             (2.9)             2.4
Net earnings (loss) applicable to Common
  Stock(4)......................................        (5.3)            (75.1)             7.7             (5.2)              .5
Earnings (loss) per primary and fully diluted*
  share(4)......................................        (.37)            (5.34)             .54             (.37)             .03
OTHER FINANCIAL DATA:
Depreciation, depletion and amortization........   $    15.0        $     16.6       $     22.6       $      4.8       $      6.6
Capital expenditures............................        24.5              15.4             37.5              5.1             18.5

                                                     AS OF       AS OF DECEMBER 31,       AS OF MARCH 31,
                                                 SEPTEMBER 30,   ------------------      ------------------
                                                     1991         1992        1993        1993        1994
                                                    ------       ------      ------      ------      ------
BALANCE SHEET DATA:
Cash and short-term investments..................   $ 62.7       $ 66.9      $ 42.5      $ 66.2      $ 49.4
Long-term debt and other obligations, including
  current portion................................    184.7        201.7       185.5       180.4       184.9
Redeemable preferred stock.......................     57.4         71.7        78.1        73.3          --
Common Stock and other stockholders' equity......    137.4         50.7        58.5        45.5       144.1

- ---------------

* Anti-dilutive
                                             (Table continued on following page)

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN MILLIONS, EXCEPT PER UNIT AMOUNTS)


                                                                    YEAR ENDED                       THREE MONTHS
                                          YEAR ENDED               DECEMBER 31,                    ENDED MARCH 31,
                                         SEPTEMBER 30,    ------------------------------    ------------------------------
                                             1991             1992             1993             1993             1994
                                         -------------    -------------    -------------    -------------    -------------
REFINING AND MARKETING OPERATIONS:
  Refinery throughput (average BPD)(5)...      68,192            61,425           49,753           52,911           45,320
  Product sales, excluding residual fuel
     oil sales (average BPD).............      61,426            63,509           51,820           59,109           49,372
  Residual fuel oil sales (average
     BPD)(6).............................      28,729            23,931           16,945           20,866           16,446
  Margin per Bbl of Refinery
     production..........................   $    2.77       $      1.18      $      4.19       $     2.94      $      4.24
EXPLORATION AND PRODUCTION OPERATIONS:
  NATURAL GAS -- UNITED STATES:
     Net production (average daily
       Mcf)..............................       7,435            13,960           38,767           27,009           48,998
     Average sales prices (per Mcf)(1)...   $    1.88       $      3.68      $      3.55       $     3.07      $      3.92
     Average lifting cost (per Mcf)......   $     .44       $       .74      $       .48       $      .49      $       .53
     Average finding cost (per Mcf)(7)...   $     .72       $       .20      $       .47            *                *
     Proved reserves at end of period
       (Bcf).............................        33.1              73.8            120.2           **                121.5
     Present value of estimated future
       net revenues from proved reserves
       before deduction of income
       taxes(1)(8).......................   $    32.1       $     120.2      $     162.6           **          $     171.0
  NATURAL GAS -- BOLIVIA:
     Net production (average daily
       Mcf)..............................      19,322            19,421           19,232           17,747           19,137
     Average sales prices (per Mcf)......   $    3.06       $      1.67      $      1.22       $     1.19      $      1.23
     Average lifting cost (per net
       equivalent Mcf)...................   $     .09       $       .08      $       .14       $      .23      $       .11
     Proved reserves at end of period
       (Bcfe)***.........................       131.6             120.1            111.9         **               **
     Present value of estimated future
       net revenues from proved reserves
       before deduction of income
       taxes(8)..........................   $   123.5       $      54.1      $      55.2         **               **


- ---------------

  * Data not available.

 ** The Company did not obtain independent reserve reports at March 31, 1993 for any of its oil and gas properties or at March 31, 1994 for its Bolivian properties.


*** Bcfe is based on the assumption that 5.8 Mcf of natural gas is equal to one barrel of crude oil.


                                               (See footnotes on following page)

                          NOTES TO SUMMARY HISTORICAL
                   CONSOLIDATED FINANCIAL AND OPERATING DATA

(1) The Company is involved in litigation with Tennessee Gas relating to a natural gas sales contract. For additional information concerning this dispute, see "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.

(2) Segment operating profit represents pretax earnings (loss) before certain corporate expenses, interest income and interest expense.

(3) Interest expense in 1993 is net of a $5.2 million credit for settlement of several state tax issues (see Note H of Notes to Consolidated Financial Statements). Excluding this credit, interest expense for 1993 would have been $19.7 million.

(4) The net loss for the year ended December 31, 1992 included a charge of $20.6 million for the cumulative effect of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefit Other than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The net earnings for the three months ended March 31, 1994 include a $4.8 million extraordinary loss related to an early extinguishment of debt in connection with the Recapitalization, which was completed in February 1994.

(5) The Refinery has a rated throughput capacity of 72,000 BPD.

(6) All sales of residual fuel oil represent sales of residual fuel oil produced at the Refinery.

(7) Average finding cost per Mcf represents costs incurred in oil and gas property acquisition, exploration and development activities for each indicated period divided by the changes in proved reserves resulting from extensions, discoveries and other additions and revisions of previous reserve quantity estimates during such period. See Note P of Notes to Consolidated Financial Statements.

(8) The present value of estimated future net revenues from proved reserves represents the computation of estimated future net revenues, before deduction of income taxes, relating to proved reserves at the end of each period presented, discounted at a rate of 10% per annum and assuming no escalation in prices. The present value of such estimated future net revenues is not intended to be representative of the fair market value of the Company's proved reserves. The calculations of revenues and costs used to determine the present value of estimated future net revenues from proved reserves, before deduction of income taxes, do not necessarily represent the amounts to be received or expended by the Company.

                   SELECTED SUMMARY PRO FORMA FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


     The following sets forth certain financial data on an historical basis and as adjusted to give effect to the Recapitalization and the Offering, assuming net proceeds of $52.3 million, after deduction of $3.2 million of underwriting discounts and estimated expenses, from the issuance of 5,350,000 shares of the Company's Common Stock (before the Underwriters' over-allotment option) at an offering price of $10 3/8 per share pursuant to the Offering. The unaudited summary pro forma financial data have been prepared assuming the Recapitalization and the Offering occurred as of January 1, 1993 for statements of operations and other financial data presentation purposes and on March 31, 1994 for balance sheet data presentation purposes. The pro forma financial data assume that the proceeds from the Offering are used to exercise the MetLife Louisiana Option to the extent of such proceeds and take into account the payment of a cash dividend on the $2.20 Preferred Stock in May 1994 from the Company's available cash. See "Use of Proceeds." The pro forma financial data are not necessarily indicative of the Company's results of operations or financial position in the future or of what the Company's results of operations or financial position would have been had the transactions been consummated during the periods, or as of the dates, for which pro forma financial information is presented. The pro forma financial statements are based upon, and should be read in conjunction with, "Pro Forma Condensed Consolidated Financial Data," including the notes thereto, and the Consolidated Financial Statements, including the notes thereto.



                                                                   YEAR ENDED DECEMBER 31, 1993
                                                       ----------------------------------------------------
                                                                                              PRO FORMA
                                                                         PRO FORMA         RECAPITALIZATION
                                                       HISTORICAL     RECAPITALIZATION     AND OFFERING(1)
                                                       ----------     ----------------     ----------------
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
  Total revenues(2)..................................    $834.9            $834.9               $834.9
  Segment operating profit(3)........................      52.3              52.3                 52.3
  General and administrative expenses................      16.7              16.7                 16.7
  Interest expense(4)................................      14.5              14.5                 14.5
  Earnings before income taxes and extraordinary
     loss............................................      18.7              18.6                 18.6
  Net earnings.......................................      17.0              12.1                 12.1
  Net earnings applicable to Common Stock............       7.7               5.7                 12.0
  Earnings (loss) per primary and fully diluted*
     share:
     Earnings before extraordinary loss..............    $  .54            $  .46               $  .70
     Extraordinary loss..............................        --              (.21)                (.20)
                                                       ----------         -------              -------
     Net earnings....................................    $  .54            $  .25               $  .50
                                                        =======       ===========          ===========
OTHER FINANCIAL DATA:
Depreciation, depletion and amortization.............    $ 22.6            $ 22.6               $ 22.6
Capital expenditures.................................      37.5              37.5                 37.5



                                                                THREE MONTHS ENDED MARCH 31, 1994
                                                       ----------------------------------------------------
                                                                                              PRO FORMA
                                                                         PRO FORMA         RECAPITALIZATION
                                                       HISTORICAL     RECAPITALIZATION     AND OFFERING(1)
                                                       ----------     ----------------     ----------------
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
  Total revenues(2)..................................    $192.7            $192.7               $192.7
  Segment operating profit(3)........................      18.3              18.3                 18.3
  General and administrative expenses................       3.6               3.6                  3.6
  Interest expense...................................       4.9               4.9                  4.9
  Earnings before income taxes and extraordinary
     loss............................................       8.8               8.8                  8.8
  Net earnings.......................................       2.4               7.2                  7.2
  Net earnings applicable to Common Stock............       0.5               5.6                  7.2
  Earnings (loss) per primary and fully diluted*
     share:
     Earnings before extraordinary loss..............    $  .27            $  .24               $  .29
     Extraordinary loss..............................      (.24)               --                   --
                                                       ----------         -------              -------
     Net earnings....................................    $  .03            $  .24               $  .29
                                                        =======       ===========          ===========


- ---------------

* Anti-dilutive
                                             (Table continued on following page)

                                                                THREE MONTHS ENDED MARCH 31, 1994
                                                       ----------------------------------------------------
                                                                                              PRO FORMA
                                                                         PRO FORMA         RECAPITALIZATION
                                                       HISTORICAL     RECAPITALIZATION     AND OFFERING(1)
                                                       ----------     ----------------     ----------------
OTHER FINANCIAL DATA:
  Depreciation, depletion and amortization...........    $  6.6            $  6.6               $  6.6
  Capital expenditures...............................      18.5              18.5                 18.5


                                                                           AS OF MARCH 31, 1994
                                                                       -----------------------------
                                                                                          PRO FORMA
                                                                       HISTORICAL(5)     OFFERING(1)
                                                                       -------------     -----------
BALANCE SHEET DATA:
  Cash and short-term investments....................................     $  49.4          $  47.8
  Long-term debt and other obligations, including current portion....       184.9            184.9
  Common Stock and other stockholders' equity........................       144.1            142.5
  Book value per common share........................................        3.86             5.99


- ---------------

(1) The Company is currently prohibited under the terms of the indenture governing the Subordinated Debentures from repurchasing its capital stock, including the shares of $2.20 Preferred Stock and Common Stock subject to the MetLife Louisiana Option, except from the proceeds of a substantially concurrent sale of other shares of capital stock. If the proceeds to the Company from the Offering are not sufficient to exercise the MetLife Louisiana Option in full, the Company would be able to exercise the MetLife Louisiana Option only to the extent of the net proceeds of the Offering.

(2) The Company is involved in litigation with Tennessee Gas relating to a natural gas sales contract. For additional information concerning this dispute, see "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.

(3) Segment operating profit represents pretax earnings before certain corporate expenses, interest income and interest expense.

(4) Interest expense in 1993 is net of a $5.2 million credit for settlement of several state tax issues (see Note H of Notes to Consolidated Financial Statements). Excluding this credit, interest expense for 1993 would have been $19.7 million.

(5) Includes the Recapitalization, which was consummated in February 1994.

                           INVESTMENT CONSIDERATIONS

     Prospective purchasers of shares of Common Stock offered hereby should consider carefully, in addition to the other information contained in, or incorporated by reference in, this Prospectus, the following matters:

     Possible Adverse Impact of Pending Litigation. The Company is involved in certain litigation regarding a gas purchase contract with Tennessee Gas. Two producing acreage units within the Bob West Field are subject to the Tennessee Gas Contract, pursuant to which Tennessee Gas pays prices greatly in excess of spot market prices ($7.84 per Mcf during March 1994, compared to average spot market prices for natural gas of $2.09 per Mcf during March 1994). During 1993, the Tennessee Gas Contract price was paid with respect to approximately 27% of the Company's net production from the Bob West Field. As of March 31, 1994, the cumulative difference between the amount that Tennessee Gas has paid for gas purchases under the Tennessee Gas Contract and the price that would have been paid based on spot market prices totaled approximately $38.9 million, which the Company anticipates will continue to increase. If Tennessee Gas ultimately prevails in this litigation, the Company could be required to return to Tennessee Gas this difference, plus interest, if awarded by the court. In addition, the present value of estimated future net revenues on a pre-tax basis from the Company's proved domestic reserves has been calculated based in part on the price being paid by Tennessee Gas at the date of determination. At March 31, 1994, such present value was $171.0 million. If calculated using March 31, 1994 spot market prices instead of the contract price, such present value would have been $92.0 million. The trial court judgment in the case in favor of the Company was affirmed in part and reversed and remanded to the trial court in part by the Court of Appeals. Both parties are seeking review of the appellate court ruling in the Supreme Court of Texas. An adverse judgment in this case could have a material adverse effect on the Company. See "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.


     Certain Provisions of Tennessee Gas Contract. Tennessee Gas elected not to take gas under the Tennessee Gas Contract on June 1, 1994. Subsequently, Tennessee Gas elected to take gas from June 2, 1994, through the end of the month. Under normal industry practices, elections to take gas are made on a monthly basis. Under the terms of the Tennessee Gas Contract, Tennessee Gas is not required to take gas for any period of a contract year; however, Tennessee Gas has an obligation to pay for gas not taken at the end of each contract year. Tennessee Gas has the right, upon one day's notice, to change its elections to take gas. There is no assurance that Tennessee Gas will continue to elect to take gas. The failure to take gas could adversely affect the Company's income and cash flows from operating activities within a contract year, but the Company should recover lost revenues shortly after the end of the contract year under the take-or-pay provisions of the Tennessee Gas Contract. The contract year ends on January 31 of each year.


     Concentration of Operations. The Company's exploration and production segment contributed 78% of total operating profit in 1993. Oil and gas production is subject to interruption as a result of a variety of conditions and events, including natural disasters, reservoir damage, mechanical difficulties, unavailability of equipment and supplies, transportation problems, title and contractual controversies, governmental regulation and others. Because the Company's domestic oil and gas production is confined to South Texas, primarily to the Bob West Field, and its international oil and gas operations are confined to two blocks in Bolivia, the effect of any of such conditions or events on the Company could be more adverse than if the Company were more geographically diverse. Any interruption of oil and gas production in any one or more of the Company's areas of operation could have a material adverse effect on the Company.

     All refinery operations are conducted at the Company's facility in Kenai, Alaska. As a result, the operations of the Company would be subject to significant interruption if the Refinery or the dock facilities used by the Company were to experience a major accident or were damaged by severe weather or other natural disaster. The Company maintains business interruption insurance with respect to its Refinery operations in amounts that management of the Company believes to be adequate.

     Potential Interruption of Feedstock Availability. The Refinery currently utilizes crude oil that is transported through the Trans Alaska Pipeline System ("TAPS") to Valdez, Alaska and from there to the Refinery by the Company's time-chartered American flag vessel. In connection with an ongoing overhaul of the electrical systems of the TAPS, numerous electrical code violations have recently been discovered. While representatives of the TAPS have indicated that they believe the overhaul of the electrical system and any action required to remedy such violations will not cause any significant interruptions in the transportation of crude oil through the TAPS, there is a possibility that such interruptions could occur as a result of electrical failure, regulatory action or other matters related to the overhaul or the violations. In 1993, approximately 72% (35,600 BPD) of the Refinery's feedstock was ANS crude oil, of which approximately 24,300 BPD was purchased under a royalty crude oil purchase contract with the State, which is scheduled to expire at the end of 1994. The Company and the State have agreed in principle to extend the contract through 1995. During 1994, this contract requires the Company to purchase approximately 27,500 BPD of ANS crude oil, which equals approximately 55% of the Company's total feedstock requirements during 1993. The agreement in principle between the Company and the State would require the Company to purchase approximately 40,000 BPD of ANS crude oil during 1995, which equals approximately 80% of the Company's total 1993 feedstock requirements. The Company's remaining feedstock requirements are generally met through short-term contracts and spot market purchases. In the event of any significant interruption in this supply or transportation system, the Company has access to other sources of feedstocks. However, the Company cannot predict the price or terms on which such alternative feedstock supplies could be secured, and any such interruption could have a material adverse effect on the Company's operations.

     Volatility of Prices, Earnings and Cash Flows. The markets for crude oil and natural gas and the refined products produced at the Refinery historically have been volatile and are likely to continue to be volatile in the future. An increase in crude oil prices could adversely affect the Company's operating margins. The Company's operating margins are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas and refined petroleum products, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in other producing countries, the actions of the Organization of Petroleum Exporting Countries, the supply of foreign crude oil and natural gas, the proximity of the Company's gas reserves to pipelines, the capacities of such pipelines, fluctuations in seasonal demand, governmental regulations, the price of foreign imports, the price and availability of alternative fuels and overall economic conditions. The Company cannot predict the future markets and prices for the Company's natural gas or refined products. Additionally, depressed worldwide residual fuel oil markets have had a significantly negative effect on the Company's results of operations. The Company cannot predict whether the market for residual fuel oil will improve in the foreseeable future, although current projections indicate that such markets will continue to be weak.


     Decreases in the prices of natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow. Currently, spot natural gas prices (Henry Hub) are more favorable than they have been in the past; however, such prices have been extremely volatile over the last 30 months, ranging from a low of $1.03 per million British thermal units ("MMBtu") in January 1992 to a high of $3.24 per MMBtu in February 1994. The average Henry Hub price for 1993 was $2.21 per MMBtu versus $1.80 per MMBtu for 1992.


     Proposed Pipeline Rate Increase. The Company transports its crude oil and a substantial portion of its refined products utilizing Kenai Pipe Line Company's ("KPL") pipeline and marine terminal facilities in Kenai, Alaska. In March 1994, KPL filed a revised tariff with the Federal Energy Regulatory Commission ("FERC") for dock loading services, which would have increased the Company's annual cost of transporting products through KPL's facilities from $1.2 million to $11.2 million, or an increase of $10 million per year. Following the FERC's rejection of KPL's tariff and the commencement of negotiations for the purchase by the Company of the dock facilities, KPL filed a temporary tariff that would increase the Company's cost on an annual basis by approximately $1.5 million. The negotiations between the Company and KPL are continuing. The Company believes that the ultimate resolution of this matter will not have a material adverse effect upon the financial condition or results of operations of the Company.

     Environmental Regulations and Liabilities. The Company is subject to extensive federal, state and local laws and regulations governing releases into the environment and the storage, transportation, disposal and cleanup of hazardous waste materials. Future environmental regulations could result in increased capital expenditures and operating costs that may adversely affect the Company's results of operations and financial condition. At present, the Company has been identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") for two Superfund sites. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental," "Business -- Government Regulation and Legislation" and "Legal
Proceedings -- Mud and Gulf Coast Superfund Sites." While the Company has from time to time been, and presently is, the subject of litigation and investigations relating to environmental and related matters, management of the Company believes that such proceedings will not have a material adverse effect on the results of operations or competitive position of the Company. However, there can be no assurance that the Company will not become involved in further litigation or other proceedings, or that if the Company were to be held responsible for damage in any litigation or proceedings (including existing ones), such costs would not be material. See "Business -- Government Regulation and Legislation" and "Legal Proceedings."

     The Company currently operates service stations in Alaska, and has in the past operated service stations in other jurisdictions, that have underground fuel storage tanks. All such storage tanks are subject to governmental regulation and legislation. See "Business -- Government Regulation and Legislation." The operation of underground storage tanks poses certain risks apart from costs associated with regulatory requirements. These risks are predominately damages associated with underground leaks of petroleum products. The Company currently has leak detection and tank testing programs in effect in Alaska to mitigate the threat of such risks. In addition, the majority of the Company's operating service stations are in nonresidential locations, further reducing the risks associated with contamination of residential areas. However, there can be no assurance that the Company will not become liable for damages from its underground storage tanks at some future date.

     Uncertainty in Estimating Oil and Gas Reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves of oil and gas and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in this Prospectus represent only estimates. In addition, the present value of estimated future net revenues from proved reserves of the Company is based upon certain assumptions about future production levels, prices and costs that may not prove correct over time. For information concerning the risk of litigation which, if adversely determined, could affect such estimates, see " -- Possible Adverse Impact of Pending Litigation" and "Legal
Proceedings -- Tennessee Gas Contract."

     The Company periodically reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Securities and Exchange Commission (the "SEC" or the "Commission"). Under the full-cost accounting rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves on an after-tax basis, discounted at 10% per annum, plus the lower of cost or fair market value of unproved properties. Application of this rule generally requires pricing future revenues at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time. The risk that the Company will be required to write down the carrying value of its crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or unusually volatile.

     Depletion of Reserves; Risk of Oil and Gas Operations. The Bob West Field has a relatively short reserve life of approximately 5.8 years based on December 1993 production levels. The Company expects to increase future production rates, which may result in more rapid depletion of this field. Without the acquisition of producing properties or successful drilling of new wells, the Company's production and reserves will decline. To the extent the Company engages in drilling activities, such activities carry the risk that no commercially viable oil and gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, regulatory delays, weather conditions and shortages or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies.

     Possible Limitation on Use of Tax Benefits. Under Sections 382 and 383 of the Internal Revenue Code of 1986, if the Company has an "ownership change," as defined therein, the Company's use of its net operating loss carryforwards and general business credits after the ownership change will be subject to an annual limit (the "382 Limit"). The Company intends to take the position that an ownership change under existing law has not occurred as a result of the Recapitalization and will not occur as a result of the Offering and the exercise in full of the MetLife Louisiana Option. Because there are substantial interpretive questions concerning the application of Sections 382 and 383 and because changes in ownership of the Company occurring within three years after the Offering and the exercise of the MetLife Louisiana Option are taken into account in determining whether an ownership change has occurred, there can be no assurance that an ownership change will not occur as a result of the Offering and the exercise of the MetLife Louisiana Option or as a result of future events. If an ownership change occurs as a result of the Offering and the exercise of the MetLife Louisiana Option, the 382 Limit, based on the market value of the Common Stock on June 21, 1994, could be as low as approximately $12.0 million per year. The Company's net operating loss carryforwards and general business credits at December 31, 1993 were approximately $71.1 million and $8.2 million, respectively.


     Foreign Operations. A portion of the Company's operations are conducted in foreign countries, where the Company is subject to risks of a political nature and other risks inherent in foreign operations. The Company's operations outside the United States have been, and in the future may be, materially affected by host governments through increases or variations in taxes, royalty payments, export taxes and export restrictions and adverse economic conditions in the foreign countries, the future effects of which the Company is unable to predict.

     Operating Hazards. The Company's oil and gas and refining operations are hazardous due to the combination of individuals and machines operating in restricted work areas and the highly flammable nature of crude oil, natural gas and refined products. As a result, the Company has experienced personal injury and property damage incidents in the past and expects such incidents to occur in the future. The frequency and severity of such incidents affect the Company's operating costs, insurability and relationships with customers, employees and regulators. Any significant increase in the frequency or severity of such incidents, or the general level of compensation awards with respect thereto, could affect the ability of the Company to obtain insurance and could have a material adverse effect on the Company.

     Competition. The oil and gas industry is highly competitive in all phases, including the refining and marketing of crude oil and petroleum products and the search for and development of oil and gas reserves. The industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial, individual and other consumers. The Company competes with a substantial number of major integrated oil companies and other companies having materially greater financial and other resources. These competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, unlike the Company, many competitors also produce large volumes of crude oil, which may be used in connection with their refining operations. The North American Free Trade Agreement has further streamlined and simplified procedures for the importation and exportation of gas among Mexico, the United States and Canada. These changes are likely to enhance the ability of Canadian and Mexican producers to export natural gas to the United States, thereby further increasing competition in the domestic natural gas market.

                                  THE COMPANY

     Tesoro is an independent energy company engaged in refining and marketing, primarily in Alaska, and in the exploration for and production of natural gas and crude oil in South Texas and Bolivia. The Company also markets lubricants, fuels and specialty petroleum products on a wholesale basis. The Company was organized under the laws of the State of Delaware in 1968. Its principal executive offices are located at 8700 Tesoro Drive, San Antonio, Texas 78217, and its telephone number is (210) 828-8484.

                                USE OF PROCEEDS


     The net proceeds from the Offering are estimated to be approximately $52.3 million ($57.2 million if the over-allotment option is exercised), after deduction of underwriting discounts and estimated expenses. The

Company will use such proceeds to exercise the MetLife Louisiana Option. Any net proceeds in excess of the amount required to exercise the MetLife Louisiana Option in full will be used for general corporate purposes. The aggregate amount required to exercise the MetLife Louisiana Option in full prior to June 30, 1994, is approximately $53.0 million, after giving effect to a reduction in the option price for the cash dividend paid on the $2.20 Preferred Stock in May 1994. If the MetLife Louisiana Option is exercised in full prior to June 30, 1994, the Company will acquire 2,875,000 shares of $2.20 Preferred Stock having a liquidation value of approximately $57.5 million and 4,084,160 shares of Common Stock having an aggregate market value of $42.9 million (based on a closing price of $10 1/2 per share on June 21, 1994) in consideration for approximately $53.0 million. Upon the exercise in full of the MetLife Louisiana Option, dividend requirements of $6.3 million per year on the $2.20 Preferred Stock would be eliminated.


     If the net proceeds from the Offering are less than the full exercise price, the MetLife Louisiana Option will be exercised in part to the extent of the net proceeds. The MetLife Louisiana Option provides that any partial exercise will result in the purchase of a pro rata portion of each of the shares of Common Stock and the shares of $2.20 Preferred Stock held by MetLife Louisiana. The Company is currently prohibited under the terms of the indenture governing the Subordinated Debentures from repurchasing its capital stock, including the shares of $2.20 Preferred Stock and Common Stock subject to the MetLife Louisiana Option, except from the proceeds of a substantially concurrent sale of other shares of capital stock. Accordingly, if the proceeds to the Company from the Offering are not sufficient to exercise the MetLife Louisiana Option in full, the Company would be able to exercise the MetLife Louisiana Option only to the extent of the net proceeds of the Offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     The Common Stock is listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol "TSO." The following table sets forth, on a per share basis, the high and low sales prices of the Common Stock on the New York Stock Exchange - Composite Tape, as reported by the Dow Jones News/Retrieval Service, for each of the quarterly periods indicated. As of June 21, 1994, there were 4,094 holders of record of Common Stock.



                                                                           HIGH       LOW
                                                                           -----     -----
    1992:
      First.............................................................. $ 6 5/8    $4 5/8
      Second.............................................................   5 3/8     4 1/4
      Third..............................................................   5 1/2         3
      Fourth.............................................................   3 5/8     2 1/2
    1993:
      First..............................................................   5 5/8     3
      Second.............................................................   6 5/8     5
      Third..............................................................   7 3/4     5 1/8
      Fourth.............................................................   7 1/2     5 1/8
    1994:
      First..............................................................  12 3/8     5 1/4
      Second (through June 21, 1994).....................................  12 1/8     9 7/8



     On June 21, 1994, the closing price of the Common Stock on the New York Stock Exchange - Composite Tape, as reported by the Dow Jones News/Retrieval Service, was $10 1/2 per share.


     Certain provisions of the Company's Revolving Credit Facility (as hereinafter defined) and the indenture governing the Subordinated Debentures effectively prohibit the Company from currently paying cash dividends on Common Stock. The Company has not paid cash dividends on the Common Stock since 1986, and does not anticipate paying cash dividends on Common Stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1994 and as adjusted to give effect to the Offering and the application of the estimated net proceeds of the Offering as set forth under "Use of Proceeds." The information presented below should be read in conjunction with "Selected Financial Data," "Pro Forma Condensed Consolidated Financial Data," including the notes thereto, and the Consolidated Financial Statements, including the notes thereto.


                                                                         AS OF MARCH 31, 1994
                                                                 ------------------------------------
                                                                 HISTORICAL(1)     PRO FORMA OFFERING
                                                                 -------------     ------------------
                                                                         (DOLLARS IN MILLIONS)
Long-term debt and other obligations, including current
  portion:
  Subordinated Debentures......................................     $  58.6              $ 58.6
  Exchange Notes...............................................        44.1                44.1
  Liability to State of Alaska.................................        61.7                61.7
  Liability to Department of Energy............................        13.2                13.2
  Other........................................................         7.3                 7.3
                                                                    -------              ------
     Total long-term debt and other obligations, including
       current portion.........................................       184.9               184.9
                                                                    -------              ------
Common Stock and other stockholders' equity:
  $2.20 Preferred Stock........................................        57.5                  .7(2)
  Common Stock.................................................         3.7                 4.0(2)(3)
  Additional paid-in capital...................................       114.4               170.9(2)
  Accumulated deficit..........................................       (31.3)              (32.9)
  Deferred compensation........................................         (.2)                (.2)
                                                                    -------              ------
     Total Common Stock and other stockholders' equity.........       144.1               142.5
                                                                    -------              ------
Total capitalization...........................................     $ 329.0              $327.4
                                                                    =======              ======
Shares of Common Stock issued and outstanding (in thousands)...      22,457              23,775(3)


- ---------------

(1)  Includes the Recapitalization, which was consummated in February 1994.


(2) Reflects the sale of 5,350,000 shares of Common Stock in the Offering at an assumed price of $10 3/8 per share. See "Use of Proceeds."



(3) Represents a net increase of 1,317,958 shares of Common Stock associated with the Offering, resulting from the issuance of 5,350,000 shares of Common Stock in the Offering and the application of the net proceeds to reacquire and retire 4,032,042 shares of Common Stock in connection with the exercise, to the extent of net proceeds from the Offering, of the MetLife Louisiana Option.

                            SELECTED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The selected financial data for the three years ended September 30, 1991, the three months ended December 31, 1991, and the years ended December 31, 1992 and 1993 are taken from the selected financial data contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993. The selected financial data for the three months ended March 31, 1993 and March 31, 1994 are unaudited and are taken from the Company's Condensed Consolidated Financial Statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993 and March 31, 1994, respectively. The historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto.

                                                                                                  THREE MONTHS
                                          YEAR ENDED           THREE MONTHS     YEAR ENDED       ENDED MARCH 31,
                                        SEPTEMBER 30,             ENDED        DECEMBER 31,
                                 ----------------------------  DECEMBER 31,  -----------------   ---------------
                                  1989      1990       1991        1991      1992(1)   1993(2)    1993     1994
                                 ------   --------   --------  ------------  -------   -------   ------   ------
STATEMENT OF CONSOLIDATED
  OPERATIONS DATA:
  Gross operating
    revenues(3)................  $762.6   $  996.6   $1,085.0     $240.6     $ 946.5   $ 831.0   $224.5   $189.1
  Interest income..............     9.4        5.8        4.2         .7         3.2       1.8       .5       .5
  Gain (loss) on sales of
    assets.....................    (4.9)       1.7         .1         --         4.0        .1       --      2.7
  Other income.................     (.1)       2.4        1.7        2.6          .7       2.0      1.5       .4
                                 ------   --------   --------     ------     -------   -------   ------   ------
      Total revenues...........   767.0    1,006.5    1,091.0      243.9       954.4     834.9    226.5    192.7
  Costs of sales and operating
    expenses...................   718.6      920.5    1,015.9      228.6       926.1     756.8    213.8    167.6
  General and administrative...    33.9       20.2       17.0        2.8        25.9      16.7      3.4      3.6
  Depreciation, depletion and
    amortization...............    21.9       12.8       15.0        4.2        16.6      22.6      4.8      6.6
  Interest expense(4)..........    17.7       20.8       18.8        5.0        21.1      14.5      5.0      4.9
  Other........................     6.1        5.9        5.3         .7         4.6       5.6      1.7      1.2
  Income tax provision
    (benefit)..................     (.7)       3.6       15.1        3.0         5.4       1.7       .7      1.6
                                 ------   --------   --------     ------     -------   -------   ------   ------
  Earnings (loss) before the
    cumulative effect of
    accounting changes and
    extraordinary loss.........   (30.5)      22.7        3.9        (.4)      (45.3)     17.0     (2.9)     7.2
  Cumulative effect of
    accounting changes.........      --         --         --         --       (20.6)       --       --       --
  Extraordinary loss on
    extinguishment of debt.....      --         --         --         --          --        --       --     (4.8)
                                 ------   --------   --------     ------     -------   -------   ------   ------
  Net earnings (loss)(5).......  $(30.5)  $   22.7   $    3.9     $  (.4)    $ (65.9)  $  17.0   $ (2.9)  $  2.4
                                 ======   ========   ========     ======     ======== ========  ======   ======
  Net earnings (loss)
    applicable to Common
    Stock(5)...................  $(39.7)  $   13.5   $   (5.3)    $ (2.7)    $ (75.1)  $   7.7   $ (5.2)  $   .5
                                 ======   ========   ========     ======     ======== ========  ======   ======
  Earnings (loss) per primary
    and fully diluted*
    share(2)(5):
      Earnings (loss) before
         the cumulative effect
         of accounting changes
         and extraordinary loss
         on extinguishment of
         debt..................  $(2.83)  $    .96   $   (.37)    $ (.19)    $ (3.87)  $   .54   $ (.37)  $  .27
      Cumulative effect of
         accounting changes....      --         --         --         --       (1.47)       --       --       --
      Extraordinary loss on
         extinguishment of
         debt..................      --         --         --         --          --        --       --     (.24)
                                 ------   --------   --------     ------     -------   -------   ------   ------
      Net earnings (loss)(5)...  $(2.83)  $    .96   $   (.37)    $ (.19)    $ (5.34)  $   .54   $ (.37)  $  .03
                                 ======   ========   ========     ======     ======== ========  ======   ======

                                             (Table continued on following page)

                                                                                              AS OF
                                   AS OF SEPTEMBER 30,           AS OF DECEMBER 31,         MARCH 31,
                               ----------------------------   ------------------------   ---------------
                                1989      1990       1991      1991     1992     1993     1993     1994
                               ------   --------   --------   ------   ------   ------   ------   ------
BALANCE SHEET AND OTHER DATA:
  Cash and short-term
     investments.............  $ 71.9   $   78.8   $   62.7   $ 61.0   $ 66.9   $ 42.5   $ 66.2   $ 49.4
  Capital expenditures.......    13.2       23.1       24.5      3.9     15.4     37.5      5.1     18.5
  Total assets...............   445.3      504.9      496.8    494.7    446.7    434.5    427.7    442.1
  Working capital............   105.1      117.9       95.4    106.1    122.6    124.5    109.7    110.3
  Long-term debt and other
     obligations, including
     current portion(2)......   163.2      168.0      184.7    189.4    201.7    185.5    180.4    184.9
  Redeemable preferred
     stock(2)................    57.4       57.4       57.4     57.4     71.7     78.1     73.3       --
  Common Stock and
     other stockholders'
     equity(2)(6)............   125.4      141.4      137.4    137.0     50.7     58.5     45.5    144.1

- ---------------

  * Anti-dilutive.

(1) The Company's fiscal year end was changed from September 30 to December 31, effective January 1, 1992.

(2) For pro forma information on the effects of the Recapitalization, which occurred in February 1994, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note B of Notes to Consolidated Financial Statements.

(3) The Company is involved in litigation with Tennessee Gas relating to a natural gas sales contract. For additional information concerning this dispute, see "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.

(4) Interest expense in 1993 is net of a $5.2 million credit for settlement of several state tax issues (see Note H of Notes to Consolidated Financial Statements). Excluding this credit, interest expense for 1993 would have been $19.7 million.

(5) The net loss for the year ended December 31, 1992 included a charge of $20.6 million for the cumulative effect of the adoption of SFAS No. 106, "Employer's Accounting for Postretirement Benefit Other than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The net earnings for the three months ended March 31, 1994 include a $4.8 million extraordinary loss related to an early extinguishment of debt in connection with the Recapitalization, which was completed in February 1994.

(6) No dividends were paid on Common Stock during the periods presented above.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Effective January 1, 1992, the Company changed its fiscal year end from September 30 to December 31. Accordingly, the information contained herein addresses the Company's results of operations for the year ended December 31, 1993 compared to the years ended December 31, 1992 and September 30, 1991. The results of operations for the three-month period from October 1, 1991 to December 31, 1991 are discussed separately. Also included herein are the Company's results of operations for the three months ended March 31, 1994 compared to the three months ended March 31, 1993.

     Net earnings of $2.4 million, or $.03 per share, for the three months ended March 31, 1994 ("1994 quarter") compare to a net loss of $2.9 million, or $.37 per share, for the three months ended March 31, 1993 ("1993 quarter"). The comparability between these two periods was impacted by certain transactions. The 1994 quarter included a non-cash extraordinary loss of $4.8 million on the extinguishment of debt in connection with the Recapitalization. Earnings before the extraordinary loss were $7.2 million, or $.27 per share, for the 1994 quarter. Also included in the 1994 quarter was a $2.8 million gain on the sale of the Company's Valdez, Alaska terminal. The 1993 quarter included a gain of $1.4 million on the repurchase and retirement of $11.25 million principal amount of Subordinated Debentures at market value. Excluding these transactions from both periods, the improvement in the 1994 quarter as compared to the 1993 quarter was primarily attributable to higher natural gas prices on increased natural gas production from the Bob West Field and improved gross margins in the refining and marketing operations.

     Net earnings of $17.0 million ($.54 per share) in 1993 compare to a net loss of $65.9 million ($5.34 per share) in 1992. Each of the Company's operating segments, together with reduced corporate expenses, contributed to the substantial improvement in 1993.

     The comparability of 1993 and 1992, however, was impacted by certain significant transactions. During 1993, the Company's earnings benefited from the resolution of several state tax issues, resulting in a net reduction of $3.0 million in income tax expense and $5.2 million in interest expense. In addition, a gain of $1.4 million was recognized in 1993 for the retirement of $11.25 million principal amount of Subordinated Debentures, which were purchased in January 1993 for $9.7 million cash to satisfy the initial sinking fund requirement. The 1992 loss included charges of $20.6 million for the cumulative effect of accounting changes, $10.5 million for settlement of a contractual dispute with the State and $9.1 million for a cost reduction program and other employee terminations, partially offset by a gain of $5.8 million from the sale of the Company's Indonesian operations. Excluding these significant transactions for both years, the improvement in 1993 as compared to 1992 was attributable to increased gross margins on sales of refined products, increased natural gas production from the Bob West Field and reduced general and administrative expenses.

     The net loss of $65.9 million ($5.34 per share) in 1992 compares to net earnings of $3.9 million (a loss of $.37 per share after preferred dividend requirements) in 1991. As described above, several significant transactions contributed to the net loss in 1992. Excluding these transactions, the decrease in results of operations in 1992 as compared to 1991 was primarily due to lower operating results from the Company's refining and marketing operations and reduced revenues from the Company's Bolivian and Indonesian operations, partially offset by increased production and sales prices of natural gas from the Bob West Field.

     A discussion and analysis of the factors contributing to these results and the changes in financial condition are presented below. The consolidated financial statements and related footnotes, together with the following information, are intended to provide investors with a reasonable basis for assessing the Company's operations, but should not serve as the sole criterion for predicting the future performance of the Company. The Company conducts its operations in the following business segments: refining and marketing; exploration and production; and oil field supply and distribution.

  Refining and Marketing

                                                 YEAR ENDED        YEAR ENDED         THREE MONTHS
                                                SEPTEMBER 30,     DECEMBER 31,       ENDED MARCH 31,
                                                -------------   -----------------   -----------------
                                                    1991         1992      1993      1993      1994
                                                -------------   -------   -------   -------   -------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER UNIT PRICES)
Gross operating revenues......................     $ 898.6      $ 810.7   $ 687.2   $ 194.6   $ 150.3
Costs of sales................................       802.8        738.9     584.6     173.1     124.2
                                                -------------   -------   -------   -------   -------
  Gross margin................................        95.8         71.8     102.6      21.5      26.1
Operating expenses and other, including gain
  on sales of assets..........................        67.5         76.5      77.1      17.8      17.1
Depreciation and amortization.................         9.0         10.2      10.3       2.5       2.6
                                                -------------   -------   -------   -------   -------
  Operating profit (loss).....................     $  19.3      $ (14.9)  $  15.2   $   1.2   $   6.4
                                                ==========      =======   =======   =======   =======
Refinery throughput (average BPD).............      68,192       61,425    49,753    52,911    45,320
Sales of Refinery production:
  Sales (per Bbl).............................     $ 24.40      $ 21.30   $ 21.91   $ 20.98   $ 18.46
  Margin (per Bbl)............................     $  2.77      $  1.18   $  4.19   $  2.94   $  4.24
  Volume (average BPD)........................      66,837       62,218    49,425    57,332    46,236
Sales of products purchased for resale:
  Sales (per Bbl).............................     $ 31.48      $ 27.58   $ 27.50   $ 26.43   $ 24.12
  Margin (per Bbl)............................     $   .37      $  1.09   $  1.35   $   .88   $  2.62
  Volume (average BPD)........................      23,318       25,222    19,340    22,643    19,582
Sales volumes (average BPD):
  Gasoline....................................      25,883       25,196    22,466    25,907    22,570
  Jet fuel....................................      15,055       19,060    11,305    12,618    10,678
  Diesel fuel and other distillates...........      20,488       19,253    18,049    20,584    16,124
  Residual fuel oil...........................      28,729       23,931    16,945    20,866    16,446
                                                -------------   -------   -------   -------   -------
          Total...............................      90,155       87,440    68,765    79,975    65,818
                                                ==========      =======   =======   =======   =======
Sales price (per Bbl):
  Gasoline....................................     $ 30.69      $ 28.89   $ 27.64   $ 25.51   $ 23.92
  Jet fuel....................................       35.15        27.76     28.10     28.70     25.43
  Diesel fuel and other distillates...........       29.78        25.78     26.95     26.19     23.53
  Residual fuel oil...........................       15.15        11.60     11.19     11.46      8.22

     Three Months Ended March 31, 1994 Compared to Three Months Ended March 31, 1993. Revenues decreased in the 1994 quarter as compared to the 1993 quarter, primarily due to an 18% reduction in sales volumes of refined products. The reduction in volumes resulted from the Company's market-driven operating strategy implemented in 1993, which more closely aligns Refinery production with market demand in Alaska while minimizing the output of lower value residual fuel oil. Costs of sales were lower in the 1994 first quarter, due to the reduced throughput level together with a decrease in crude oil prices. Included in operating expenses and other above for the 1994 quarter was the $2.8 million gain from the sale of the Company's Valdez, Alaska terminal. The overall improvement in gross margin and the gain on sales of assets were partially offset by a $2.1 million increase in operating expenses which included higher environmental and transportation costs.

     Second Quarter of 1994 -- Anticipated Results. Decreased production of ANS crude oil as a result of seasonal maintenance of TAPS coupled with an increased demand for ANS crude oil for use as a feedstock in West Coast refineries and the general increase in the world price for crude oil have resulted in an increase in the cost of ANS crude oil to the Refinery during the second quarter of 1994. Sales prices of refined products produced at the Refinery have not increased proportionately and, as a result, refined product margins during the second quarter of 1994 have been depressed. The Company anticipates that such conditions will result in the Company experiencing a small net loss for the second quarter of 1994 and will thereafter adversely affect results for so long as such conditions exist.


     1993 Compared to 1992. During 1993, the Company implemented a market-driven operational strategy, which emphasizes the upgrading of Refinery feedstocks and more closely matching production of the Refinery with the refined product demand within Alaska. This strategy has resulted in a reduction in the Company's overall Refinery production, particularly lower-valued residual fuel oil. The markets for residual fuel oil have been weak due to the global oversupply of this product since the Persian Gulf War, and current projections indicate that such markets will continue to be weak in the future.

     In implementing the Company's new refining and marketing operational strategy, the Company reduced its average daily Refinery throughput during 1993 by 19% from the 1992 level. This reduction in throughput has enabled the Company to reduce the portion of lower quality ANS crude oil in the feedstock blend. By utilizing a greater percentage of higher quality feedstocks (which results in production yields with greater margins than production yields from a higher percentage of lower quality crude oil), the Company can successfully operate the Refinery at the reduced throughput levels. Operating the Refinery at lower throughput levels results in less production of certain products, particularly residual fuel oil, for which there is no significant market in Alaska and which therefore must be exported from Alaska and sold into West Coast and Far Eastern markets. Implementation of this strategy has resulted in an improvement in the Company's aggregate Refinery gross margin, enabling the Company to operate the Refinery more profitably at the lower throughput level.

     The decrease in volumes was a significant factor in the change in revenues in 1993 as compared to 1992. Average sales prices were essentially unchanged; however, average margins increased in 1993, particularly with regard to sales of Refinery production. Partially offsetting the decrease in revenues from refined products was a $33.8 million increase in sales of crude oil. Costs of sales in 1993 decreased due to lower volumes and prices and to the $10.5 million charge in 1992 for settlement of a contractual dispute with the State relating to the purchase of crude oil. The $30.1 million improvement in overall operating profit was primarily due to the improved margins on refined product sales, part of which was attributable to the favorable market conditions during the fourth quarter of 1993. While the price of crude oil dropped in the 1993 fourth quarter, the Company's refined product margins held steady or improved.

     1992 Compared to 1991. Revenues from the sales of refined products decreased 15% in 1992 as compared to 1991. Although volumes decreased only 3%, average sales prices decreased almost 12%. The $34.2 million decrease in operating results was primarily due to a further deterioration of gross margins on refined product sales, particularly residual fuel oil. The recovery of crude oil costs at the Refinery continued to be adversely impacted by weak markets for the Refinery's output of residual fuel oil, which approximated 40% of the total output of the Refinery during 1992 and the prior two years. During the latter months of 1992, the Company also incurred additional costs to produce oxygenated gasoline in response to certain environmental requirements. The market for oxygenated gasoline was such that the additional costs to produce the oxygenated gasoline could not be entirely recovered with increased sales prices. Such environmental requirements were suspended in December 1992. See "Business -- Government Regulation and Legislation." In addition to increased operating costs for environmental issues and reductions in workforce, operating results for 1992 also included higher costs of sales resulting from the settlement of the contractual dispute with the State. These increases in operating costs were partially offset by a transportation rebate received in 1992.

  Exploration and Production


                                                                                      THREE MONTHS
                                                                   YEAR ENDED             ENDED
                                                 YEAR ENDED       DECEMBER 31,          MARCH 31,
                                                SEPTEMBER 30,   -----------------   -----------------
                                                    1991         1992      1993      1993      1994
                                                -------------   -------   -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER UNIT AMOUNTS)
United States:
  Gross operating revenues....................     $   5.2      $  18.8   $  50.5   $   7.7   $  17.4
  Lifting cost................................         1.2          3.8       6.8       1.2       2.1
  Depreciation, depletion and amortization....         2.9          4.9      11.1       2.0       3.8
  Other.......................................          .5          1.2        .3        .3        .3
                                                -------------   -------   -------   -------   -------
     Operating profit -- United States........          .6          8.9      32.3       4.2      11.2
                                                -------------   -------   -------   -------   -------
Bolivia:
  Gross operating revenues....................        24.5         17.9      12.6       2.8       2.8
  Lifting cost................................          .6           .7       1.2        .4        .2
  Other.......................................         2.7          4.6       3.0       1.0        .7
                                                -------------   -------   -------   -------   -------
     Operating profit -- Bolivia..............        21.2         12.6       8.4       1.4       1.9
                                                -------------   -------   -------   -------   -------
Indonesia (sold effective May 1, 1992):
  Gross operating revenues....................        29.5          6.0        --        --        --
  Lifting cost................................         9.5          3.7        --        --        --
  Depreciation, depletion and amortization....         1.7           .3        --        --        --
  Other.......................................         4.5         (5.6)       --        --        --
                                                -------------   -------   -------   -------   -------
     Operating profit -- Indonesia............        13.8          7.6        --        --        --
                                                -------------   -------   -------   -------   -------
Total operating profit........................     $  35.6      $  29.1   $  40.7   $   5.6   $  13.1
                                                ==========      =======   =======   =======   =======
Natural Gas -- United States:
  Production (average daily Mcf)
     Tennessee Gas Contract...................       1,300        3,974    10,599     6,356    16,181
     Spot market and other....................       6,135        9,986    28,168    20,653    32,817
                                                -------------   -------   -------   -------   -------
          Total production....................       7,435       13,960    38,767    27,009    48,998
                                                ==========      =======   =======   =======   =======
  Proved reserves -- end of period (Bcf)......        33.1         73.8     120.2      *        121.5
  Average sales price (per Mcf):
     Tennessee Gas Contract...................     $    --      $  4.46   $  7.59   $  7.36   $  7.80
     Spot market..............................        1.88         1.83      2.03      1.75      2.01
     Average..................................        1.88         3.68      3.55      3.07      3.92
  Average lifting cost (per Mcf)..............         .44          .74       .48       .49       .53
  Depletion (per Mcf).........................        1.06          .95       .78       .82       .85
Natural Gas -- Bolivia:
  Production (average daily Mcf)..............      19,322       19,421    19,232    17,747    19,137
  Proved reserves -- end of period (Bcfe)**...       131.6        120.1     111.9      *         *
  Average sales price (per Mcf)...............     $  3.06      $  1.67   $  1.22   $  1.19   $  1.23
  Average lifting cost (per net equivalent
     Mcf).....................................     $   .09      $   .08   $   .14   $   .23   $   .11
Crude Oil -- Indonesia (sold effective May 1,
  1992):
  Production (average BPD)....................       3,315        2,714        --        --        --
  Average sales price (per Bbl)...............     $ 24.39      $ 18.20        --        --        --
  Average lifting cost (per net equivalent
     Mcf).....................................     $  1.35      $  1.94        --        --        --


- ---------------

 * The Company did not obtain independent reserve reports at March 31, 1993 for any of its oil and gas properties or at March 31, 1994 for its Bolivian properties.


** Bcfe is based on the assumption that 5.8 Mcf of natural gas is equal to one barrel of crude oil.

     Three Months Ended March 31, 1994 Compared to Three Months Ended March 31, 1993. The number of producing wells in South Texas in which the Company has an interest increased to 33 at the end of the 1994 quarter compared to 11 at the end of the 1993 quarter. The resulting increase in the Company's production levels in South Texas, together with higher average sales prices, contributed to the higher revenues. Total lifting costs and depreciation, depletion and amortization also increased in the 1994 quarter due to the higher production levels.

     The 1994 quarter production level, which was higher than the 1993 quarter's, was lower than the 58 MMcf per day produced during the three months ended December 31, 1993. Beginning in February 1994, the common carrier pipeline facilities transporting gas from the Bob West Field were at capacity and the Company's production from the field was curtailed. The curtailment affected only production subject to spot market prices, and the Company continued to produce and transport all of its gas in the Bob West Field subject to the Tennessee Gas Contract. Accordingly, the average realized selling price for the Company's domestic natural gas was $3.92 per Mcf during the 1994 quarter, which compares to $3.07 per Mcf in the 1993 quarter. A new common carrier pipeline began transporting the increased gas production from the Bob West Field in May 1994. The Company believes that there should now be adequate transportation for all of its gas production from the Bob West Field. See "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements regarding litigation involving the Tennessee Gas Contract.


     Tennessee Gas elected not to take gas under the Tennessee Gas Contract on June 1, 1994. Subsequently, Tennessee Gas elected to take gas from June 2, 1994, through the end of the month. Under normal industry practices, elections to take gas are made on a monthly basis. Under the terms of the Tennessee Gas Contract, Tennessee Gas is not required to take gas for any period of a contract year; however, Tennessee Gas has an obligation to pay for gas not taken at the end of each contract year. Tennessee Gas has the right, upon one day's advance notice, to change its elections to take gas. There is no assurance that Tennessee Gas will continue to elect to take gas. The failure to take gas could adversely affect the Company's income and cash flows from operating activities within a contract year, but the Company should recover lost revenues shortly after the end of the contract year under the take-or-pay provisions of the Tennessee Gas Contract. The contract year ends on January 31 of each year.



     Results from the Company's Bolivian operations improved by $.5 million when comparing the 1994 quarter to the 1993 quarter. Under a sales contract with YPFB, the Company's Bolivian natural gas production is sold to YPFB, which in turn sells the natural gas to the Republic of Argentina. The contract between YPFB and the Republic of Argentina has recently been extended for an additional three-year period ending March 31, 1997. The contract extension will maintain approximately the same volumes, but with a small decrease in price. The Company's contract with YPFB, including the pricing provision, is presently subject to renegotiation for up to a three-year period. The Company expects such renegotiation with YPFB to commence in July 1994. As a result of the terms of the contract extension between YPFB and the Republic of Argentina, the Company expects the renegotiation to result in a corresponding small decrease in the contract price. The renegotiation could also result in a reduction of volumes purchased from the Company due to new supply sources anticipated to commence producing near the end of 1994.


     1993 Compared to 1992. Successful development drilling in the Bob West Field in South Texas was the primary contributing factor to this segment's improvement in 1993. The number of producing wells increased to 25 at the end of 1993 compared to 10 at the end of 1992, resulting in a significant increase in natural gas production. The increase in revenues was primarily caused by these higher production levels, partially offset by a slight decline in average sales prices to $3.55 per Mcf in 1993, as compared to $3.68 per Mcf in 1992. Total lifting costs and depreciation, depletion and amortization increased in 1993 due to the higher production volumes; however, the depletion rate decreased due to the 63% increase in proved reserves.

     The Company's Bolivian operations experienced a decline in revenues primarily due to reduced contractual sales prices for the natural gas production.

     The 1992 operating results from the Indonesian operations, which were sold effective May 1, 1992, included a gain from the sale of $5.8 million.

     1992 Compared to 1991. The operating profit decline in this segment during 1992 as compared to 1991 was primarily due to reduced sales prices and production levels of crude oil from the Company's former Indonesian operations, which were sold effective May 1, 1992, and contractually reduced sales prices for the Company's natural gas production in Bolivia, also effective May 1, 1992. These decreases in 1992 were partially offset by the $5.8 million gain from the sales of the Indonesian operations and increased natural gas production and sales prices from the Bob West Field.

  Oil Field Supply and Distribution

                                                                           YEAR ENDED                    THREE MONTHS ENDED
                                                 YEAR ENDED               DECEMBER 31,                       MARCH 31,
                                                SEPTEMBER 30,    ------------------------------    ------------------------------
                                                    1991             1992             1993             1993             1994
                                                -------------    -------------    -------------    -------------    -------------
                                                                              (DOLLARS IN MILLIONS)
Gross operating revenues.......................    $ 134.3          $     93.5       $     80.7       $     19.4       $     18.6
Costs of sales.................................      118.7                82.4             68.4             16.6             15.9
                                                   -------          ----------       ----------       ----------       ----------
  Gross margin.................................       15.6                11.1             12.3              2.8              2.7
Operating expenses and other...................       15.6                15.3             15.5              3.5              3.8
Depreciation and amortization..................         .5                  .5               .4               .1               .1
                                                   -------          ----------       ----------       -----------      ----------
  Operating loss...............................    $   (.5)         $     (4.7)      $     (3.6)      $      (.8)      $     (1.2)
                                                   =======          ==========       ==========       ==========       ==========
Refined product sales (average BPD)............     10,470               8,476            7,368            6,897            7,424

     Three Months Ended March 31, 1994 Compared to Three Months Ended March 31, 1993. Operating expenses and other for the 1994 quarter included a charge of approximately $.9 million for winding up the Company's environmental products marketing operations. The Company is continuing its wholesale marketing of fuels and lubricants.

     1993 Compared to 1992. Revenues and costs of sales in this segment during 1993 decreased when compared to 1992 due to the discontinuance, in the 1992 second quarter, of the operation of a wholesale distribution facility in Oklahoma. In addition, the decrease in crude oil prices during 1993 resulted in a correlative decrease in refined product prices. Notwithstanding such decreases, margins on both refined product and merchandise sales improved in 1993, due to the consolidation of certain of the Company's locations and elimination of marginally profitable locations, including the facility in Oklahoma. Strong competition in an oversupplied market continues to adversely impact this segment. Effective at the 1992 year end, the Company acquired the remaining 50% interest in Tesoro-Leevac Petroleum Company, a joint venture, which allowed the Company to consolidate certain of its marine terminals; however, this acquisition did not have a material impact on the revenues or margins of this segment in 1993.

     1992 Compared to 1991. Revenues from the sales of refined products decreased in 1992 as compared to 1991, primarily as a result of the Company's discontinuance, in the 1992 second quarter, of the operation of the wholesale distribution facility in Oklahoma. In addition, refined product sales prices and margins decreased as a result of a generally weak U.S. economy, continuing overall depressed drilling activity and an oversupply of refined products following the Persian Gulf War. The operating loss of $4.7 million in 1992 was a further deterioration from the operating loss of $.5 million in 1991. This overall decrease was mainly attributable to lower margins on refined product sales.

  General and Administrative Expenses

     There was no significant change in general and administrative expenses in the 1994 quarter compared to the 1993 quarter. General and administrative expenses of $16.7 million in 1993 compare to $25.9 million in 1992 and $17.0 million in 1991. The decrease in 1993 was primarily due to the inclusion in 1992 of expenses for a cost reduction program and other employee terminations in 1992 totaling $9.1 million, of which $1.3 million was charged to the operating segments. There were no significant comparable charges recorded in 1993. The remaining decrease in 1993 was attributable to the effects of the cost reduction program. The increase in 1992 as compared to 1991 was mainly due to expenses for the cost reduction program in 1992.

  Interest and Other Income

     Other income in the 1993 quarter included a $1.4 million gain from the purchase and retirement of $11.25 million principal amount of Subordinated Debentures in January 1993. Since this retirement satisfied the sinking fund requirement due in March 1993, the gain was not reported as an extraordinary item. Interest income of $1.8 million in 1993 compares to $3.2 million in 1992 and $4.2 million in 1991. The decreases in interest income in 1993 and 1992 were due to lower interest rates on less cash available for investment. During 1993 and 1991, the Company had no major asset sales; 1992 included a $5.8 million gain from the sale of the Company's Indonesian operations, partially offset by a $1.8 million loss from the sale of drilling rigs and costs related to the disposition of the Company's remaining oil field tool rental assets. Other income increased in 1993 as compared to 1992 due to the $1.4 million gain from the purchase and retirement of Subordinated Debentures in January 1993.

  Interest Expense

     There was no significant change in interest expense in the 1994 quarter compared to the 1993 quarter. Interest expense of $14.5 million in 1993 compares to $21.1 million in 1992 and $18.8 million in 1991. The decrease in 1993 was mainly due to a reduction of $5.2 million for resolution of outstanding issues with several state taxing authorities.

  Income Taxes

     The increase of $.8 million in the income tax provision during the 1994 quarter as compared to the 1993 quarter was due to federal and state income taxes on the Company's increased taxable earnings. Income taxes of $1.7 million in 1993 compare to $5.4 million in 1992 and $15.1 million in 1991. The decrease in 1993 included a reduction of $3.0 million for resolution of outstanding issues with several state taxing authorities. In addition, foreign income taxes continued to decrease in 1993 and 1992 due to reduced revenues from the Company's Bolivian and former Indonesian operations.

  Three Months Ended December 31, 1991 Compared to the Three Months Ended December 31, 1990

     The Statements of Consolidated Operations and Statements of Consolidated Cash Flows for the three months ended December 31, 1991 are presented in the Consolidated Financial Statements. For discussion purposes, results for the three months ended December 31, 1991 are compared to the unaudited three-month period ended December 31, 1990, as set forth in Note C of Notes to Consolidated Financial Statements.

     The net loss of $.4 million for the three months ended December 31, 1991 (the "1991 quarter") represented a decrease of $5.3 million from the net earnings of $4.9 million recorded during the three months ended December 31, 1990 (the "1990 quarter"). Total revenues of $243.9 million for the 1991 quarter decreased $92.3 million from the 1990 quarter, largely due to lower sales prices for refined products. The 1990 quarter had been impacted by escalating refined product and crude oil prices during the conflict in the Persian Gulf. During the 1991 quarter, the Company's exploration and production operations in Indonesia realized lower sales prices on reduced crude oil production as compared to the 1990 quarter. Also contributing to the decrease in total revenues in the 1991 quarter was reduced interest income resulting from lower interest rates on less cash available for investment. Partially offsetting these decreases in the 1991 quarter were revenues from the Company's convenience store operations in Alaska and other income resulting from settlement of a matter in litigation. Costs of sales and operating expenses decreased $83.4 million in the 1991 quarter as compared to the 1990 quarter, due primarily to the lower prices of crude oil and refined products, partially offset by costs from the Company's convenience store operations.

     The refining and marketing segment's operating profit of $1.7 million in the 1991 quarter was a decrease of $.8 million from the $2.5 million operating profit recorded in the 1990 quarter. The decrease was primarily due to lower sales prices for residual fuel oil, which continued to be adversely impacted by the weak markets for this product.

     The exploration and production segment's operating profit of $7.4 million in the 1991 quarter decreased $8.2 million from the $15.6 million operating profit recorded in the 1990 quarter. The decrease was mainly due to lower crude oil sales prices on reduced production volumes from the Company's Indonesian operations. The Company's Indonesian crude oil production decreased by 1,435 BPD, with an average sales price of $20.57 per Bbl during the 1991 quarter as compared to $29.39 per Bbl during the 1990 quarter. The Company's operations in Bolivia also experienced lower natural gas sales prices on reduced production volumes in the 1991 quarter. Natural gas production from the Company's Bolivian operations decreased by 487 Mcf per day, with an average sales price of $2.42 per Mcf during the 1991 quarter, as compared to $2.92 per Mcf in the 1990 quarter. The Company's natural gas production in the Bob West Field increased during the 1991 quarter; however, revenues from this production were substantially offset by increased depreciation and depletion, insurance costs and legal fees associated with these operations.

     The oil field supply and distribution segment's operating loss of $1.2 million in the 1991 quarter was a decrease of $2.8 million from the $1.6 million operating profit recorded in the 1990 quarter. This decrease in operating results was primarily attributable to lower margins on refined product sales caused by the decline in drilling rig activity in the United States. The 1990 quarter included the effect of increased demand experienced during the Persian Gulf conflict.

     General and administrative expenses of $2.8 million for the 1991 quarter decreased by $1.2 million from the 1990 quarter, primarily due to an insurance reimbursement during the 1991 quarter for certain costs incurred in defense of litigation in prior years. Depreciation, depletion and amortization expense of $4.2 million in the 1991 quarter increased by $1.2 million from the 1990 quarter, due mainly to exploration and production activities in the Bob West Field. The income tax provision of $3.0 million in the 1991 quarter decreased by $3.8 million from the 1990 quarter, primarily due to lower foreign taxes resulting from reduced revenues from the Company's operations in Indonesia.

CAPITAL RESOURCES AND LIQUIDITY

     During the first quarter of 1994, the Company continued to achieve significant improvement in profitability, resulting primarily from (i) strong gross margins on the sales of refined products, (ii) the Company's recently implemented market-driven operating strategy to better align Refinery production with refined product demand in the Alaskan market and minimize the output of lower value residual fuel oil and (iii) higher natural gas production resulting from continuing success in developing the Bob West Field. The Company's liquidity and capital resources have been significantly enhanced as a result of the Company's improvement in profitability, together with the completion of the Recapitalization in February 1994 and the finalization of the Company's Revolving Credit Facility during April 1994.

     Significant components of the Recapitalization were as follows:

     - Subordinated Debentures in the principal amount of $44.1 million were tendered in exchange for a like principal amount of new Exchange Notes, which satisfied the 1994 sinking fund requirements and, except for $.9 million, will satisfy sinking fund requirements for the Subordinated Debentures through 1997. The Exchange Notes bear interest at 13% per annum, are scheduled to mature on December 1, 2000 and have no sinking fund requirements.


     - The 1,319,563 outstanding shares of $2.16 Preferred Stock, together with accrued and unpaid dividends of $9.5 million at February 9, 1994, were reclassified into 6,465,859 shares of Common Stock. The Company also agreed to issue up to 131,956 shares of Common Stock on behalf of the holders of $2.16 Preferred Stock and to pay $500,000 for certain of their legal fees and expenses in connection with the settlement of litigation related to the reclassification. The court awarded $500,000 and 73,913 shares of Common Stock for such legal fees and expenses, and 1,127 shares to counsel retained by a party objecting to the settlement, with the remaining 56,916 shares to be issued to the former holders of $2.16 Preferred Stock. The shares awarded to counsel for the holders of $2.16 Preferred Stock have been issued; the shares to be issued to the former holders of $2.16 Preferred Stock and to counsel for the objecting party will be issued upon the court's orders becoming final and nonappealable. See "Legal Proceedings -- Recapitalization Matters."

     - The Company and MetLife Louisiana, the holder of all the Company's outstanding $2.20 Preferred Stock, entered into an agreement (the "Amended MetLife Memorandum") with regard to such preferred shares pursuant to which MetLife Louisiana agreed to waive all existing mandatory redemption requirements, to consider all accrued and unpaid dividends thereon through February 9, 1994 (aggregating approximately $21.2 million) to have been paid, to allow the Company to pay future dividends in Common Stock in lieu of cash, to waive or refrain from exercising certain other rights of the $2.20 Preferred Stock and to grant to the Company the MetLife Louisiana Option (pursuant to which the Company has the option to purchase, until February 9, 1997, all shares of the $2.20 Preferred Stock and Common Stock held by MetLife Louisiana), all in consideration for, among other things, the issuance by the Company to MetLife Louisiana of 1,900,075 shares of Common Stock. Such additional shares are also subject to the MetLife Louisiana Option. Until June 30, 1994, the option price is approximately $53.0 million, after giving effect to a reduction in the option price for the cash dividend paid on the $2.20 Preferred Stock in May 1994. The unexercised option price will be increased by 3% on the last day of each calendar quarter until December 31, 1995, and by 3 1/2% on the last day of each quarter thereafter, and will be reduced by cash dividends paid on the $2.20 Preferred Stock after February 9, 1994. The Company will be required to pay dividends (in either cash or Common Stock) when due on the $2.20 Preferred Stock in order for the MetLife Louisiana Option to remain outstanding. In addition, the MetLife Louisiana Option is subject to certain minimum exercise requirements to remain outstanding beyond one year and two years; however, even if the net proceeds of the Offering are not sufficient to exercise the MetLife Louisiana Option in full, such net proceeds will be sufficient to satisfy all of the minimum exercise requirements.

     For further information regarding the pro forma effects of the Recapitalization, see "Capitalization," "Pro Forma Condensed Consolidated Financial Data" and Note B of Notes to Consolidated Financial Statements.

  Proposed Pipeline Rate Increase

     The Company transports its crude oil and a substantial portion of its refined products utilizing KPL's pipeline and marine terminal facilities in Kenai, Alaska. In March 1994, KPL filed a revised tariff with the FERC for dock loading services, which would have increased the Company's annual cost of transporting products through KPL's facilities from $1.2 million to $11.2 million, or an increase of $10 million per year. Following the FERC's rejection of KPL's tariff and the commencement of negotiations for the purchase by the Company of the dock facilities, KPL filed a temporary tariff that would increase the Company's annual cost by approximately $1.5 million. The negotiations between the Company and KPL are continuing. The Company believes that the ultimate resolution of this matter will not have a material adverse effect upon the financial condition or results of operations of the Company.

  Credit Arrangements

     During April 1994, the Company entered into a new three-year $125 million corporate revolving credit facility ("Revolving Credit Facility") with a consortium of ten banks. The Revolving Credit Facility, which is subject to a borrowing base, provides for (i) the issuance of letters of credit up to the full amount of the borrowing base as calculated, but not to exceed $125 million and (ii) cash borrowings up to the amount of the borrowing base attributable to domestic oil and gas reserves. Outstanding obligations under the Revolving Credit Facility are secured by liens on substantially all of the Company's trade accounts receivable and product inventory and mortgages on the Refinery and the Company's South Texas natural gas reserves.


     Letters of credit available under the Revolving Credit Facility are limited to a borrowing base calculation. As of June 10, 1994, the latest date on which a borrowing base calculation was made, the borrowing base, which is comprised of eligible accounts receivable, inventory and domestic oil and gas reserves, was approximately $95 million. As of June 10, 1994, the Company had outstanding letters of credit under the new facility of $39 million, with a remaining unused availability of $56 million. Cash borrowings are limited to the amount of the oil and gas reserve component of the borrowing base, which has initially been determined to be approximately $32 million. Cash borrowings under the Revolving Credit Facility will reduce the availability of letters of credit on a dollar-for-dollar basis; however, letter of credit issuances will not reduce cash borrowing availability unless the aggregate dollar amount of outstanding letters of credit exceeds the sum of the accounts receivable and inventory components of the borrowing base. The terms of the Revolving Credit Facility include standard and customary restrictions and covenants. For information concerning such restrictions and covenants, see Note I of Notes to Consolidated Financial Statements.

     The Revolving Credit Facility replaced certain interim financing arrangements that the Company had been using since the termination of its prior letter of credit facility in October 1993. The interim financing arrangements that were cancelled in conjunction with the completion of the new Revolving Credit Facility included a $30 million reducing revolving credit facility and a waiver and substitution of collateral agreement with the State. In addition, the completion of the Revolving Credit Facility provides the Company significant flexibility in the investment of excess cash balances, as the Company is no longer required to maintain minimum cash balances or to cash secure letters of credit.

     During May 1994, the National Bank of Alaska and the Alaska Industrial Development & Export Authority agreed to provide a loan to the Company of up to $15 million of the $24 million cost of the vacuum unit for the Refinery (the "Vacuum Unit Loan"). The Vacuum Unit Loan will mature on January 1, 2002, will require 28 equal quarterly payments beginning April 1, 1995 and will bear interest at the unsecured 90-day commercial paper rate, adjusted quarterly, plus 2.6% per annum for two-thirds of the amount borrowed and at the National Bank of Alaska floating prime rate plus 1/4 of 1% per annum for the remainder. The Vacuum Unit Loan is secured by a first lien on the Refinery.

  Debt and Other Obligations

     The Company's funded debt obligations as of December 31, 1993 included approximately $108.8 million principal amount of Subordinated Debentures, which bear interest at 12 3/4% per annum and require sinking fund payments sufficient to annually retire $11.25 million principal amount of Subordinated Debentures. As part of the Recapitalization, $44.1 million principal amount of Subordinated Debentures was tendered in exchange for a like principal amount of Exchange Notes. Such exchange satisfied the 1994 sinking fund requirement and, except for $.9 million, will satisfy sinking fund requirements for the Subordinated Debentures through 1997. The indenture governing the Subordinated Debentures contains certain covenants, including a restriction which prevents the current payment of cash dividends on Common Stock and currently limits the Company's ability to purchase or redeem any shares of its capital stock. The Exchange Notes bear interest at 13% per annum, mature on December 1, 2000 and have no sinking fund requirements. The limitation on dividend payments included in the indenture governing the Exchange Notes is less restrictive than the limitation imposed by the Subordinated Debentures. For further information on restrictions on dividends, see Note I of Notes to Consolidated Financial Statements. The Subordinated Debentures and Exchange Notes are redeemable at the option of the Company at 100% of principal amount, plus accrued interest. The Company is monitoring the feasibility of a debt offering that would reduce fixed charges by refinancing all or a substantial portion of such indebtedness at lower interest rates. The Company is not undertaking such a debt offering at this time because it considers the current interest rate environment unattractive; however, if interest rate levels decline, the Company may decide to proceed with such an offering. There can be no assurance whether or when such an offering would occur.

     If the Subordinated Debentures and the Exchange Notes are redeemed prior to their respective maturities, the Company will be required to recognize a noncash extraordinary charge to earnings equal to the portion of the original issue discount on the Subordinated Debentures and the debt issuance costs of both the Subordinated Debentures and the Exchange Notes that remains unamortized at the date of redemption (aggregating approximately $8.5 million at March 31, 1994).

     Under an agreement reached in 1993 which settled a contractual dispute with the State, the Company paid the State $10.3 million in January 1993 and is obligated to make variable monthly payments to the State through December 2001 based on a per barrel charge on the volume of feedstock processed at the Refinery that is currently 16 cents and increases to 33 cents. In 1993, the Company's variable payments to the State totaled $2.6 million. In January 2002, the Company is obligated to pay the State $60 million; provided, however, that such payment may be deferred indefinitely by continuing the variable monthly payments to the State beginning at 34 cents per barrel for 2002 and increasing one cent per barrel annually thereafter.

  Capital Expenditures

     The Company has under consideration total capital expenditures ranging from approximately $65 million to $80 million in 1994. Proposed capital expenditures for 1994 include approximately $29 million for the continued development of the Bob West Field, which could be increased by $10 million to $15 million based on additional development drilling proposed by the operators. In addition, the proposed capital expenditures for 1994 include $32 million for the refining and marketing operations, of which $24 million is associated with the installation of a vacuum unit at the Refinery to allow the Company to further upgrade residual fuel oil production into higher-valued products. The Revolving Credit Facility and the Vacuum Unit Loan, along with other available funds, are expected to provide sufficient capital to meet the Company's capital expenditure requirements during 1994.

  Cash Flows From Operating, Investing and Financing Activities

     During the three months ended March 31, 1994, cash and cash equivalents increased by $12.8 million and short-term investments decreased by $6.0 million. At March 31, 1994, the Company's cash totaled $49.4 million, which included $26.6 million as collateral for outstanding letters of credit. Subsequent to March 31, 1994, these interim cash-backed letter of credit arrangements were replaced by the Revolving Credit Facility (see Note I of Notes to Consolidated Financial Statements). Working capital amounted to $110.3 million at March 31, 1994. Net cash from operating activities of $30.3 million during the three months ended March 31, 1994, compared to $14.4 million for the 1993 quarter, was primarily due to net earnings adjusted for certain noncash charges and reduced working capital requirements. The 1993 quarter included a payment of $10.8 million to the State in connection with the settlement of a contractual dispute. Net cash used in investing activities of $10.2 million during the three months ended March 31, 1994 included capital expenditures of $18.5 million, partially offset by cash proceeds of $2.0 million from the sale of the Company's Valdez, Alaska terminal and the sale of $6.0 million in short-term investments. Capital expenditures for the three months ended March 31, 1994 included $11.7 million for exploration and production activities in the Bob West Field, where an additional six natural gas development wells were completed during this period. The refining and marketing segment's capital expenditures totaled $6.1 million for the three months ended March 31, 1994, primarily for initial installation costs for the vacuum unit and completion of the deisobutanizer unit. Net cash used in financing activities of $7.3 million during the three months ended March 31, 1994 included the repayment of net borrowings of $5.0 million under the reducing revolving credit facility, which was replaced by the Revolving Credit Facility (see Note I of Notes to Consolidated Financial Statements).

     During 1993, cash and cash equivalents decreased by $10.3 million and short-term investments decreased by $14.1 million. At December 31, 1993, the Company's cash and short-term investments totaled $42.5 million, which included restricted funds of $25.4 million as collateral for outstanding letters of credit. Working capital amounted to $124.5 million at December 31, 1993. Net cash from operating activities of $19.5 million in 1993 was primarily due to net earnings adjusted for certain noncash charges, partially offset by payments totaling $12.9 million to the State under the settlement agreement entered into in January 1993 and increased working capital requirements. Net cash used in investing activities of $23.5 million during 1993 included capital expenditures of $37.5 million, mainly for exploration and development activities in the Bob West Field. During 1993, the Company completed the expansion of a gas processing facility and pipeline and drilled 15 development gas wells in this field. In addition, the Company participated in drilling four exploratory wells and one development well outside of the Bob West Field in 1993. These uses of cash in investing activities were partially offset by the net decrease of $14.1 million in short-term investments. Net cash used in financing activities of $6.3 million in 1993 included the repurchase of $11.25 million principal amount of Subordinated Debentures for $9.7 million in cash, partially offset by borrowings of $5.0 million under the reducing revolving credit facility, which has since been replaced. The Company did not pay dividends on preferred stocks in 1993, which resulted in cumulative dividend arrearages of $28.7 million at December 31, 1993. Such dividend arrearages have since been satisfied by consummation of the Recapitalization. As a result of the Recapitalization, annual preferred stock dividend requirements have been reduced to $6.3 million; such dividend requirements will be eliminated if the MetLife Louisiana Option is exercised in full.

     During 1992, cash and cash equivalents decreased by $14.2 million and short-term investments increased by $20.0 million. Cash flows from operating activities of $11.4 million included a net loss, offset by certain significant noncash charges, including the cumulative effect of accounting changes, depreciation, depletion and amortization and the settlement with the State, and by reduced working capital requirements. Net cash used in investing activities of $21.1 million in 1992 was mainly due to capital expenditures of $15.4 million, primarily for continued exploration and development activities in the Bob West Field and capital improvements in Alaska, and to the purchase of short-term investments of $24.0 million. During 1992, the Company began investing in short-term debt securities with original maturities in excess of 90 days. These investments are classified as short-term investments on the Consolidated Balance Sheets. Partially offsetting cash used in investing activities in 1992 were net proceeds of $12.9 million from sales of assets. During 1992, the Company received, before expenses, $6.8 million for the sale of the Company's Indonesian operations, $3.3 million for the sale of the corporate aircraft and related assets and $2.1 million for the sale of certain exploration and production properties outside of the Bob West Field. Cash flows used in financing activities of $4.5 million in 1992 included the repayment of $6.5 million of long-term debt, primarily related to borrowings under a secured financing agreement for development of natural gas reserves in the Bob West Field. This financing arrangement, under which the Company borrowed $2.0 million in 1992, was terminated by the Company in December 1992. The Company deferred payments of dividends on preferred stocks in 1992.

     During 1991, cash and cash equivalents decreased $16.1 million. Cash flows from operating activities of $17.9 million included net earnings of $3.9 million, partially offset by a $5.2 million payment to the Department of Energy. Net cash used in investing activities of $24.7 million in 1991 was primarily comprised of capital expenditures for exploration and development activities in the Bob West Field and capital improvements in Alaska. Cash flows used in financing activities of $9.3 million in 1991 were primarily for dividend payments on preferred stocks for three and one-half quarters, which totaled $8.0 million.

     For further information concerning actions recently taken by Tennessee Gas under the Tennessee Gas Contract and the potential effect thereof on the Company's income and cash flows from operating activities, see "-- Results of Operations -- Exploration and Production -- Three Months Ended March 31, 1994 Compared to Three Months Ended March 31, 1993."

LITIGATION

     The Company is subject to certain commitments and contingencies, including a contingency relating to a natural gas sales contract dispute with Tennessee Gas. The Company is selling a portion of the gas from its Bob West Field to Tennessee Gas under a Gas Purchase and Sales Agreement which provides that the price of gas shall be the maximum price as calculated in accordance with Section 102(b)(2) (the "Contract Price") of the Natural Gas Policy Act of 1978 (the "NGPA").

     Tennessee Gas filed suit against the Company alleging that the gas contract is not applicable to the Company's properties and that the gas sales price should be the price calculated under the provisions of Section 101 of the NGPA rather than the Contract Price. During March 1994, the Contract Price was $7.84 per Mcf, the Section 101 price was $4.58 per Mcf and the average spot market price was $2.09 per Mcf. Tennessee Gas also claimed that the contract should be considered an "output contract" under Section 2.306 of the Texas Business and Commerce Code and that the increases in volumes tendered under the contract exceeded those allowable for an output contract. The Company continues to receive payment from Tennessee Gas based on the Contract Price for all volumes that are subject to the contract under the Company's interpretation.

     The District Court trial judge returned a verdict in favor of the Company on all issues. On appeal by Tennessee Gas, the Court of Appeals affirmed the validity of the Tennessee Gas Contract as to the Company's properties and held that the price payable by Tennessee Gas for the gas was the Contract Price. The Court of

Appeals remanded the case to the trial court based on its determination (i) that the Tennessee Gas Contract was an output contract and (ii) that a fact issue existed as to whether the increases in the volumes of gas tendered to Tennessee Gas under the contract were made in bad faith or were unreasonably disproportionate to prior tenders. The Company is seeking review of the appellate court ruling on the output contract issue in the Supreme Court of Texas. Tennessee Gas is seeking review of the appellate court ruling denying the remaining Tennessee Gas claims in the Supreme Court of Texas.

     Although the outcome of any litigation is uncertain, management, based upon advice from outside legal counsel, is confident that the decision of the trial and appellate courts will ultimately be upheld as to the validity of the Tennessee Gas Contract and the Contract Price. Therefore, if the Supreme Court of Texas does not grant the Company's petition for writ of error and affirms the appellate court ruling, the Company believes that the only issue for trial should be whether the increases in the volumes of gas tendered to Tennessee Gas from the Company's properties were made in bad faith or were unreasonably disproportionate. The appellate court decision was the first reported decision in Texas holding that a take-or-pay contract was an output contract. As a result, it is not clear what standard the trial court would be required to apply in determining whether the increases were in bad faith or unreasonably disproportionate. The appellate court acknowledged in its opinion that the standards used in evaluating other kinds of output contracts would not be appropriate in this context. The Company believes that the appropriate standard would be whether the development of the field was undertaken in a manner that a prudent operator would have undertaken in the absence of an above-market sales price. Under that standard, the Company believes that, if this issue is tried, the development of its gas properties and the resulting increases in volumes tendered to Tennessee Gas will be found to have been reasonable and in good faith. Accordingly, the Company has recognized revenues, net of production taxes and marketing charges, for natural gas sales through March 31, 1994, under the Tennessee Gas Contract based on the Contract Price, which net revenues aggregated $21.1 million more than the Section 101 prices and $38.9 million in excess of the spot market prices. If Tennessee Gas ultimately prevails in this litigation, the Company could be required to return to Tennessee Gas the difference between the spot market price for gas and the Contract Price, plus interest, if awarded by the court. In addition, the present value of estimated future net revenues on a pre-tax basis from the Company's proved domestic reserves has been calculated based in part on the price being paid by Tennessee Gas at the date of determination. At March 31, 1994, such present value was $171.0 million. If calculated using March 31, 1994 spot market prices instead of the Contract Price, such present value would have been $92.0 million.


     On June 7, 1994, Tennessee Gas filed a motion with the court requesting that the court permit Tennessee Gas to pay the difference between the Contract Price and the spot market price into the registry of the court on a monthly basis in lieu of paying the Company the Contract Price or, in the alternative, that the court require the Company to post a bond to secure any amount which the Company might owe Tennessee Gas if Tennessee Gas were to ultimately prevail in the litigation. The Company believes that Tennessee Gas is not entitled to avoid paying the Contract Price by such monthly payments but that Tennessee Gas may be able to cease making payments above spot market prices pending the ultimate outcome of the litigation if it posts a satisfactory bond. The Company does not believe that the court will require the Company to post a bond. If the court were to permit Tennessee Gas to reduce its payments to the Company to spot market prices pending resolution of the litigation, the Company's cash flow would be substantially reduced. The Company believes that at present spot market prices the Company would be able to fund its capital expenditure program and comply with its financial covenants under the Revolving Credit Facility if the court were to grant the request of Tennessee Gas.



     An adverse judgment in this case could have a material adverse effect on the Company. See "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.


ENVIRONMENTAL

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties. Although the level of future expenditures for environmental purposes, including cleanup obligations, is impossible to determine with any degree of probability, it is management's opinion that, based on current knowledge and the extent of such expenditures to date, the ultimate aggregate cost of environmental remediation will not have a material adverse effect on the Company's financial condition. At March 31, 1994, the Company's accrual for environmental liabilities was $6.0 million. See "Legal Proceedings."

IMPACT OF CHANGING PRICES

     The Company's operating results and cash flows are sensitive to the volatile changes in energy prices. Major shifts in the cost of crude oil and the price of refined products can result in a change in gross margin from the refining and marketing operations, as prices received for refined products may or may not keep pace with changes in crude costs. These energy prices, together with volume levels, also determine the carrying value of crude oil and refined product inventory.

     Likewise, major changes in natural gas prices impact revenues and the present value of estimated future net revenues from the Company's exploration and production operations. The carrying value of oil and gas assets may also be subject to noncash write-downs based on changes in natural gas prices and other determining factors. See "Investment Considerations -- Uncertainty in Estimating Oil and Gas Reserves."

                                    BUSINESS

GENERAL

     The Company is an independent energy company engaged in refining and marketing, primarily in Alaska, and in the exploration for and production of natural gas and crude oil in South Texas and Bolivia. The Company also markets lubricants, fuels and specialty petroleum products on a wholesale basis. For financial information relating to industry segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note N of Notes to Consolidated Financial Statements.

REFINING AND MARKETING

  Refining and Marketing Activities

     Industry Overview/Competition. The refining and marketing businesses are highly competitive, with price being the principal factor in competition. In the refining market, the Company competes primarily with three other refineries in Alaska and, to a lesser extent, refineries on the West Coast. Given the Refinery's proximity to the Alaskan market, the Company believes it enjoys a cost advantage in that market versus refineries on the West Coast. However, there is no assurance that the Company's cost advantage can be maintained. The Company's refining competition in Alaska consists of a refinery situated near Fairbanks owned by MAPCO, Inc. and two refineries situated near Valdez and Fairbanks, respectively, owned by Petro Star Inc. The Company estimates that such other refineries have a combined capacity to process approximately 156,000 BPD of crude oil. ANS crude oil is the only feedstock used in these competing refineries. After processing the crude oil and removing the lighter-end products, which represent approximately 30% of each barrel processed, these refiners are permitted, because of their direct connection to the TAPS, to return the remainder of the residual products back into the pipeline system as "return oil" in consideration for a fee, thereby eliminating their need to market residual products. The Refinery is not directly connected to the TAPS, and the Company, therefore, cannot return its residual products to the TAPS. In general, the competing refineries in Alaska do not have the same downstream capabilities that the Company currently possesses. Management of the Company estimates that the Company has the capacity to produce approximately twice the volume of light products per barrel of ANS crude oil that any of the competing refineries is currently able to produce.

     The Company's marketing business in Alaska is segmented by product line. The Company believes it is the largest producer and distributor of gasoline in Alaska, with the largest network of branded and unbranded dealers and jobbers. The Company is the principal supplier for two major oil companies through product exchange agreements, whereby gasoline in Alaska is provided in exchange for gasoline delivered to the Company on the West Coast. Jet fuel sales are concentrated in Anchorage, where the Company is one of two principal suppliers to, and the only supplier with a direct pipeline into, the Anchorage International Airport, which is a major hub for air cargo traffic to the Far East. Diesel fuel is sold primarily on a wholesale basis.

     The Company's West Coast marketing business is primarily a distribution business selling to independent dealers and jobbers outside major urban areas. The Company competes against independent marketing companies and, to a lesser extent, integrated oil companies when engaging in these marketing operations.

     The Kenai Refinery. The Company's Refinery is strategically located in Kenai, Alaska, approximately 90 miles southwest of Anchorage, Alaska, where it has access to multiple sources of crude oil. The original crude oil distillation unit was built by Tesoro in 1969 with a capacity of 17,500 BPD. The crude unit was originally designed to process Cook Inlet crude oil, as the Alaskan North Slope had not yet been developed. During the 1970s and 1980s, the crude unit was updated and expanded to its current capacity of 72,000 BPD. These expansions enabled the Company to process 100% ANS crude oil. In addition, the Company has, over time, added numerous downstream processing units, including a hydrocracker, a deisobutanizer ("DIB") unit, a reformer, a Partial Recycle Isomerization Process ("PRIP") unit, and during 1994 will add automated process controls. The Company has received permits and has begun construction on a new vacuum unit, which is expected to begin operating in January 1995.

     Crude Oil Supply. The Refinery is designed to process crude oil with up to 1.0% sulphur content. As such, the Refinery can process Cook Inlet, ANS and certain foreign crude oils.

          ANS Crude Oil. ANS crude oil is a heavy crude oil which contains an average of 1.0% sulphur. In 1993, approximately 72% (35,600 BPD) of the Refinery's feedstock was ANS crude oil, of which approximately 24,300 BPD was purchased under a royalty crude oil purchase contract with the State, which is scheduled to expire at the end of 1994. The Company and the State have agreed in principle to extend the contract through 1995. During 1994, this contract requires the Company to purchase approximately 27,500 BPD of ANS crude oil. The agreement in principle between the Company and the State would require the Company to purchase approximately 40,000 BPD during 1995. The Company does not currently anticipate increasing the percentage of ANS crude oil utilized as feedstock at the Refinery. Under its agreement in principle with the State, the Company has the right to sell or to exchange up to 20% of the ANS crude oil to be purchased from the State during 1995. The Company's additional ANS crude feedstock supply is currently purchased pursuant to a short-term contract.

          Cook Inlet Crude Oil. Cook Inlet crude oil, a lighter crude oil that contains an average of .1% sulphur, accounted for approximately 22% of the Refinery's feedstock supply in 1993. The Company obtains Cook Inlet crude from several producers on the Kenai Peninsula under short-term contracts.

          Other Supply. In 1993, the Refinery obtained approximately 6% of its feedstock supply from other sources. This feedstock supply was primarily heavy atmospheric gas oil ("HAGO") and was purchased from a local competitor's refineries and from a West Coast refinery under short-term contracts. HAGO is a refinery byproduct which generates various light refined products with no residual fuel oil.


     Transportation of Crude Oil Supply. The ANS crude oil is transported by the TAPS from the North Slope to Valdez, Alaska. From Valdez, the Company charters an American flag vessel, the Overseas Washington, under an agreement expiring in October 1994, to transport ANS crude oil from the TAPS terminal at Valdez, Alaska to the Refinery. The Company has recently completed negotiations for a replacement vessel which will commence transporting ANS crude oil from the TAPS terminal at Valdez to the Refinery beginning in November 1994. A central gathering system collects Cook Inlet crude oil for pipeline transport to the Refinery.


     Alaskan Refinery Products and Marketing. The Company is a major supplier of petroleum products within Alaska, the primary marketplace for the Company's refined products. In 1993, Refinery production was approximately 25% jet fuel, 25% gasoline, 14% other distillates, including diesel fuel, and 36% residual fuel oil. The Company has implemented a market-driven strategy which has resulted in significant changes in the operation of the Refinery, including: (i) a reduction in Refinery throughput from approximately 61,000 BPD in 1992 to approximately 50,000 BPD in 1993 to better align Refinery production with refined product demand in the Alaskan market and (ii) a reduction in the percentage of Refinery feedstocks represented by heavier ANS crude oil, which resulted in the reduction in the percentage of residual fuel oil produced. In addition, the Company focused on the marketing of residual fuel oil primarily as a feedstock for West Coast refineries. Changes in the Company's sales prices to such refineries can be linked to changes in crude oil prices, unlike the more volatile Far Eastern bunker fuel markets where the Company had primarily marketed its residual fuel oil in the past.

     The following table sets forth the Refinery throughput, the sales volume of the Company's various products and the composition and pricing of Company-produced versus purchased product for the fiscal years ended September 30, 1991, December 31, 1992 and December 31, 1993 and the three-month periods ended March 31, 1993 and March 31, 1994.


                                              YEAR          YEAR ENDED             THREE MONTHS
                                             ENDED          DECEMBER 31,           ENDED MARCH 31,
                                          SEPTEMBER 30,  -------------------     -------------------
                                             1991         1992        1993        1993         1994
                                            -------      -------     -------     -------      -------
Refinery throughput (BPD)................    68,192      61,425      49,753      52,911      45,320
Sales of Refinery production:
  Sales (per Bbl)........................   $ 24.40     $ 21.30     $ 21.91     $ 20.98     $ 18.46
  Margin (per Bbl).......................   $  2.77     $  1.18     $  4.19     $  2.94     $  4.24
  Volume (average BPD)...................    66,837      62,218      49,425      57,332      46,236
Sales of products purchased for resale:
  Sales (per Bbl)........................   $ 31.48     $ 27.58     $ 27.50     $ 26.43     $ 24.12
  Margin (per Bbl).......................   $   .37     $  1.09     $  1.35     $   .88     $  2.62
  Volume (average BPD)...................    23,318      25,222      19,340      22,643      19,582
Sales volumes (average BPD):
  Gasoline...............................    25,883      25,196      22,466      25,907      22,570
  Jet fuel...............................    15,055      19,060      11,305      12,618      10,678
  Diesel fuel and other distillates......    20,488      19,253      18,049      20,584      16,124
  Residual fuel oil......................    28,729      23,931      16,945      20,866      16,446
                                            -------     -------     -------     -------     -------
          Total..........................    90,155      87,440      68,765      79,975      65,818
                                            =======     =======     =======     =======     =======
Sales price (per Bbl):
  Gasoline...............................   $ 30.69     $ 28.89     $ 27.64     $ 25.51     $ 23.92
  Jet fuel...............................     35.15       27.76       28.10       28.70       25.43
  Diesel fuel and other distillates......     29.78       25.78       26.95       26.19       23.53
  Residual fuel oil......................     15.15       11.60       11.19       11.46        8.22

     Gasoline. In 1993, the Company distributed approximately 89% of the gasoline produced at the Refinery to end users in Alaska, by retail sales through 33 of its 7-Eleven convenience stores and two other locations, by wholesale sales through 68 branded and 25 unbranded dealers and jobbers and by deliveries to two major oil companies for their retail operations in Alaska in exchange for gasoline delivered to the Company in the West Coast market. During 1993, the production of gasoline by all refineries in Alaska, including the Company's, exceeded the market demand. As a result, the remaining approximately 11% of the Refinery's 1993 gasoline production was transported to West Coast markets. These export sales are generally made during the winter months when the demand for gasoline in Alaska is lowest.

     Jet Fuel. The Company is a major supplier of commercial jet fuel into the Alaskan marketplace, with all of its production being marketed in Alaska to passenger and cargo airlines. The demand for jet fuel in Alaska currently exceeds the production of the refiners in Alaska, and several marketers, including the Company, import jet fuel into Alaska to meet excess demand.

     Diesel Fuel and Other Distillates. Substantially all of the Company's diesel fuel and other distillate production is sold on a wholesale basis in Alaska and resold primarily for marine and industrial purposes. Approximately 5% of the Company's diesel fuel production in 1993 was sold for on-highway use. Generally, the production of diesel fuel in Alaska is in balance with demand; however, because of the high variability of the demand, there are occasions when diesel fuel is imported into or exported from Alaska.

     Residual Fuel Oil. Due to the Refinery's configuration, a product of the Company's refining process is residual fuel oil. Since there is no significant demand for residual fuel oil in Alaska, substantially all of the Company's residual fuel oil production is exported from Alaska. During 1993, pursuant to its new marketing strategy, the Company commenced selling and transporting a substantial volume of its residual fuel oil to the

West Coast, where it is generally used as a refinery feedstock. Prior to 1993, the Company's primary market for the residual fuel oil was the Far Eastern bunker fuel markets. Marketing the residual fuel oil as a feedstock has, to a significant degree, reduced the Company's exposure to the pricing volatility that exists in the Far Eastern bunker fuel markets. In addition, the Refinery's reduced throughput and reduction of ANS crude oil as a percentage of total feedstock has caused residual fuel oil output to decrease from approximately 23,400 BPD in 1992 to approximately 17,600 BPD during 1993. The installation of the vacuum unit is expected to further reduce the production of residual fuel oil significantly and improve the Company's overall product mix.

     West Coast Marketing. In support of the Refinery, the Company conducts domestic wholesale marketing operations, primarily in California, Oregon and Washington. During 1993, these operations sold approximately 27,800 BPD of refined products, of which approximately 30% was received from major oil companies in exchange for products from the Refinery, approximately 5% was received directly from the Refinery and the balance was purchased from other suppliers. The Company sells these refined products in the bulk market and through 25 terminal locations, of which four are owned by the Company.

     Refined Product Transportation. The Company operates a ten-inch diameter common carrier petroleum pipeline from the Refinery to its terminal in Anchorage. The pipeline allows the Company to transport light products to the terminal throughout the year, regardless of weather conditions. During 1993, the pipeline transported an average of approximately 22,300 BPD of petroleum products, all of which were transported for the Company. The pipeline has a capacity of 40,000 BPD. From the Company's Anchorage terminal, light petroleum products are distributed by contracted jobbers to 33 of the Company's 7-Eleven stores and two other locations, 68 branded and 25 unbranded dealers and two major oil companies. The Company also has a charter for an American flag vessel, the Baltimore Trader, under an agreement expiring in July 1994 with a six-month renewal option remaining. The Baltimore Trader is used primarily to transport residual fuel oil to California and occasionally to transport feedstocks to the Refinery. With the installation of the vacuum unit at the Refinery and the resultant further decrease in residual fuel oil production, the Company anticipates that the vessel replacing the Overseas Washington will also be able to meet the Company's residual fuel oil transportation needs after the Baltimore Trader charter expires. See "--Transportation of Crude Oil Supply." From time to time, the Company also charters tankers and ocean-going barges to transport petroleum products to its customers within Alaska, on the West Coast and in the Far East.

     For further information on transportation in Alaska, see "Government Regulation and Legislation -- Environmental Controls."

     Capital Expenditure Program. The Company has under consideration total capital expenditures for the refining and marketing operations of $32 million in 1994, of which $24 million is associated with the installation of a vacuum unit at the Refinery. Under the Vacuum Unit Loan, the Company may borrow up to $15 million of the $24 million cost of the vacuum unit. See "Management's Discussion and Analysis -- Capital Resources and Liquidity." Approximately $5 million is planned to be expended in 1994 on 7-Eleven store upgrades, the opening of new 7-Eleven stores and continued upgrading of underground storage tanks in the Alaskan retail operations. The remainder of the refining and marketing capital expenditures is primarily related to normal Refinery maintenance.

     Refinery Units. The following is a flow chart of the Refinery's major process units and a summary description of the Refinery's process units and their respective functions.

[SCHEMATIC HERE]

     (DESCRIPTION OF SCHEMATIC)

     The schematic appearing on this page is a flow chart illustrating the refining process at the Company's Refinery.

     Crude Unit. The crude unit was built in 1969 and has been modified twice, most recently during 1983-1985. After expansion and modification, the Refinery has a rated capacity of 72,000 BPD. The hydrocarbon compounds that make up crude oil separate or "fractionate" when subjected to high temperatures. The crude unit fractionates crude oil into finished products (jet fuel and diesel fuel) and feedstock for further processing (liquefied petroleum gas ("LPG") and off gas, light straight run, heavy naphtha, atmospheric gas oil and atmospheric residuum). The LPG and off gas are further processed in the amine and LPG units. The light straight run is pumped to the PRIP unit for further processing. The heavy naphtha is feedstock for the reformer. The atmospheric gas oil is further processed in the hydrocracker. The remaining atmospheric residuum is currently sold as feedstock to complex refineries on the West Coast.

     Vacuum Unit. A 16,500 BPD vacuum unit is currently being installed and is scheduled to commence operations in January 1995. Residual fuel oil is used for feedstock for the vacuum unit. In the vacuum unit, the residual fuel oil is fractionated into three different products: (i) Light Vacuum Gas Oil ("LVGO"),
(ii) Heavy Vacuum Gas Oil ("HVGO") and (iii) Vacuum Tower Bottom ("VTB").

     The LVGO is further processed in the hydrocracker and converted into gasoline and jet fuel. HVGO is sold to refineries on the West Coast for catalytic hydrocracker feedstock. VTB's are blended with light cycle oil to produce bunker fuel, which is sold primarily on the West Coast.

     Deisobutanizer Unit. A 5,000 BPD DIB unit came on stream in December 1993. With the addition of the DIB unit, the Refinery is able to produce high purity (95%) normal butane for gasoline blending and to also increase the production of propane (150 BPD). Tesoro previously blended a mixture of isobutane and normal butane into gasoline. The isobutane/normal butane mixture has a higher vapor pressure than normal butane. With the production of normal butane from the DIB unit, Tesoro is able to increase the amount of normal butane used in gasoline blending, which results in increased gasoline production of approximately 600 BPD.

     Hydrocracker Unit. The 9,000 BPD hydrocracker unit was installed in 1981 and upgraded during the Refinery's modification in 1983-1985. The hydrocracker unit processes atmospheric gas oil from the crude unit, combined with hydrogen from the reformer and the hydrogen plant, into jet fuel and feedstock (heavy hydrocrackate, light hydrocrackate and LPG and off gas).

     Reformer. The reformer, which has a 12,000 BPD capacity, was constructed in 1975 and upgraded in 1980. The unit is fed naphtha from the crude unit and heavy hydrocrackate from the hydrocracker unit. These are converted into high octane reformate for gasoline blending. Other products from the reformer are hydrogen, which is used in the hydrocracker unit, LPG, which is feedstock for the LPG unit, and off gas, which is used as fuel for the process heaters at the Refinery.

     Partial Recycle Isomerization Process Unit. The light straight run gasoline from the crude unit and the light hydrocrackate from the hydrocracker unit are the feedstocks for this unit. The PRIP unit produces a stream of isomerate which is used to increase the octane of gasoline. The PRIP unit allows Tesoro to make 100% unleaded and super unleaded gasoline and at the same time reduce the percentage of aromatic hydrocarbons in the finished gasoline product. This unit was installed in 1986 and has a capacity of 4,000 BPD.

     Amine Unit. The Company's amine unit was constructed in 1981 and reworked in 1985. It has a capacity of 2,500 BPD. The amine unit removes hydrogen sulfide from LPGs and off gases produced in other units. The off gases are used as fuel for the process heaters and the LPG is feedstock for the LPG unit.

     Sulphur Plant. The sulphur plant processes the hydrogen sulfide from the amine unit into sulphur.

     LPG Unit. The 2,400 BPD LPG unit was built in 1975. The unit produces finished product (commercial grade propane) and feedstock (a butane-plus product that is used for gasoline blending and as refinery fuel).

     Operations. Each unit in the Refinery requires regular maintenance and repair (referred to as "turnarounds") during which it is not in operation. Turnaround cycles vary for different units and, in general, the Refinery managers plan product inventories and unit maintenance to permit some operations to continue even when certain units are inactive. Maintenance turnarounds involve a number of independent contractors and engineers, as well as the Refinery's own personnel. Turnarounds are effected on a continuous 24-hour basis in order to minimize the unproductive time of the units involved. Tesoro expenses current maintenance charges as incurred and estimated amounts related to the future expenses of periodic process unit turnarounds. At the time such periodic unit turnarounds are performed, the actual costs incurred are charged against the previously established liabilities. To the extent actual costs exceed previously established liabilities, a turnaround may result in reduced income. The Company completed a turnaround of the crude unit in May 1992 and anticipates another turnaround in September 1994. The Company is planning a turnaround of the hydrocracker in 1996, a turnaround of the reformer in 1994 and a turnaround of the PRIP unit in 1995.

EXPLORATION AND PRODUCTION

  South Texas

     Since 1989, Tesoro's exploration staff has generated numerous exploration prospects in the Wilcox Trend of South Texas. The Wilcox Trend extends from Northern Mexico through South Texas into Western Louisiana. Multiple pay sands exist within the Wilcox Trend, where extensive faulting has trapped hydrocarbons in numerous producing zones. The Company's South Texas exploration program has been very successful as a result of the discovery of the Bob West Field, with the Company having achieved an average finding cost of $.43 per Mcf of gas during the period beginning October 1, 1990 and ending December 31, 1993. In April 1992, Tesoro sold its interest in all producing and undeveloped properties in South Texas outside the Bob West Field in order to concentrate its resources on the Bob West Field.

     The Bob West Field is located in the southern part of the Wilcox Trend in Starr and Zapata Counties. The field represents a major gas discovery with estimated ultimately recoverable gross proved reserves of 334 Bcf of natural gas, of which approximately 56 Bcf had been produced through March 31, 1994. Tesoro owns an average 50% revenue interest in approximately two-thirds of the Bob West Field and an average 28% revenue interest in the remaining one-third. There are 23 known productive sands in the Bob West Field, 17 of which are now producing. The producing sands are found at depths of approximately 8,000 to 16,000 feet. The Bob West Field encompasses approximately 4,000 acres, and the thickness of individual productive zones ranges from 20 feet to as much as 220 feet. Continued successful development of the Bob West Field has resulted in an increase in Tesoro's net proved domestic natural gas reserves from 74 Bcf at year end 1992 to 120 Bcf at year end 1993, which represents an increase of approximately 63%. During December 1993, the Company's net production from the Bob West Field averaged 58 MMcf of gas per day, representing a 222% increase over the December 1992 production level of 18 MMcf of gas per day. Fifteen development wells were drilled and completed in the Bob West Field during 1993, at a cost to the Company of approximately $21.4 million. Through year end 1993, the Company has successfully completed a total of 25 wells within the Bob West Field, with no dry holes encountered in the process. The Company's development program for 1994 and 1995 provides for the drilling of ten and five wells, respectively, on the two producing acreage units within the Bob West Field that are subject to the Tennessee Gas Contract and 17 and 10 wells, respectively, on other acreage within the Bob West Field. In the first quarter of 1994, six wells were drilled. The net costs associated with the Company's 1994 drilling program (including the wells drilled during the first quarter) are expected to be approximately $41.4 million.

     The Company has entered into an agreement (the "Co-Operator Agreement") pursuant to which the Company acts as the geological operator of approximately two-thirds of the Bob West Field (the "Co-Operator Portion"), while Coastal Oil & Gas Corporation acts as the production operator. As geological operator, Tesoro's responsibilities include: (i) proposing and conducting seismic operations, (ii) soliciting, evaluating and awarding bids for electric and mud logging and (iii) assimilating subsurface information from each drill site and applying such information for purposes of continuing development of the Co-Operator Portion. In addition, the Company has proposed the drilling of all new wells and the surface and subsurface location of such wells in the Co-Operator Portion. The Company continues to propose the drilling of all new wells in the Co-Operator Portion, but as of December 1, 1993 no longer has the exclusive right to do so. The production operator is responsible for all other operations associated with the Co-Operator Portion, including the drilling, completion and production of all wells.

     Upon the expiration of the Co-Operator Agreement on December 3, 1994, the Company has the option of assuming responsibility for the production operator's duties in the Co-Operator Portion. This option is contingent upon the Company's demonstrating to the production operator that the Company has an in-house engineering staff and field operations staff capable of and experienced in producing and reworking high pressure gas wells. The Company believes that it will satisfy this requirement when the Co-Operator Agreement expires, and currently intends to exercise the option to assume the production operator's responsibilities for the Co-Operator Portion.

     During 1993, in addition to the continued development of the Bob West Field, the Company participated in the drilling of four exploratory wells at a net cost of approximately $1.7 million in other areas of the Wilcox Trend. One exploratory well was completed as a gas well and is currently producing, one has been completed and is awaiting a pipeline connection and two were dry holes. In 1994, a delineation well to the first exploratory discovery was drilled at a net cost of approximately $.2 million and was evaluated as a dry hole. Another exploratory well drilled during 1994 has been completed but has not been tested. Management of the Company currently intends to recommend to the Company's Board of Directors that the Company proceed with a limited exploration program focused primarily on the Wilcox Trend of South Texas if the Offering is successfully completed and the MetLife Louisiana Option is exercised in full.

     Tennessee Gas Contract. The Company has interests in two 352-acre producing units in the Bob West Field that are subject to a gas purchase contract with Tennessee Gas expiring on January 31, 1999. The Tennessee Gas Contract requires Tennessee Gas to purchase gas from the two producing units at escalating prices that are substantially above current spot market prices for natural gas. During 1993, for example, Tennessee Gas purchased approximately 27% of the Company's net gas production from the Bob West Field under the Tennessee Gas Contract at an average price of $7.59 per Mcf of gas, which was substantially above the 1993 average spot market rate of $2.03 per Mcf. The Tennessee Gas Contract is presently the subject of litigation with Tennessee Gas. See "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.

     Gas Processing, Gathering and Transportation. The Company owns a 70% interest in the central gas processing facility for the Bob West Field, which is currently capable of processing 120 MMcf per day. The Company also owns a 70% interest in the Starr County Gathering System's two 10-inch diameter pipelines. The pipelines transport the Company's gas production eight miles to a 16-inch diameter pipeline from the Bob West Field. In February 1994, the pipeline facilities were at capacity and production subject to spot market prices was being curtailed. However, the Company has continued to produce and transport all of its gas in the Bob West Field subject to the Tennessee Gas Contract. New common carrier pipeline facilities have been constructed by Coastal States Gas Transmission Company. The Company believes the new facilities should provide adequate transportation for all of the Company's gas production from the Bob West Field. Tesoro has exercised its option to acquire a 50% interest in the new pipeline facilities in consideration for payment of 50% of the capitalized costs attributable to the facilities, plus interest on such costs at the rate of 8% per annum. In addition, the central gas processing facility and sales line are currently being expanded to enable processing in excess of 150 MMcf per day.

     The Company does not operate the central gas processing facility for the Bob West Field or the Starr County Gathering System's two 10-inch diameter pipelines. If the Company is appointed as or becomes the production operator or sole operator of the Co-Operator Portion under the Co-Operator Agreement, the Company will be appointed as the operator of the central gas processing facility for the Bob West Field. See " -- South Texas."

  Bolivia


     The Company's Bolivian exploration and production operations are located in southern Bolivia near the border of Argentina, where, since 1976, the Company has discovered four significant natural gas fields. As of December 31, 1993, Tesoro was the second largest holder of proved natural gas reserves in Bolivia, with estimated net proved reserves totaling 112 Bcfe. The Company is the operator of a joint venture that holds two Contracts of Operation with YPFB, the Bolivian state-owned oil and gas company. The Company has a 75% interest in a Contract of Operation, which expires in 2007, covering approximately 93,000 acres in Block XVIII. The Company has drilled five exploratory wells and 12 development wells within three separate fields in Block XVIII. During 1993, the Company's net production averaged 19 MMcf of gas per day and 660 Bbls of condensate per day, a production level that has been maintained for more than three years. The Company and its joint venture participant are entitled to receive a quantity of hydrocarbons equal to 40% of the total production, net of Bolivian taxes on production (which are payable in kind), with YPFB receiving the remainder. Under the sales contract with YPFB covering hydrocarbons produced from the La Vertiente, Escondido and Taiguati Fields in Block XVIII, the Company and its joint venture participant have contracted to sell approximately 18 MMcf, after Bolivian taxes, of natural gas per day to YPFB, which in turn resells the gas to the Republic of Argentina. At December 31, 1993, the Company was receiving $1.25 per Mcf for gas sold under this contract. The contract between YPFB and the Republic of Argentina has recently been extended for an additional three-year period ending March 31, 1997. The contract extension will maintain approximately the same volumes, but with a small decrease in price. The Company's contract with YPFB, including the pricing provision, is presently subject to renegotiation for up to a three-year period. The Company expects such renegotiation with YPFB to commence in July 1994. As a result of the terms of the contract extension between YPFB and the Republic of Argentina, the Company expects the renegotiation to result in a corresponding small decrease in the contract price. The renegotiation could also result in a reduction of volumes purchased from the Company due to new supply sources anticipated to commence producing near the end of 1994.


     The Company has a 72.6% interest in a Contract of Operation, which expires in 2008, covering approximately 1.2 million acres in Block XX. The Company and its joint venture participant are entitled to receive a quantity of hydrocarbons equal to 50% of the total production, net of Bolivian taxes on production, with YPFB receiving the remainder. Prior to 1993, one successful commercial gas discovery well, the Los Suris No. 1, was drilled on Block XX and is shut in pending the approval of a commercialization agreement by the Government of Bolivia. A plan of development for Block XX has been approved by YPFB and the Government of Bolivia. Under the plan of development, the Company drilled a well, the Los Suris No. 2, which was completed in February 1994 and tested gross production potential of approximately 9 MMcf of gas per day and approximately 120 barrels of condensate per day from two intervals. The Los Suris No. 2 is also shut in pending the approval of the commercialization agreement. The plan of development provides that, in order to postpone the relinquishment of inactive acreage until July 15, 1995, the drilling of a second exploratory well must be completed by September 30, 1994 and the drilling of a third exploratory well must be commenced no later than the fourth quarter of 1994 and completed by April 30, 1995. The Company may further postpone the relinquishment of inactive acreage until July 15, 1996 by submitting, no later than July 1, 1995, an additional two-well drilling program that is acceptable to YPFB. To guarantee the drilling of the second and third exploratory wells, the Company has submitted bank guarantees to YPFB in the aggregate amount of $4.0 million.

     In January 1994, three major energy companies announced a project to build a $2 billion natural gas pipeline from Bolivia to Brazil. The Company understands that the project is in the early planning stages, and that the companies are seeking financing. There can be no assurance that these companies will proceed with the project or, if so, whether or when the pipeline will ultimately be completed. In any event, however, the Company does not believe that the pipeline could be completed before 1997.

     For further information regarding Tesoro's Bolivian operations, see Note F of Notes to Consolidated Financial Statements.

  Operating Statistics

     The following table summarizes the Company's exploration and production activities for the fiscal years ended September 30, 1991, December 31, 1992 and December 31, 1993 and the three-month periods ended March 31, 1993 and 1994. Effective May 1, 1992, the Company sold its Indonesian operations.


                                              YEAR           YEAR ENDED             THREE MONTHS
                                             ENDED           DECEMBER 31,          ENDED MARCH 31,
                                          SEPTEMBER 30,  -------------------     ------------------
                                              1991        1992        1993        1993       1994
                                            --------     -------     -------     ------     -------
Net natural gas production
  (average daily Mcf):
  United States..........................      7,435      13,960      38,767     27,009      48,998
  Bolivia(1).............................     19,322      19,421      19,232     17,747      19,137
                                             -------     -------     -------     ------     -------
          Total..........................     26,757      33,381      57,999     44,756      68,135
                                             =======     =======     =======     ======     =======
Net crude oil production
  (average BPD):
  Bolivia (condensate)...................        663         660         663        620         662
  Indonesia..............................      3,315       2,714          --         --          --
                                             -------     -------     -------     ------     -------
          Total..........................      3,978       3,374         663        620         662
                                             =======     =======     =======     ======     =======
Average realized sales prices --
  Natural gas (per Mcf):
  United States(3).......................   $   1.88     $  3.68     $  3.55     $ 3.07     $  3.92
  Bolivia................................       3.06        1.67        1.22       1.19        1.23


Average realized sales prices --
  Crude oil (per Bbl):
  Bolivia (condensate)...................   $  21.11     $ 17.65     $ 14.26     $15.37     $ 11.48
  Indonesia..............................      24.39       18.20          --         --          --
Average lifting cost (per net
  equivalent Mcf):
  United States..........................   $    .44     $   .74     $   .48     $  .49     $   .53
  Bolivia................................        .09         .08         .14        .23         .11
  Indonesia..............................       1.35        1.94          --         --          --
Average finding cost for natural gas --
  United States(2) (per Mcf).............   $    .72     $   .20     $   .47       *           *
Proved natural gas reserves at end of
  period:
  United States (Bcf)....................       33.1        73.8       120.2       **         121.5
  Bolivia (Bcfe)***......................      131.6       120.1       111.9       **         **
Present value of estimated future net
  revenues from proved reserves before
  deduction of income taxes (end of
  period):
  (dollars in millions)(3)
  United States(4).......................   $   32.1     $ 120.2     $ 162.6       **       $ 171.0
  Bolivia................................      123.5        54.1        55.2       **         **


- ---------------

  * Data not available.

 ** The Company did not obtain independent reserve reports at March 31, 1993 for any of its oil and gas properties or at March 31, 1994 for its Bolivian properties.


*** Bcfe is based on the assumption that 5.8 Mcf of natural gas is equal to one barrel of crude oil.

                                             (Table continued on following page)


                                        YEAR                                   THREE MONTHS
                                       ENDED       YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                    SEPTEMBER 30,  -----------------------  -------------------
                                      1991          1992         1993        1993        1994
                                    --------       -------      -------     ------      -------
Depletion rates ($ per net
  equivalent Mcf):
  United States..................   $   1.06      $   .95      $   .78      $  .82      $   .85
  Indonesia......................        .22          .15           --          --           --
Net exploratory wells drilled:
  United States --
     Net productive wells........       1.46         1.00          .38          --          .13
     Net dry holes...............         --          .50          .50          --          .13
Net development wells drilled:
  Net productive wells --
     United States...............       1.43         3.85         7.87         .66         3.25
     Indonesia...................       3.00           --           --          --           --
                                    --------      -------      -------      ------      -------
          Total..................       4.43         3.85         7.87         .66         3.25
                                     =======      =======      =======      ======      =======
  Net dry holes --
     United States...............       1.00           --           --          --          .38
     Indonesia...................       2.00           --           --          --           --
                                    --------      -------      -------      ------      -------
          Total..................       3.00           --           --          --          .38
                                     =======      =======      =======      ======      =======

- ---------------

(1) The Company's natural gas production from Bolivia as presented above represents the Company's net production before Bolivian taxes.

(2) Average finding cost per Mcf represents costs incurred in oil and gas property acquisition, exploration and development activities for each indicated period divided by the changes in proved reserves resulting from extensions, discoveries and other additions and revisions of previous reserve quantity estimates during such period. See Note P of Notes to Consolidated Financial Statements.

(3) The present value of estimated future net revenues from proved crude oil and natural gas reserves at the end of each period presented has been calculated in accordance with the rules and regulations of the Commission. The calculation was made on a pre-tax basis, assuming no escalation in prices and using a 10% discount rate. This present value is not intended to be representative of the fair market value of the Company's proved reserves. The calculations of revenues and costs used to determine the present value of estimated future net revenues do not necessarily represent the amounts to be received or expended by the Company. For further information, see the discussion below and Note P of Notes to Consolidated Financial Statements.

(4) See "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements regarding litigation concerning the Tennessee Gas Contract.

     Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

     The present values shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is specified by the Commission, is not necessarily the most appropriate discount rate, and present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

     Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. The reserve estimates and present values of estimated future net revenues in the preceding table are based on spot and contract prices in effect at the end of the indicated period, without escalation. The prices used for the December 31, 1993 estimates were $1.75 per Mcf for spot market gas in the Bob West Field, $7.73 per Mcf for gas sold under the Tennessee Gas Contract and $1.13 per Mcf for Bolivian gas. Price reductions decrease such present values by lowering the future net revenues attributable to the reserves and will reduce the quantities of reserves that are economically recoverable. Price increases have the opposite effect. Any significant decline in prices of oil or gas, or an adverse outcome in the Tennessee Gas litigation, could have a material adverse effect on the Company's financial condition and results of operations.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. The data in the above tables represent estimates only. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and gas that are ultimately recovered.

     Netherland, Sewell & Associates, Inc., independent petroleum consultants, prepared the foregoing estimates of the Company's proved reserves and the present values of estimated future net revenues therefrom (except for estimates of future income tax expense related thereto). No estimates of the Company's reserves comparable to those included herein have been included in reports to any federal agency other than the Commission.

ACREAGE AND WELLS

     The following table sets forth the Company's gross and net acreage and productive wells at December 31, 1993:

                                                                DEVELOPED        UNDEVELOPED
                                                                 ACREAGE           ACREAGE
                                                              -------------     --------------
                     ACREAGE (IN THOUSANDS)                   GROSS     NET     GROSS     NET
    --------------------------------------------------------  -----     ---     ------    ----
    United States...........................................     3       2          11       4
    Bolivia.................................................    38      29       1,210     880
                                                              -----     ---     ------    ----
      Total.................................................    41      31       1,221     884
                                                              ====      ===      =====     ===

                                                                         GAS
                                                                    --------------
                         PRODUCTIVE GAS WELLS                       GROSS     NET
    --------------------------------------------------------------  -----     ----
    United States.................................................    26      14.8
    Bolivia.......................................................    14      10.5
                                                                    -----     ----
      Total(1)....................................................    40      25.3
                                                                    ====      ====

- ---------------

(1) Included in total productive wells are 1 gross (.6 net) well in the United States and 8 gross (6.0 net) wells in Bolivia with multiple completions. At December 31, 1993, the Company was participating in the drilling of 6 gross (2.3 net) wells in the United States and 1 gross (.7 net) well in Bolivia.

     For further information regarding the Company's exploration and production activities, see Note P of Notes to Consolidated Financial Statements.

OIL FIELD SUPPLY AND DISTRIBUTION

     The Company sells lubricants, fuels and specialty petroleum products primarily to onshore and offshore drilling contractors. The Company's products are sold through five land terminals and 13 marine terminals located in various cities in Texas and Louisiana. These products are used to power and lubricate machinery on drilling and production locations. The Company also provides products for marine, commercial and industrial applications.

     Effective March 31, 1994, the Company discontinued its environmental remediation products and services operations and recorded a charge of $.9 million in connection with such discontinuance.

GOVERNMENT REGULATION AND LEGISLATION

  United States

     Natural Gas Regulations. Historically, all domestic natural gas sold in so-called "first sales" was subject to federal price regulations under the NGPA, the Natural Gas Act (the "NGA"), and the regulations and orders issued by the FERC in implementing such Acts. Under the Natural Gas Wellhead Decontrol Act of 1989, all remaining natural gas wellhead pricing, sales, certificate and abandonment regulation of first sales by the FERC was terminated on January 1, 1993.

     The FERC also regulates interstate natural gas pipeline transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for sales of such natural gas. Since the latter part of 1985, through its Order Nos. 436, 500 and 636, the FERC has endeavored to make natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis, and the FERC's efforts have significantly altered the marketing and pricing of natural gas. A related effort has been made with respect to intrastate pipeline operations pursuant to the FERC's authority under Section 311 of the NGPA, under which the FERC establishes rules by which intrastate pipelines may participate in certain interstate activities without becoming subject to full NGA jurisdiction. These Orders have gone through various permutations, but have generally remained intact as promulgated. The FERC considers these changes necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put gas sellers into more direct contractual relations with gas buyers than has historically been the case.

     The FERC's latest action in this area, Order No. 636, issued April 8, 1992, reflected the FERC's finding that under the current regulatory structure, interstate pipelines and other gas merchants, including producers, do not compete on an equal basis. The FERC asserted that Order No. 636 was designed to equalize that marketplace. This equalization process is being implemented through negotiated settlements in individual pipeline service restructuring proceedings, designed specifically to "unbundle" those services (e.g., gathering, transportation, sales and storage) provided by many interstate pipelines so that producers of natural gas may secure services from the most economical source, whether interstate pipelines or other parties. In many instances, the result of the FERC initiatives has been to substantially reduce or bring to an end the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only gathering, transportation and storage services for others which will buy and sell natural gas. The FERC has issued final orders in all of the individual pipeline restructuring proceedings and all of the interstate pipelines are now operating under new open access tariffs.

     Although Order No. 636 does not regulate gas producers, such as the Company, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company and its gas sales efforts. In addition, numerous petitions seeking judicial review of Orders Nos. 636, 636A and 636B and seeking review of the FERC's orders approving open access tariffs for the individual pipelines have already been filed. Because the restructuring requirements that emerge from this lengthy process may be significantly different from those of Order No. 636 as originally promulgated, it is not possible to predict what, if any, effect the final rule resulting from Order No. 636 will have on the Company.

The Company does not believe that it will be affected by any action taken with respect to Order No. 636 any differently than other gas producers and marketers with which it competes.

     In late 1993, the FERC initiated a proceeding seeking industry-wide comments about its role in regulating natural gas gathering performed by interstate pipelines or their affiliates. Numerous written and oral comments have been received by the FERC concerning whether and how it should regulate gathering activities, but the Company cannot predict what, if any, action the FERC may take or whether such action will affect access to markets of its gas or its own gas gathering facilities and activities.

     The oil and gas exploration and production operations of the Company are subject to various types of regulation at the state and local levels. Such regulation includes requiring drilling permits and the maintenance of bonds in order to drill or operate wells; the regulation of the location of wells; the method of drilling and casing of wells and the surface use and restoration of properties upon which wells are drilled; and the plugging and abandoning of wells. The operations of the Company are also subject to various conservation regulations, including regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled in a given area and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of crude oil, condensate and natural gas the Company can produce from its wells and the number of wells or the locations at which the Company can drill.

     The North American Free Trade Agreement has further streamlined and simplified procedures for the importation and exportation of gas among Mexico, the United States and Canada. These changes could provide additional opportunities to export gas to Mexico, but will more likely enhance the ability of Canadian and Mexican producers to export natural gas to the United States, thereby increasing competition in the domestic natural gas market.

     Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the Company's operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

     Environmental Controls. Federal, state, area and local laws, regulations and ordinances relating to the protection of the environment affect all operations of the Company to some degree. One example of a federal environmental law that would require operational additions and modifications is the Clean Air Act, which was amended in 1990. While the Company believes that its facilities generally are in substantial compliance with current regulatory standards for air emissions, over the next several years the Company's facilities may be required to comply with new requirements being adopted and to be promulgated by the EPA and the states in which the Company operates. These regulations may necessitate the installation of additional controls or other modifications or changes in use for certain emission sources. At this time, the Company cannot estimate when new standards will be imposed by the EPA or relevant state agencies or what technologies or changes in processes the Company may have to install or undertake to achieve compliance with any applicable new requirements.

     The passage of the federal Clean Air Act Amendments of 1990 prompted adoption of regulations by the State obligating the Company to produce oxygenated gasoline for delivery to the Anchorage and Fairbanks, Alaska markets starting on November 1, 1992. Controversies surrounding the potential health effects in arctic regions of oxygenated gasoline containing methyl tertiary butyl ether ("MTBE") prompted the early discontinuance of the program in Fairbanks in December 1992. On October 21, 1993, the United States Congress granted Alaska one additional year of exemption from requiring the use of oxygenated gasoline. However, state and local officials may still require the use of these fuels at their option. In addition, the EPA has been directed to conduct additional studies of potential health effects of oxygenated fuel in Alaska. Additional federal regulations promulgated on August 21, 1990, and scheduled to go into effect on October 1, 1993, set limits on the quantity of sulphur in on-highway diesel fuels which the Company produces. The State filed an application with the federal government in February 1993 for a waiver from this requirement, since only 5% of the diesel fuel sold in Alaska is for on-highway vehicles. The EPA supported the State's position and the formalities for obtaining the exemption were completed on September 27, 1993. The EPA, in a letter to the State dated September 30, 1993, indicated that the EPA was completing the final documentation regarding the waiver and that Alaska would have a low priority for enforcement of the diesel fuel regulations, pending the publication of the final decision. The Company estimates that substantial capital expenditures would be required to enable the Company to produce low-sulphur diesel fuel to meet these federal regulations. If the State is unable to obtain a waiver from the federal regulations, the Company would discontinue the sales of diesel fuel for on-highway use. The Company estimates that such sales accounted for approximately 1% of its refined product sales during 1993. The Company is unable to predict the outcome of these matters; however, the Company believes that the ultimate resolution of these matters will not have a material impact on the Company's operations.

     Regulations promulgated by the EPA on September 23, 1988, require that all underground storage tanks used for storing gasoline or diesel fuel either be closed or upgraded not later than December 22, 1998, in accordance with standards set forth in the regulations. The Company's service stations subject to the upgrade requirements are limited to locations within Alaska, the majority of which are located in nonresidential areas. Although the Company continues to monitor, test and make physical improvements in its current operations, which result in a cleaner environment, the Company was not required to make any material capital expenditures for environmental control purposes during 1993. The Company may be required to remove or upgrade underground storage tanks at several of its current and former service station locations; however, the Company does not expect to make any material capital expenditures for such purposes. See "Legal Proceedings."

     The Company currently charters a vessel to transport crude oil from the Valdez, Alaska pipeline terminal through Prince William Sound and Cook Inlet to the Refinery. In addition, the Company routinely charters, on a term or spot basis, additional tankers and barges for the shipment of crude oil and refined products through Cook Inlet. The Federal Oil Pollution Act of 1990 requires, as a condition of operation, that the Company submit an oil spill contingency plan for the Refinery terminal facility located on Cook Inlet that demonstrates the capability to respond to the "worst case discharge" to the maximum extent practicable. Alaska law requires a contingency plan for that terminal providing for containment or control, and cleanup, within 72 hours, of a spill equal to the volume of the terminal's largest storage tank (50,000 Bbls). With respect to the charter vessels employed by the Company to transport crude oil through Prince William Sound and Cook Inlet to the Refinery, federal and Alaska law both require contingency plans as a condition of navigation. The Company has obtained State approval for its Cook Inlet Oil Discharge Contingency Plan and conditional approval, which allows operations pending final State review, for a Tanker Spill Prevention and Response Plan for Prince William Sound. To meet the federal and State standards, the Company has entered into a contract with Alyeska Pipeline Service Company ("Alyeska") to provide the initial spill response services in Prince William Sound, with the Company to assume those responsibilities after mutual agreement with Alyeska and the State and Federal On-Scene Spill Response Coordinators. The Alaska legislature passed legislation in 1992, providing limited immunity for spill response contractors, which has facilitated access to contract extensions that will not be dependent on further legislative action. The Company has also entered into an agreement with Cook Inlet Spill Prevention & Response Inc. for oil spill response services in Cook Inlet. The Company believes these contracts provide the additional services necessary to meet the spill response requirements established by Alaska and federal law.

     For further information regarding environmental matters, see "Legal Proceedings."

  Bolivia

     The Company's operations in Bolivia are subject to the Bolivian General Law of Hydrocarbons and various other laws and regulations. The General Law of Hydrocarbons imposes certain limitations on the Company's ability to conduct its operations in Bolivia. In the Company's opinion, neither the General Law of Hydrocarbons nor other limitations currently imposed by Bolivian laws, regulations and practices will have a material adverse effect upon its Bolivian operations.

TAXES

  United States

     The Revenue Reconciliation Act of 1993 imposed a 4.3 cents per gallon "transportation fuels tax" effective October 1, 1993, and a tax on commercial aviation fuel effective October 1, 1995. The Company does not believe such taxes have had or will have a material adverse effect on the Company's operations.

  Bolivia

     The Company is subject to Bolivian taxation at the rate of 30% of the gross production of hydrocarbons at the wellhead, which is retained and paid by YPFB for the Company's account. In 1987, the Bolivian General Corporate Income Tax Law was replaced by a tax system, including a value-added tax, which is not imposed on net income. As a result, it is uncertain whether the Company can treat the Bolivian hydrocarbons tax as creditable in the United States for federal income tax purposes. However, due to the Company's net operating loss carryforwards, the Company does not now, or in the near future, expect to use these taxes as credits for federal income tax purposes.

     In 1990, the Bolivian Government passed a new General Law of Hydrocarbons containing provisions designed to ensure the creditability, for United States federal income tax purposes, of these hydrocarbon taxes if the Company makes an election that may subject it to a higher Bolivian tax rate in the future. Regulations under this new law have not been issued; however, the Company does not anticipate that this new law will have a material adverse effect on the Company's Bolivian operations.

                                   MANAGEMENT


     The following table sets forth certain information as of June 21, 1994 with respect to the executive officers and directors of the Company.


DIRECTORS


                NAME            AGE      POSITION WITH COMPANY                OCCUPATION
                                ----    ------------------------    ------------------------------
Ray C. Adam....................  74     Director                    Former Chairman and Chief
                                                                    Executive Officer of NL
                                                                    Industries, Inc.
Michael D. Burke...............  50     Director, President and     President and Chief
                                        Chief Executive             Executive Officer of Tesoro
                                        Officer
Robert J. Caverly..............  75     Director                    Consultant and Investor
Peter M. Detwiler..............  66     Director                    Chairman of the Board of
                                                                    Detwiler & Company, Inc.


Steven H. Grapstein............  36     Director                    Vice President of Kuo
                                                                    Investment Company
Charles F. Luce................  76     Director                    Special Counsel to MetLife
Raymond K. Mason, Sr...........  67     Director                    Chairman of the Board of
                                                                    American Banks of Florida,
                                                                    Inc.
John J. McKetta, Jr............  78     Director                    Professor Emeritus Chemical
                                                                    Engineering at The University
                                                                    of Texas at Austin
Stewart G. Nagler..............  51     Director                    Senior Executive Vice-
                                                                    President and Chief Financial
                                                                      Officer of MetLife
William S. Sneath..............  68     Director                    Former Chairman and Chief
                                                                    Executive Officer of
                                                                    Union Carbide
Arthur Spitzer.................  81     Director                    Owner of Spitzer Investments
Murray L. Weidenbaum...........  67     Director                    Mallinckrodt Distinguished
                                                                    University Professorship at
                                                                    Washington University,
                                                                    St. Louis, Missouri
Charles Wohlstetter............  84     Director and Chairman       Vice Chairman of the
                                        of the Board of             Board of GTE Corporation
                                        Directors

EXECUTIVE OFFICERS


                                                                                       PRESENT
                                                                                      POSITION
                  NAME              AGE                  POSITION                    HELD SINCE
                                    ----      -------------------------------      ---------------
Michael D. Burke...................  50       President and Chief Executive        July 1992
                                              Officer
Gaylon H. Simmons..................  54       Executive Vice President             September 1993
Bruce A. Smith.....................  50       Executive Vice President and         September 1993
                                              Chief Financial Officer
James W. Queen.....................  54       Senior Vice President                February 1994
Don E. Beere.......................  53       Vice President, Controller           February 1992
James E. Duncan....................  50       Vice President, Corporate            March 1993
                                              Development
James C. Reed, Jr..................  49       Vice President, General              September 1993
                                              Counsel and Secretary
William T. Van Kleef...............  42       Vice President, Treasurer            March 1993


  Business Experience -- Executive Officers

Michael D. Burke........  President and Chief Executive Officer from July 1992. Group Vice
                          President of Texas Eastern Corporation from 1986 to 1992.
                            President and Chief Executive Officer of T. E. Products Pipeline
                            Company, L.P., an affiliate of Texas Eastern Corporation, from
                            1990 to 1992. President of Texas Eastern Products Pipeline
                            Company from 1986 to 1990.
Gaylon H. Simmons.......  Executive Vice President responsible for Refining, Marketing and
                          Crude Supply Operations from September 1993. Senior Vice
                            President, Refining, Marketing and Crude Supply from January
                            1993 to September 1993. President and Chief Executive Officer of
                            Simmons Technology Group, Inc. from 1991 to December 1992.
                            President and Chief Executive Officer of the Permian Corporation
                            from 1989 to 1991. Vice President, Supply and Marketing for
                            MAPCO Petroleum, Inc. from 1985 through 1989.
Bruce A. Smith..........  Executive Vice President responsible for Exploration and
                          Production Operations and Chief Financial Officer from September
                            1993. Vice President and Chief Financial Officer from September
                            1992 to September 1993. Vice President and Treasurer of Valero
                            Energy Corporation from 1986 to 1992.
James W. Queen..........  Senior Vice President from February 1994. Senior Vice President,
                          Oil Field Products Distribution from February 1992 to February
                            1994. Senior Vice President, Control and Accounting from 1985 to
                            1992.
Don E. Beere............  Vice President, Controller from February 1992. Vice President,
                          Internal Audit and Management Systems of Tesoro Petroleum
                            Companies, Inc. from February 1990 to 1992. Director, Internal
                            Audit and Management Systems from December 1989 to 1990.
                            Director, Internal Audit from February 1986 to 1989.
James E. Duncan.........  Vice President, Corporate Development from March 1993. Vice
                          President, Treasurer from February 1992 to 1993. Vice President,
                            Controller of Tesoro Petroleum Companies, Inc. from February
                            1990 to 1992. Director, Corporate Accounting from April 1985 to
                            1990.

James C. Reed, Jr.......  Vice President, General Counsel and Secretary from September 1993.
                          Vice President, Secretary from December 1992 to September 1993.
                            Vice President, Secretary of Tesoro Petroleum Companies, Inc.
                            from February 1992 to December 1992. Vice President, Assistant
                            Secretary of Tesoro Petroleum Companies, Inc. from February 1990 to 1992. Assistant General Counsel and Assistant Secretary from
                            August 1982 to 1990.
William T. Van Kleef....  Vice President, Treasurer from March 1993. Financial Consultant from January 1992 to February 1993. Consultant to Parker & Parsley
                            (successor to the assets and operations of Damson Oil
                            Corporation and its affiliates) from February 1991 to December
                            1991. Vice President and Chief Financial Officer of Damson Oil
                            Corporation from 1986 to February 1991.

                     POSSIBLE CHANGE IN BOARD OF DIRECTORS

     Under the terms of the Amended MetLife Memorandum, MetLife Louisiana has agreed to request that Messrs. Ray C. Adam, Charles F. Luce, Stewart G. Nagler and William S. Sneath resign in the event the MetLife Louisiana Option is exercised in full. The Company believes that if the MetLife Louisiana Option is exercised in full, those directors will resign. The Nominating Committee of the Board of Directors and the Board of Directors have not determined whether the vacancies that would be created by such resignations will be filled or, if so, who would be nominated. The members of the Board of Directors have reached an understanding that, if the MetLife Louisiana Option has not been exercised in full by June 30, 1994, on such date the Board of Directors will appoint one additional director to be selected from a list, to be proposed by MetLife Louisiana and Oakville N.V. (another major stockholder of the Company), of persons associated with or recommended by major stockholders.

                               LEGAL PROCEEDINGS

     Tennessee Gas Contract. The Company is selling a portion of the gas from its Bob West Field to Tennessee Gas under a Gas Purchase and Sales Agreement which provides that the price of gas shall be the maximum price as calculated in accordance with Section 102(b)(2) of the NGPA (the "Contract Price").

     Tennessee Gas filed suit against the Company alleging that the gas contract is not applicable to the Company's properties and that the gas sales price should be the price calculated under the provisions of Section 101 of the NGPA rather than the Contract Price. During March 1994, the Contract Price was $7.84 per Mcf, the Section 101 price was $4.58 per Mcf and the average spot market price was $2.09 per Mcf. Tennessee Gas also claimed that the contract should be considered an "output contract" under Section 2.306 of the Texas Business and Commerce Code and that the increases in volumes tendered under the contract exceeded those allowable for an output contract. The Company continues to receive payment from Tennessee Gas based on the Contract Price for all volumes that are subject to the contract under the Company's interpretation.

     The District Court trial judge returned a verdict in favor of the Company on all issues. On appeal by Tennessee Gas, the Court of Appeals affirmed the validity of the Tennessee Gas Contract as to the Company's properties and held that the price payable by Tennessee Gas for the gas was the Contract Price. The Court of Appeals remanded the case to the trial court based on its determination
(i) that the Tennessee Gas Contract was an output contract and (ii) that a fact issue existed as to whether the increases in the volumes of gas tendered to Tennessee Gas under the contract were made in bad faith or were unreasonably disproportionate to prior tenders. The Company is seeking review of the appellate court ruling on the output contract issue in the Supreme Court of Texas. Tennessee Gas is seeking review of the appellate court ruling denying the remaining Tennessee Gas claims in the Supreme Court of Texas.

     Although the outcome of any litigation is uncertain, management, based upon advice from outside legal counsel, is confident that the decision of the trial and appellate courts will ultimately be upheld as to the validity of the Tennessee Gas Contract and the Contract Price. Therefore, if the Supreme Court of Texas does not grant the Company's petition for writ of error and affirms the appellate court ruling, the Company believes that the only issue for trial should be whether the increases in the volumes of gas tendered to Tennessee Gas from the Company's properties were made in bad faith or were unreasonably disproportionate. The appellate court decision was the first reported decision in Texas holding that a take-or-pay contract was an output contract. As a result, it is not clear what standard the trial court would be required to apply in determining whether the increases were in bad faith or unreasonably disproportionate. The appellate court acknowledged in its opinion that the standards used in evaluating other kinds of output contracts would not be appropriate in this context. The Company believes that the appropriate standard would be whether the development of the field was undertaken in a manner that a prudent operator would have undertaken in the absence of an above-market sales price. Under that standard, the Company believes that, if this issue is tried, the development of its gas properties and the resulting increases in volumes tendered to Tennessee Gas will be found to have been reasonable and in good faith. Accordingly, the Company has recognized revenues, net of production taxes and marketing charges, for natural gas sales through March 31, 1994, under the Tennessee Gas Contract based on the Contract Price, which net revenues aggregated $21.1 million more than the Section 101 prices and $38.9 million in excess of the spot market prices. If Tennessee Gas ultimately prevails in this litigation, the Company could be required to return to Tennessee Gas the difference between the spot market price for gas and the Contract Price, plus interest, if awarded by the court. In addition, the present value of estimated future net revenues on a pre-tax basis from the Company's proved domestic reserves has been calculated based in part on the price being paid by Tennessee Gas at the date of determination. At March 31, 1994, such present value was $171.0 million. If calculated using March 31, 1994 spot market prices instead of the Contract Price, such present value would have been $92.0 million.


     On June 7, 1994, Tennessee Gas filed a motion with the court requesting that the court permit Tennessee Gas to pay the difference between the Contract Price and the spot market price into the registry of the court on a monthly basis in lieu of paying the Company the Contract Price or, in the alternative, that the court require the Company to post a bond to secure any amount which the Company might owe Tennessee Gas if Tennessee Gas were to ultimately prevail in the litigation. The Company believes that Tennessee Gas is not entitled to avoid paying the Contract Price by such monthly payments but that Tennessee Gas may be able to cease making payments above spot market prices pending the ultimate outcome of the litigation if it posts a bond. The Company does not believe that the court will require the Company to post a bond. If the court were to permit Tennessee Gas to reduce its payments to the Company to spot market prices pending resolution of the litigation, the Company's cash flow would be substantially reduced. The Company believes that at present spot market prices the Company would be able to fund its capital expenditure program and comply with its financial covenants under the Revolving Credit Facility if the court were to grant the request of Tennessee Gas.



     An adverse judgment in this case could have a material adverse effect on the Company. See Notes K and P of Notes to Consolidated Financial Statements.



     Refund Claim. In May 1994, a former customer threatened to file suit against the Company for a refund in the amount of approximately $1.2 million, plus interest of approximately $4.4 million and attorney's fees, related to two gasoline purchases from the Company in 1979. The customer also alleges entitlement to treble damages and punitive damages in the aggregate amount of $16.8 million. The refund claim is based on allegations that the Company renegotiated the acquisition price of gasoline sold to the customer and failed to pass on the benefit of the renegotiated price to the customer in violation of Department of Energy price and allocation controls then in effect. The Company believes the claim is without merit and anticipates that the ultimate resolution of this matter will not have a material adverse effect on the Company.


     ADEC Consent Order. In March 1991, the Company entered into a Consent Order with the Alaska Department of Environmental Conservation ("ADEC") substantially similar to Consent Orders reached with the EPA in September 1989. These Consent Orders provide for the investigation and cleanup of hydrocarbons in the soil and groundwater at the Refinery, which resulted from sewer hub seepage associated with the underground oil/water sewer system. The Consent Orders formalized efforts, which commenced in 1987, to remedy the presence of hydrocarbons in the soil and groundwater and provide for the performance of additional future work. The Company has replaced or rebuilt the drainage hubs and has initiated a subsurface monitoring and interception system designed to identify the extent of hydrocarbons present in the groundwater and to remove the hydrocarbons. The Company estimates that annual expenditures of approximately $1.5 million will be required in the future to operate such subsurface monitoring and interception systems. The majority of such expenses will be covered by insurance through 1995.

     Clean Air Act Matters. In March 1992, the Company received a notice from the EPA alleging possible violations by the Company of the New Source Performance Standards under the Clean Air Act at the Refinery. The EPA has the statutory authority to assess civil penalties for the alleged violations of up to $25,000 per day for each violation, but the EPA has not to date assessed a penalty against the Company for its alleged violations. Although the Company is continuing in its efforts to resolve these issues with the EPA, no final resolution has been reached. The Company believes that the ultimate resolution of this matter will not have a material adverse effect upon the Company's business or financial condition.

     Mud and Gulf Coast Superfund Sites. The Company, along with over 100 other parties, has been identified by the EPA as a PRP pursuant to CERCLA for the Mud and Gulf Coast Superfund sites in Abbeville, Louisiana. The Company arranged for the disposal of a minimal amount of materials at these locations, but CERCLA imposes joint and several liability on each PRP. The EPA is seeking reimbursement for its response costs incurred to date at each site, as well as a commitment from the PRPs either to conduct future remedial activities or to finance such activities.

     The Company has entered into a de minimis settlement with the EPA at the Gulf Coast site for $2,500. At this time, the Company is unable to determine the extent of the Company's liability related to the Mud site; however, based on the Gulf Coast settlement, the Company believes that the aggregate amount of such liability, if any, would not have a material adverse effect on the Company.


     Recapitalization Matters. In October 1993, Croyden Associates, a holder of shares of the Company's $2.16 Preferred Stock, filed a class action suit in Delaware Chancery Court on behalf of itself and all other holders of the $2.16 Preferred Stock. The suit alleged that the Company and its directors breached their fiduciary duties to the holders of the $2.16 Preferred Stock in formulating the originally proposed terms of the Recapitalization, which provided for the reclassification of each share of $2.16 Preferred Stock into
3.5 shares of Common Stock or, at the holder's option, 2.75 shares of Common Stock and .25 share of a new issue of preferred stock. The suit sought, among other things, monetary damages and to enjoin the Recapitalization. On April 13, 1994, the court entered an order that approved a settlement agreement which provided for (i) the exchange of each share of $2.16 Preferred Stock into 4.9 shares of Common Stock and (ii) the issuance of up to 131,956 shares of Common Stock and the payment of $500,000 by the Company for plaintiff's attorneys' fees and expenses awarded by the Delaware Chancery Court. By order dated April 20, 1994, the court awarded plaintiff's counsel $500,000 and 73,913 shares of Common Stock out of the 131,956 shares of Common Stock applied for by such counsel for legal fees and expenses, with the remaining shares to be issued to the former holders of $2.16 Preferred Stock as of the close of business on February 9, 1994. Subsequently, counsel retained by a party objecting to the settlement was awarded legal fees and expenses totalling approximately $11,500 to be paid in the form of 1,127 shares of Common Stock out of the 58,043 shares of Common Stock to be issued to the former holders of $2.16 Preferred Stock. The shares awarded to counsel for the holders of $2.16 Preferred Stock have been issued; the shares to be issued to the former holders of $2.16 Preferred Stock and to counsel for the objecting party will be issued upon the court's orders becoming final and nonappealable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value, of which 2,875,000 shares have been designated as $2.20 Preferred Stock and 250,000 shares have been designated as Series A Participating Preferred Stock. At June 21, 1994, there were outstanding 22,531,093 shares of Common Stock and 2,875,000 shares of $2.20 Preferred Stock. Each share of $2.20 Preferred Stock has a liquidation value of $20 (plus accrued and unpaid dividends). Chemical Bank, N.A. is the transfer agent and registrar for the Common Stock and the $2.20 Preferred Stock.


     Each outstanding share of the Company's capital stock is fully paid and nonassessable.

     The following descriptions summarize the material terms and provisions of the Company's capital stock, but do not purport to be complete, and are qualified in their entirety by reference to the Company's Certificate of Incorporation, as amended, and the Amended MetLife Memorandum, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Dividends

     Holders of Common Stock are entitled to dividends, when and if declared by the Board of Directors, but only out of funds legally available therefor, subject to (i) the rights of the holders of shares ranking prior to Common Stock as to dividends and distributions, including the $2.20 Preferred Stock, and (ii) limitations on the payment of dividends on Common Stock contained in certain of the Company's outstanding debt instruments. Holders of preferred stock, including the $2.20 Preferred Stock, are entitled to the payment of dividends for the current and all prior quarterly periods before any dividend may be declared upon Common Stock or before any other payment on account of, or the setting aside of money for, the purchase, redemption or other retirement of Common Stock may be made. The Company is presently effectively prohibited from paying cash dividends on its Common Stock. See "Price Range of Common Stock and Dividend Policy" and Note I of Notes to Consolidated Financial Statements.

  Liquidation Rights

     Upon the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, each share of each class of preferred stock, including the $2.20 Preferred Stock, is entitled, before any distribution is made to holders of Common Stock, to receive the amount of the liquidation value of such class of preferred stock, together with all accrued and unpaid dividends to the date fixed for distribution. After the stated amounts payable upon liquidation on the preferred stock have been paid in full or provision for the payment has been made, the remaining net assets of the Company will be distributed pro rata to the holders of Common Stock.

  Voting Rights

     Each share of Common Stock is entitled to one vote for all purposes, except as otherwise provided by law or as expressly provided in the Certificate of Incorporation.

$2.20 PREFERRED STOCK

     Pursuant to the Amended MetLife Memorandum, MetLife Louisiana, the sole holder of the $2.20 Preferred Stock, contractually agreed to substantial modifications in the terms of the $2.20 Preferred Stock. MetLife Louisiana also agreed not to sell any shares of the $2.20 Preferred Stock unless the buyer agrees that such shares will remain subject to MetLife Louisiana's agreements and waivers relating to the $2.20 Preferred Stock. The following description incorporates the effect of such contractual modifications.

  Dividends

     Holders of $2.20 Preferred Stock are entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends presently payable at, but not exceeding, the rate of $2.20 per share per annum. Dividends are payable quarterly, in cash, on February 15, May 15, August 15 and November 15, and are cumulative. The Company is prohibited from declaring and paying dividends on any junior stock and from redeeming, repurchasing or making a sinking fund payment on any junior stock or stock on a parity with the $2.20 Preferred Stock in the payment of dividends unless all prior dividends accumulated on the $2.20 Preferred Stock, including the current quarterly period, have been paid or declared and set aside for payment. See " -- Ranking."

     Pursuant to the Amended MetLife Memorandum, MetLife Louisiana has agreed to consider all accrued and unpaid dividends on the $2.20 Preferred Stock as of February 9, 1994, to have been paid and to allow the Company to pay future dividends on the $2.20 Preferred Stock in Common Stock in lieu of cash, provided that the Company continues to pay all quarterly dividends either in Common Stock or in cash. For purposes of determining the number of shares of Common Stock to be issued in payment in lieu of a cash dividend, the Common Stock will be valued at the average closing price for the Common Stock on the New York Stock Exchange for the ten trading days commencing on the first trading day after the Company publicly announces its intention to use Common Stock in lieu of cash to pay the dividend.

  Liquidation Rights

     The $2.20 Preferred Stock has a liquidation preference of $20 per share, plus accrued and unpaid dividends, before any distribution of assets is made to holders of Common Stock or any other junior stock. If assets available for distribution are insufficient to pay the full liquidation preference, all classes of capital stock, if any, ranking on a parity as to liquidation rights with the $2.20 Preferred Stock are entitled to share ratably in any such distribution.

  Redemption

     The $2.20 Preferred Stock is redeemable, but only out of funds legally available therefor, at the option of the Company, in whole or in part, on not more than 45 and not less than 30 days' notice, at $20 per share plus dividends accrued to the redemption date. If not sooner redeemed, on each February 15, beginning on February 15, 1994, the Company is required to set aside funds and effect the redemption of 6 2/3% (subject to certain credits) of the number of shares of $2.20 Preferred Stock outstanding on February 15, 1994. If the Company fails to pay dividends on the $2.20 Preferred Stock in an amount equal to at least 12 quarterly dividends (whether or not consecutive) or if the Company fails to make redemptions of $2.20 Preferred Stock when required with respect to at least the number of shares to be redeemed in any three-year period, and if all of the outstanding shares of $2.20 Preferred Stock are held by MetLife Louisiana or by its affiliates, the Company is required to redeem, out of funds legally available therefor, at the option of MetLife Louisiana or its affiliates (the "$2.20 Preferred Stock Put Option"), within 60 days of the occurrence thereof, all of the outstanding shares of $2.20 Preferred Stock at the applicable redemption price plus dividends accrued to the redemption date. Prior to any such redemption, the Company shall pay or make provision for payment of all accrued and unpaid dividends on all shares of the Company's preferred stock.

     Pursuant to the Amended MetLife Memorandum, MetLife Louisiana has agreed to waive the $2.20 Preferred Stock Put Option and the annual mandatory redemption requirements associated with the $2.20 Preferred Stock. The Company has agreed not to exercise its right to optionally redeem the $2.20 Preferred Stock at any time prior to February 9, 1998.

  Ranking

     The $2.20 Preferred Stock ranks senior to the Common Stock as to liquidation and dividends.

  Conversion

     The shares of $2.20 Preferred Stock are convertible, at the option of the holder thereof, into shares of Common Stock at a rate of 0.8696 shares of Common Stock for each share of $2.20 Preferred Stock. The conversion price is subject to adjustment in certain events, including (i) dividends (and other distributions) payable to all holders of Common Stock in shares of the Company's capital stock, including Common Stock, (ii) the issuance to all holders of Common Stock of rights or warrants which entitle them to subscribe for or purchase Common Stock at a price per share less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights or warrants referred to above and dividends and distributions paid in cash out of current or retained earnings). In case of certain consolidations or mergers to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company, each share of $2.20 Preferred Stock then outstanding is entitled to be converted after such consolidation, merger, sale or transfer into the kind and amount of securities, cash and other property receivable upon the consolidation, merger, sale or transfer by a holder of a number of shares of Common Stock into which such share of $2.20 Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer. Fractional shares of Common Stock are not to be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on market price.

     Pursuant to the Amended MetLife Memorandum, MetLife Louisiana has agreed to refrain from exercising the conversion rights of the $2.20 Preferred Stock.

  Voting Rights

     The holders of $2.20 Preferred Stock are entitled to one vote per share, voting together as a single class with the holders of Common Stock and any other class or series which may similarly be entitled to vote with the holders of Common Stock, on all matters on which the shares of Common Stock may vote, including the elections of directors.

     The affirmative vote of the holders of two-thirds of the outstanding shares of $2.20 Preferred Stock, voting as a separate class, is required (i) to authorize or increase the authorized amount of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series of stock ranking prior to the $2.20 Preferred Stock as to the payment of dividends or the distribution of assets, (ii) to amend, alter or repeal the voting powers, preferences or rights of the $2.20 Preferred Stock in any respect adverse to the holders thereof or (iii) to authorize the merger or consolidation of the Company if such merger or consolidation would have an effect on the $2.20 Preferred Stock substantially similar to (i) or (ii) above.

     In addition, the affirmative vote of the holders of a majority of the outstanding shares of $2.20 Preferred Stock, voting together as a single class, is required in order to authorize any increase in authorized $2.20 Preferred Stock or authorize or increase the authorized amount of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series of stock ranking on parity with the $2.20 Preferred Stock as to the payment of dividends or the distribution of assets.

     Pursuant to the Amended MetLife Memorandum, the Board of Directors was expanded from 13 to 16 members, and three new directors were selected from a list proposed by MetLife Louisiana to fill the vacancies created thereby. The three persons proposed by MetLife Louisiana were elected to the Board of Directors. In addition, the Company amended its By-Laws to allow for the calling of a special meeting of stockholders to elect one additional director in the event a majority of the 16-member Board of Directors cannot be obtained on a consistent basis. One of the three new directors proposed by MetLife Louisiana has resigned and a second chose not to stand for re-election at the Company's 1994 annual meeting (which was held on May 26, 1994). The members of the Board of Directors have reached an understanding that, if the MetLife Louisiana Option has not been exercised in full by June 30, 1994, on such date the Board of Directors will appoint one additional director to be selected from a list, to be proposed by MetLife Louisiana and Oakville N.V., of persons associated with or recommended by major stockholders.

  Failure to Redeem $2.20 Preferred Stock or Pay Dividends

     If the Company fails to make redemptions of $2.20 Preferred Stock when required with respect to at least the number of shares to be redeemed on any two redemption dates, and if the default in dividends described in the next paragraph is not then in effect ("Dividend Default"), the number of directors then constituting the Board of Directors shall be increased by two and the holders of the $2.20 Preferred Stock, voting separately as a single class, shall have the right to elect the two additional members of the Board of Directors. Such right will expire when the arrearage in such redemptions has been cured or when a Dividend Default has occurred.

     If the Company fails to pay dividends on the $2.20 Preferred Stock in an amount equal to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of the $2.20 Preferred Stock, voting together as a single class with the holders of any other series of preferred stock having similar voting rights, shall have the right to elect the two additional members of the Board of Directors. Such right will expire when all accrued but unpaid dividends on the preferred stock have been paid and dividends on the preferred stock for the then current quarterly period have been paid or declared and set apart.

  Future Preferred Stock and Offer to Repurchase

     Pursuant to the Amended MetLife Memorandum, the Company has agreed to issue to MetLife Louisiana, upon MetLife Louisiana's request, a new series of preferred stock ("Future Preferred Stock") in the event that the MetLife Louisiana Option is not exercised in full prior to its expiration and has agreed to offer to repurchase 287,500 shares of the $2.20 Preferred Stock or, if issued in lieu thereof, the Future Preferred Stock, each year commencing June 30, 1998.

RIGHTS AGREEMENT AND PARTICIPATING PREFERRED STOCK

     Effective December 16, 1985, the Board of Directors declared a distribution of one preferred stock purchase right on each outstanding share of Common Stock. Each right entitles stockholders until December 16, 1995 (or such later date as the Company may provide) to purchase one one-hundredth of a share of Participating Preferred Stock, no par value ("Participating Preferred Stock"), at an initial exercise price of $35 for each one one-hundredth of a share. Certificates delivered upon transfer or new issuance of Common Stock contain a notation incorporating by reference the agreement pursuant to which such rights have been issued.

     The rights are not exercisable, or transferable apart from the Common Stock, until ten days after any person (an "Acquiring Person") acquires shares of the Company's capital stock having at least 20% of the general voting power without approval of the Board of Directors. Separate certificates representing the rights will be mailed to holders of Common Stock as of such date.

     If, after an Acquiring Person acquires shares of the Company's capital stock having 20% of the general voting power in a transaction not approved by the Board of Directors, the Company were to be acquired in a merger or other business combination transaction, each right would require that provision be made for its holder to be allowed to purchase, at the then-current exercise price of the right, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the right. Thus, for example, if the market value of the acquiring company's common stock at the time of the transaction were $17.50 per share and the exercise price of the rights were $35 per right, each right would entitle a holder to receive upon exercise four shares of the acquiring company's common stock.

     If the Company were the surviving corporation in the merger and the Common Stock was not changed, provision would be made so that each holder of a right (other than the Acquiring Person) would receive upon its exercise that number of shares of Participating Preferred Stock having a market value of two times the exercise price of the right.

     In order to allow for flexibility, the rights are subject to redemption at the election of the Board of Directors at $.05 per right at any time prior to ten days after someone becomes an Acquiring Person. Once any party becomes an Acquiring Person and such ten-day period has elapsed, the rights become nonredeemable. The rights have no voting or dividend rights.

     The Participating Preferred Stock is nonredeemable and ranks on a parity with other series of Preferred Stock. Each share has a minimum preferential quarterly dividend rate of $1.00 per share, but is entitled to an aggregate dividend of 100 times any dividend declared on the Common Stock (other than a dividend payable in shares of Common Stock).

     In the event of liquidation, the holders of the Participating Preferred Stock will be entitled to receive a preferred liquidation payment of $35 per share, but will be entitled to receive an aggregate liquidation payment equal to such $35 per share plus 100 times any payment made per share of Common Stock. Each share of Participating Preferred Stock will be entitled to 100 votes, voting together with the Common Stock and any other class of the Company's capital stock having general voting power. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash or other property, the Participating Preferred Stock requires that provision be made so that each share of Participating Preferred Stock will receive 100 times the amount received per share of Common Stock. The foregoing rights of the Participating Preferred Stock are protected against dilution in certain events. Fractional shares of Participating Preferred Stock in integral multiples of one one-hundredth of a share will be issuable. Because of the nature of the Participating Preferred Stock dividend, liquidation and voting rights, the value of a one one-hundredth interest in a share of Participating Preferred Stock purchasable with each right should generally approximate the value of one share of Common Stock.

     Pursuant to the Amended MetLife Memorandum, the Company has agreed to cause the preferred stock purchase rights to cease to exist in the event the Company has not fully exercised the MetLife Louisiana Option before its expiration.

                                  UNDERWRITING


     The Underwriters named below (the "Underwriters"), for whom CS First Boston Corporation, Smith Barney Inc. and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:



                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    CS First Boston Corporation...............................................  1,133,334
    Smith Barney Inc. ........................................................  1,133,333
    Jefferies & Company, Inc. ................................................  1,133,333
    A.G. Edwards & Sons, Inc. ................................................    150,000
    Gaines, Berland Inc. .....................................................     75,000
    Howard, Weil, Labouisse, Friedrichs Incorporated..........................    150,000
    Johnson Rice & Company....................................................     75,000
    Kidder, Peabody & Co. Incorporated........................................    150,000
    Ladenburg, Thalmann & Co. Inc. ...........................................     75,000
    Laidlaw Equities, Inc. ...................................................     75,000
    Lehman Brothers Inc. .....................................................    150,000
    Monness, Crespi, Hardt & Co., Inc. .......................................     75,000
    Morgan Stanley & Co. Incorporated.........................................    150,000
    Oppenheimer & Co., Inc. ..................................................    150,000
    PaineWebber Incorporated..................................................    150,000
    Petrie Parkman & Co., Inc. ...............................................    150,000
    Principal Financial Securities, Inc. .....................................     75,000
    Rauscher Pierce Refsnes, Inc. ............................................     75,000
    Southcoast Capital Corporation............................................     75,000
    S.G. Warburg & Co. Inc. ..................................................    150,000
                                                                                ---------
              Total...........................................................  5,350,000
                                                                                 ========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Shares offered hereby (other than those Shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the initial public offering of the Common Stock offered hereby, to purchase up to 500,000 additional shares of Common Stock at the initial public offering price less the underwriting discount, all as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.


     The Company has been advised by the Representatives that the Underwriters propose to offer the Shares to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $0.32 per Share; that the Underwriters and such dealers may allow a discount of $0.05 per Share on sales to certain other dealers; and that after the initial public offering the public offering price and concession and discount to dealers may be changed by the Representatives.


     The Company, MetLife Louisiana, Oakville N.V. and each of the Company's directors and executive officers, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or the Company's preferred stock (other than, in the case of MetLife Louisiana, to the Company, pursuant to the MetLife Louisiana Option) or any other securities convertible into or exchangeable for Common Stock or the Company's preferred stock other than upon conversion of convertible securities outstanding on the date hereof or pursuant to employee benefit plans (including, but not limited to, stock option plans) for a period of 90 days after the date of this Prospectus in the case of the Company and each of the Company's directors and executive officers, for a period of 60 days after the date of this Prospectus in the case of Oakville N.V. (subject to earlier termination upon the occurrence of certain events), and through July 22, 1994 (subject to earlier termination upon the occurrence of certain events) in the case of MetLife Louisiana, in each case without the prior written consent of CS First Boston Corporation.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Act"), or contribute to payments which the Underwriters may be required to make in respect thereof.


     During the past 12 months, Smith Barney Inc. and Jefferies & Company, Inc. have provided investment banking and advisory services to the Company, for which they have received customary compensation.



                          NOTICE TO CANADIAN RESIDENTS


RESALE RESTRICTIONS


     The distribution of the Shares in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Shares are effected. Accordingly, any resale of the Shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares.



REPRESENTATIONS OF PURCHASERS



     Each purchaser of Shares in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Shares without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."



RIGHTS OF ACTION AND ENFORCEMENT



     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.



     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.


NOTICE TO BRITISH COLUMBIA RESIDENTS


     A purchaser of Shares to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Shares acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Shares acquired on the same date and under the same prospectus exemption.


                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Fulbright & Jaworski L.L.P., a registered limited liability partnership, San Antonio, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Baker & Botts, L.L.P., a registered limited liability partnership, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1993, December 31, 1992 and for the years ended December 31, 1993, December 31, 1992 and September 30, 1991 and for the three-month period ended December 31, 1991 included in this Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Information set forth in this Prospectus, including information included in Note P of Notes to Consolidated Financial Statements, relating to estimated proved reserves of oil and gas and the related estimates of future net revenues and present values thereof (except for estimates of future income tax expense related thereto) as of September 30, 1991; December 31, 1991; December 31, 1992; December 31, 1993; and March 31, 1994 for properties in the United States and as of September 30, 1991; December 31, 1992; and December 31, 1993 for properties in Bolivia have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and are included herein and incorporated by reference herein upon the authority of such firm as an expert in petroleum engineering.

                             AVAILABLE INFORMATION

     A registration statement on Form S-3 (the "Registration Statement") under the Act has been filed by the Company with the Commission with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on file with the Commission. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Tesoro is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports, proxy and information statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents can be obtained from the Commission at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy and information statements and other information concerning Tesoro are also available for inspection and copying at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 115 Sansome, San Francisco, California 94104, on which exchanges certain securities of Tesoro are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and the description of the Common Stock contained in the Registration Statement on Form 8-A of the Company, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus, except as superseded or modified herein.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (not including exhibits to those documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Prospectus). Requests for such copies should be directed to Mr. James E. Duncan, Tesoro Petroleum Corporation, 8700 Tesoro Drive, San Antonio, Texas 78217, telephone number (210) 283-2440 or (800) 837-6768.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
  Pro Forma Statements of Condensed Consolidated Operations -- Year Ended
     December 31, 1993................................................................  F-3
  Pro Forma Statements of Condensed Consolidated Operations -- Three Months Ended
     March 31, 1994...................................................................  F-4
  Pro Forma Condensed Consolidated Balance Sheet -- March 31, 1994....................  F-5
  Notes to Pro Forma Condensed Consolidated Financial Data............................  F-6
CONSOLIDATED FINANCIAL STATEMENTS -- TESORO PETROLEUM CORPORATION
  Independent Auditors' Report........................................................  F-8
  Statements of Consolidated Operations -- Years Ended September 30, 1991, December
     31, 1992 and December 31, 1993 and Three Months Ended December 31, 1991,
     March 31, 1993 and March 31, 1994................................................  F-9
  Consolidated Balance Sheets -- December 31, 1992, December 31, 1993 and March 31,
     1994.............................................................................  F-10
  Statements of Consolidated Common Stock and Other Stockholders' Equity -- Years
     Ended September 30, 1991, December 31, 1992 and December 31, 1993 and Three
     Months Ended December 31, 1991 and March 31, 1994................................  F-12
  Statements of Consolidated Cash Flows -- Years Ended September 30, 1991, December
     31, 1992 and December 31, 1993 and Three Months Ended December 31, 1991,
     March 31, 1993 and March 31, 1994................................................  F-13
  Notes to Consolidated Financial Statements..........................................  F-14

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


     The unaudited pro forma financial data set forth the Company's historical financial data adjusted to give effect to the Recapitalization and the Offering, assuming net proceeds of $52.3 million, after deduction of $3.2 million of underwriting discounts and estimated expenses, from the issuance of 5,350,000 shares of the Company's Common Stock at an offering price of $10.375 per share pursuant to the Offering. The pro forma financial data assume that the proceeds from the Offering are used to exercise the MetLife Louisiana Option to the extent of such proceeds and take into account the payment of a cash dividend on the $2.20 Preferred Stock in May 1994 from the Company's available cash. See "Use of Proceeds."


     The pro forma financial data have been prepared assuming the Recapitalization and the Offering occurred as of January 1, 1993 for Pro Forma Statements of Condensed Consolidated Operations presentation purposes and on March 31, 1994 for Pro Forma Condensed Consolidated Balance Sheet presentation purposes, subject to the assumptions and adjustments in the accompanying Notes to Pro Forma Condensed Consolidated Financial Data. The pro forma financial data are not necessarily indicative of the Company's results of operations or financial position in the future or of what the Company's results of operations or financial position would have been had the Recapitalization and the Offering been consummated during the periods, or as of the dates, for which pro forma financial data are presented. The pro forma financial data are based upon, and should be read in conjunction with, the Company's historical Consolidated Financial Statements, including the notes thereto.

           PRO FORMA STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        PRO FORMA
                                                             PRO FORMA            RECAPITALIZATION AND
                                                         RECAPITALIZATION              OFFERING(A)
                                                     -------------------------   -----------------------
                                        HISTORICAL   ADJUSTMENTS      ADJUSTED   ADJUSTMENTS    ADJUSTED
                                        ----------   -----------      --------   -----------    --------
Total Revenues(b).....................   $ 834,910                    $834,910                  $834,910
                                         ---------                    --------                  --------
Costs of Sales and Operating
  Expenses............................     756,764                     756,764                   756,764
General and Administrative Expenses...      16,712                      16,712                    16,712
Depreciation, Depletion and
  Amortization........................      22,591                      22,591                    22,591
Interest Expense(c)...................      14,550         (94)(e)      14,456                    14,456
Other.................................       5,640         142 (e)       5,782                     5,782
                                         ---------                    --------                  --------
     Total Costs and Expenses.........     816,257                     816,305                   816,305
                                         ---------                    --------                  --------
Earnings Before Income Taxes and
  Extraordinary Loss..................      18,653                      18,605                    18,605
Income Tax Provision(d)...............       1,697                       1,697                     1,697
                                         ---------                    --------                  --------
Earnings Before Extraordinary Loss....      16,956                      16,908                    16,908
Extraordinary Loss....................          --      (4,850)(e)      (4,850)                   (4,850)
                                         ---------                    --------                  --------
Net Earnings..........................      16,956                      12,058                    12,058
Preferred Stock Dividend
  Requirements........................       9,207      (2,882)(e)       6,325      (6,244)(f)        81
                                         ---------                    --------                  --------
Net Earnings Applicable to
  Common Stock........................   $   7,749                    $  5,733                  $ 11,977
                                         =========                    ========                  ========
Earnings (Loss) Per Primary and Fully
  Diluted* Share:
  Earnings Before Extraordinary
     Loss.............................   $     .54                    $    .46                  $    .70
  Extraordinary Loss..................          --                        (.21)                     (.20)
                                         ---------                    --------                  --------
  Net Earnings........................   $     .54                    $    .25                  $    .50
                                         =========                    ========                  ========
Average Shares of Common Stock
  Outstanding (in thousands):
  Primary.............................      14,290                      22,788                    24,106(f)
  Fully Diluted.......................      19,065                      25,288                    24,138(f)


- ---------------

* Anti-dilutive

         See Notes to Pro Forma Condensed Consolidated Financial Data.

           PRO FORMA STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        PRO FORMA
                                                             PRO FORMA            RECAPITALIZATION AND
                                                         RECAPITALIZATION              OFFERING(A)
                                                      -----------------------    -----------------------
                                         HISTORICAL   ADJUSTMENTS    ADJUSTED    ADJUSTMENTS    ADJUSTED
                                         ----------   -----------    --------    -----------    --------
Total Revenues(b).......................  $ 192,740                  $192,740                   $192,740
                                          ---------                  --------                   --------
Costs of Sales and Operating Expenses...    167,605                   167,605                    167,605
General and Administrative Expenses.....      3,627                     3,627                      3,627
Depreciation, Depletion and
  Amortization..........................      6,677                     6,677                      6,677
Interest Expense........................      4,877                     4,877                      4,877
Other...................................      1,191                     1,191                      1,191
                                          ---------                  --------                   --------
          Total Costs and Expenses......    183,977                   183,977                    183,977
                                          ---------                  --------                   --------
Earnings Before Income Taxes and
  Extraordinary Loss....................      8,763                     8,763                      8,763
Income Tax Provision(d).................      1,561                     1,561                      1,561
                                          ---------                  --------                   --------
Earnings Before Extraordinary Loss......      7,202                     7,202                      7,202
Extraordinary Loss......................     (4,752)     4,752 (e)         --                         --
                                          ---------                  --------                   --------
Net Earnings............................      2,450                     7,202                      7,202
Preferred Stock Dividend
  Requirements..........................      1,889       (308)(e)      1,581       (1,561)(f)        20
                                          ---------                  --------                   --------
Net Earnings Applicable to
  Common Stock..........................  $     561                  $  5,621                   $  7,182
                                          =========                  ========                   ========
Earnings (Loss) Per Primary and
  Fully Diluted* Share:
  Earnings Before Extraordinary Loss....  $     .27                  $    .24                   $    .29
  Extraordinary Loss....................       (.24)                       --                         --
                                          ---------                  --------                   --------
  Net Earnings..........................  $     .03                  $    .24                   $    .29
                                          =========                  ========                   ========
Average Shares of Common Stock
  Outstanding (in thousands):
  Primary...............................     19,455                    23,232(g)                  24,550(f)
  Fully Diluted.........................     23,018                    25,809(g)                  24,659(f)


- ---------------

* Anti-dilutive

         See Notes to Pro Forma Condensed Consolidated Financial Data.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1994
                             (DOLLARS IN THOUSANDS)


                                                                                   PRO FORMA
                                                                                  OFFERING(A)
                                                                            ------------------------
                                                          HISTORICAL(H)     ADJUSTMENTS     ADJUSTED
                                                          -------------     -----------     --------
Assets:
  Current Assets:
     Cash and short-term investments....................    $  49,412          (1,581)(j)   $ 47,831
     Receivables........................................       59,487                         59,487
     Inventories........................................       75,403                         75,403
     Prepaid expenses and other.........................        9,870                          9,870
                                                            ---------                       --------
          Total Current Assets..........................      194,172                        192,591
  Net Property, Plant and Equipment.....................      222,418                        222,418
  Other Assets..........................................       25,519                         25,519
                                                            ---------                       --------
                                                            $ 442,109                       $440,528
                                                            =========                       ========
Liabilities and Stockholders' Equity:
  Current Liabilities(i)................................    $  77,784                       $ 77,784
                                                            ---------                       --------
  Other Liabilities.....................................       35,277                         35,277
                                                            ---------                       --------
  Long-Term Debt and Other Obligations(i)...............      184,950                        184,950
                                                            ---------                       --------
  Common Stock and Other Stockholders' Equity:
     $2.20 Preferred Stock..............................       57,500         (56,766)(k)        734
     Common Stock.......................................        3,743             220 (k)      3,963
     Additional paid-in capital.........................      114,406          56,546 (k)    170,952
     Accumulated deficit................................      (31,337)         (1,581)(k)    (32,918)
     Deferred compensation..............................         (214)                          (214)
                                                            ---------                       --------
          Total Common Stock and Other Stockholders'
            Equity......................................      144,098                        142,517
                                                            ---------                       --------
                                                            $ 442,109                       $440,528
                                                            =========                       ========


- ------------------------

         See Notes to Pro Forma Condensed Consolidated Financial Data.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(a) The Company is currently prohibited under the terms of the indenture governing the Subordinated Debentures from repurchasing its capital stock, including the shares of $2.20 Preferred Stock and Common Stock subject to the MetLife Louisiana Option, except from the proceeds of a substantially concurrent sale of other shares of capital stock. If the net proceeds to the Company from the Offering are not sufficient to exercise the MetLife Louisiana Option in full, the Company would be able to exercise the MetLife Louisiana Option only to the extent of the net proceeds from the Offering.

(b) The Company is involved in litigation with Tennessee Gas relating to a natural gas sales contract. For additional information concerning this dispute, see "Investment Considerations," "Legal Proceedings -- Tennessee Gas Contract" and Notes K and P of Notes to Consolidated Financial Statements.

(c) Interest expense in 1993 is net of a $5.2 million credit for settlement of several state tax issues (see Note H of Notes to Consolidated Financial Statements). Excluding this credit, interest expense for 1993 would have been $19.7 million.

(d) No tax effect has been reflected in the adjustments to the Pro Forma Statements of Condensed Consolidated Operations, as the Company has provided a 100% valuation allowance to the extent of its net deferred tax assets.

(e) In February 1994, the Company consummated exchange offers and adopted amendments to its Restated Certificate of Incorporation pursuant to which the Company's outstanding debt and preferred stock were restructured. A description of the significant components of this Recapitalization, together with the applicable accounting effects, follows:

     Subordinated Debentures in the principal amount of $44.1 million were tendered in exchange for a like principal amount of new Exchange Notes, which satisfied the 1994 sinking fund requirement and, except for $.9 million, will satisfy sinking fund requirements for the Subordinated Debentures through 1997. The Exchange Notes bear interest at 13% per annum, are scheduled to mature on December 1, 2000 and have no sinking fund requirements. The exchange resulted in an extraordinary loss of $4.8 million representing the excess of the market value of the Exchange Notes over the carrying value of the Subordinated Debentures, increased by the applicable unamortized debt issuance costs. Interest and other expense is assumed to decrease by $.1 million for the Subordinated Debentures retired and increased by $.1 million for the Exchange Notes issued.


     The 1,319,563 outstanding shares of $2.16 Preferred Stock of the Company, together with accrued and unpaid dividends of $9.5 million at February 9, 1994, were reclassified into 6,465,859 shares of Common Stock of the Company. The Company also agreed to issue 131,956 shares of Common Stock on behalf of the holders of $2.16 Preferred Stock and to pay $500,000 for certain of their legal fees and expenses in connection with the settlement of litigation related to the reclassification. The court awarded $500,000 and 73,913 shares of Common Stock for such legal fees and expenses, 1,127 shares to counsel retained by a party objecting to the settlement, with the remaining 56,916 shares to be issued to the former holders of $2.16 Preferred Stock. The shares awarded to counsel for the holders of $2.16 Preferred Stock have been issued; the shares to be issued to the former holders of $2.16 Preferred Stock and to counsel for the objecting party will be issued upon the court's orders becoming final and nonappealable.


     The Company and MetLife Louisiana, the holder of all the Company's outstanding $2.20 Preferred Stock, entered into the Amended MetLife Memorandum pursuant to which MetLife Louisiana agreed to waive all existing mandatory redemption requirements of the $2.20 Preferred Stock, to consider all accrued and unpaid dividends thereon through February 9, 1994 (aggregating approximately $21.2 million) to have been paid, to allow the Company to pay future dividends in Common Stock in lieu of cash, to waive or refrain from exercising other rights of the $2.20 Preferred Stock and to grant to the Company the MetLife Louisiana Option, pursuant to which the Company has the option to purchase, until February 9, 1997, all shares of the $2.20 Preferred Stock and Common Stock held by MetLife Louisiana, all in consideration for, among other things, the issuance by the Company to MetLife Louisiana of 1,900,075 shares of Common Stock. Such additional shares are also subject to the MetLife Louisiana Option. Until June 30, 1994, the option exercise price is approximately $53.0 million, after giving effect to a reduction in the option price for the cash dividend paid on the $2.20 Preferred Stock in May 1994. The unexercised option price will be increased by 3% on the last day of each calendar quarter until December 31, 1995, and by 3 1/2% on the last day of each quarter thereafter, and will be reduced by cash dividends paid on the $2.20 Preferred Stock after February 9, 1994. The Company will be required to pay dividends (in either cash or Common Stock) when due on the $2.20 Preferred Stock in order for the MetLife Louisiana Option to remain outstanding. In addition, the MetLife Louisiana Option is subject to certain minimum exercise requirements to remain outstanding beyond one year and two years; however, even if the net proceeds of the Offering are not sufficient to exercise the MetLife Louisiana Option in full, such net proceeds will be sufficient to satisfy all of the minimum exercise requirements.

     Had the Recapitalization occurred on January 1, 1993, the extraordinary loss on early extinguishment of debt would have been recognized during 1993 and preferred stock dividend requirements for the three months ended March 31, 1994 would have been reduced by approximately $308,000. There would be no other significant pro forma adjustments for such period.

(f) Under the Offering, shares of outstanding capital stock of the Company are assumed to change as follows:


                                                            COMMON STOCK    $2.20 PREFERRED STOCK
                                                            OUTSTANDING          OUTSTANDING
                                                            ------------    ---------------------
         Offering.........................................    5,350,000                 --
         Exercise of MetLife Louisiana Option.............   (4,032,042)        (2,838,312)
                                                             ----------         ----------
         Net Increase (Decrease)..........................    1,317,958         (2,838,312)
                                                             ==========         ==========



     The Company's primary shares outstanding on a pro forma basis will increase by 1,317,958 shares. Fully diluted shares will be reduced by a net 1,150,238 shares as a result of the exercise of the MetLife Louisiana Option to reacquire 2,838,312 shares of the $2.20 Preferred Stock, each share of which is convertible by its terms into .8696 shares of Common Stock, or an aggregate of 2,468,196 shares of Common Stock. The reacquisition of the $2.20 Preferred Stock under the MetLife Louisiana Option would have eliminated preferred dividend requirements aggregating $6.2 million for the year ended December 31, 1993 and $1.6 million for the three months ended March 31, 1994.


(g) Had the Recapitalization occurred on January 1, 1993, the Historical weighted average shares of Common Stock issued and outstanding for the three months ended March 31, 1994 would have been approximately 23,232,000 shares, reflecting the pro forma issuance for the entire three month period ended March 31, 1994 of the 6,465,859 shares, the 131,956 shares and the 1,900,075 shares referred to in (e) above.

(h)  Includes the Recapitalization, which was consummated in February 1994.

(i) Current Liabilities exclude $6.1 million current portion of long-term debt and other obligations, which amount is included in the respective line item.


(j) The change in cash and short-term investments on a pro forma basis results from the following (in thousands):



                                                                               OFFERING AND
                                                                  DIVIDENDS   USE OF PROCEEDS
                                                                  ---------   ---------------
         Offering...............................................  $      --      $  55,506
         Expenses Related to Offering...........................         --         (3,230)
         Payment of Dividend in May 1994........................     (1,581)            --
         Exercise of MetLife Louisiana Option...................         --        (52,276)
                                                                  ---------      ---------
         Increase (Decrease) in Cash and Short-Term
           Investments..........................................  $  (1,581)     $      --
                                                                  =========      =========


(k) The changes in Common Stock and Other Stockholders' Equity on a pro forma basis result from the following (in thousands):


                                                 $2.20              ADDITIONAL
                                               PREFERRED   COMMON    PAID-IN      ACCUMULATED
                                                 STOCK     STOCK     CAPITAL       DEFICIT        TOTAL
                                               ---------   ------   ----------    ----------    ----------
     Offering................................. $      --   $ 892     $ 54,614      $      --     $  55,506
     Expenses Related to Offering.............        --      --       (3,230)            --        (3,230)
     Payment of Dividend in May 1994..........        --      --           --         (1,581)       (1,581)
     Exercise of MetLife Louisiana Option.....   (56,766)   (672)       5,162             --       (52,276)
                                               ---------   -----     --------      ---------     ---------
     Increase (Decrease) in Common Stock and
       Other Stockholders' Equity............. $ (56,766)  $ 220     $ 56,546      $  (1,581)    $  (1,581)
                                                ========   =====     ========      =========     =========

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

     We have audited the accompanying consolidated balance sheets of Tesoro Petroleum Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, common stock and other stockholders' equity and cash flows for the years ended December 31, 1993, December 31, 1992 and September 30, 1991 and for the three-month period ended December 31, 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tesoro Petroleum Corporation and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for the years ended December 31, 1993, December 31, 1992 and September 30, 1991 and for the three-month period ended December 31, 1991, in conformity with generally accepted accounting principles.

     As discussed in Note A of Notes to Consolidated Financial Statements, in 1992 the Company changed its method of accounting for postretirement benefits other than pensions and accounting for income taxes.

DELOITTE & TOUCHE

San Antonio, Texas
February 10, 1994

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                       THREE
                                                       MONTHS                              THREE MONTHS
                                         YEAR ENDED    ENDED         YEARS ENDED              ENDED
                                         SEPTEMBER    DECEMBER       DECEMBER 31,           MARCH 31,
                                             30,        31,        ------------------    ------------------
                                            1991       1991       1992       1993       1993       1994
                                          ----------    -------    -------    -------    -------    -------
                                                                                            (UNAUDITED)
Revenues:
  Gross operating revenues.............   $1,084,954    240,586    946,446    831,007    224,494    189,087
  Interest income......................        4,209        682      3,170      1,803        451        523
  Gain on sales of assets..............          119          9      4,024         60         48      2,680
  Other................................        1,734      2,596        732      2,040      1,488        450
                                          ----------    -------    -------    -------    -------    -------
          Total Revenues...............    1,091,016    243,873    954,372    834,910    226,481    192,740
                                          ----------    -------    -------    -------    -------    -------
Costs and Expenses:
  Costs of sales and operating
     expenses..........................    1,015,859    228,569    926,082    756,764    213,737    167,605
  General and administrative...........       17,003      2,849     25,849     16,712      3,423      3,627
  Depreciation, depletion and
     amortization......................       15,005      4,225     16,552     22,591      4,822      6,677
  Interest expense.....................       18,804      4,966     21,115     14,550      5,013      4,877
  Other................................        5,312        722      4,636      5,640      1,663      1,191
                                          ----------    -------    -------    -------    -------    -------
          Total Costs and Expenses.....    1,071,983    241,331    994,234    816,257    228,658    183,977
                                          ----------    -------    -------    -------    -------    -------
Earnings (Loss) Before Income Taxes,
  the Cumulative Effect of Accounting
  Changes and Extraordinary Loss on
  Extinguishment of Debt...............       19,033      2,542    (39,862)    18,653     (2,177)     8,763
Income Tax Provision...................       15,094      2,958      5,383      1,697        732      1,561
                                          ----------    -------    -------    -------    -------    -------
Earnings (Loss) Before the Cumulative
  Effect of Accounting Changes and
  Extraordinary Loss on Extinguishment
  of Debt..............................        3,939       (416)   (45,245)    16,956     (2,909)     7,202
Cumulative Effect of Accounting
  Changes..............................           --         --    (20,630)        --         --         --
Extraordinary Loss on Extinguishment of
  Debt.................................           --         --         --         --         --     (4,752)
                                          ----------    -------    -------    -------    -------    -------
Net Earnings (Loss)....................   $    3,939       (416)   (65,875)    16,956     (2,909)     2,450
                                          ==========    =======    =======    =======    =======    =======
Net Earnings (Loss) Applicable to
  Common Stock.........................   $   (5,268)    (2,717)   (75,082)     7,749     (5,211)       561
                                          ==========    =======    =======    =======    =======    =======
Earnings (Loss) Per Primary and Fully
  Diluted* Share:
  Earnings (Loss) Before the Cumulative
     Effect of Accounting Changes and
     Extraordinary Loss on
     Extinguishment of Debt............   $     (.37)      (.19)     (3.87)       .54       (.37)       .27
  Cumulative Effect of Accounting
     Changes...........................           --         --      (1.47)        --         --         --
  Extraordinary Loss on Extinguishment
     of Debt...........................           --         --         --         --         --       (.24)
                                          ----------    -------    -------    -------    -------    -------
  Net Earnings (Loss)..................   $     (.37)      (.19)     (5.34)       .54       (.37)       .03
                                          ==========    =======    =======    =======    =======    =======
Weighted Average Common and Common
  Equivalent Shares (in thousands).....       14,069     14,067     14,063     14,290     14,070     19,455
                                          ==========    =======    =======    =======    =======    =======

- ---------------

* Anti-dilutive

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,            MARCH
                                                              ---------------------        31,
                                                                1992         1993         1994
                                                              --------      -------      -------
                                                                                         (UNAUDITED)
                          ASSETS
Current Assets:
  Cash and cash equivalents (includes restricted cash of
     $0, $25,420 and $26,550, respectively, as collateral
     for letters of credit)................................   $ 46,869       36,596       49,412
  Short-term investments...................................     20,021        5,952           --
  Receivables, less allowance for doubtful accounts of
     $2,587, $2,487 and $2,419, respectively...............     77,173       69,637       59,487
  Inventories:
     Crude oil, refined products and merchandise...........     70,875       71,011       72,261
     Materials and supplies................................      3,636        3,175        3,142
  Prepaid expenses and other...............................      9,803       10,136        9,870
                                                              --------      -------      -------
          Total Current Assets.............................    228,377      196,507      194,172
                                                              --------      -------      -------
Property, Plant and Equipment:
  Refining and marketing...................................    275,213      282,286      284,818
  Exploration and production, full-cost method of
     accounting:
     Properties being amortized............................     45,182       74,684       85,836
     Properties not yet evaluated..........................      1,482        1,959        2,472
  Oil field supply and distribution........................     16,365       15,413       14,872
  Corporate................................................     10,431       11,121       11,608
                                                              --------      -------      -------
                                                               348,673      385,463      399,606
  Less accumulated depreciation, depletion and
     amortization..........................................    150,191      172,312      177,188
                                                              --------      -------      -------
          Net Property, Plant and Equipment................    198,482      213,151      222,418
                                                              --------      -------      -------
Other Assets:
  Investment in Tesoro Bolivia Petroleum Company...........      2,786        6,310        6,823
  Other....................................................     17,077       18,554       18,696
                                                              --------      -------      -------
          Total Other Assets...............................     19,863       24,864       25,519
                                                              --------      -------      -------
                                                              $446,722      434,522      442,109
                                                              ========      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                DECEMBER 31,            MARCH
                                                            ---------------------        31,
                                                              1992         1993         1994
                                                            --------      -------      -------
                                                                                       (UNAUDITED)
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.......................................   $ 49,120       43,192       45,161
  Accrued liabilities....................................     30,387       24,017       32,623
  Current portion of long-term debt and other
     obligations.........................................     26,287        4,805        6,094
                                                            --------      -------      -------
          Total Current Liabilities......................    105,794       72,014       83,878
                                                            --------      -------      -------
Other Liabilities........................................     43,107       45,272       35,277
                                                            --------      -------      -------
Long-Term Debt and Other Obligations, Less Current Portion..  175,461     180,667      178,856
                                                            --------      -------      -------
Commitments and Contingencies
$2.20 Redeemable Cumulative Convertible Preferred Stock
  and Accrued Dividends; $1 stated value; 2,875,000
  shares issued and outstanding; redemption and
  liquidation value of $78,056 in 1993 ($71,731 in
  1992)..................................................     71,695       78,051           --
                                                            --------      -------      -------
Common Stock and Other Stockholders' Equity:
  Preferred stock, no par value, authorized 5,000,000
     shares including redeemable preferred shares:
     $2.20 Cumulative convertible preferred stock; $1
       stated value; 2,875,000 shares issued and
       outstanding; redemption and liquidation value of
       $58,291...........................................         --           --       57,500
     $2.16 Cumulative convertible preferred stock; $1
       stated value; 1,319,563 shares issued and
       outstanding; liquidation value of $42,134 in 1993
       ($39,283 in 1992).................................      1,320        1,320           --
  Common stock, par value $.16 2/3; authorized 50,000,000
     shares; 14,071,040, 14,089,236 and 22,456,968 shares
     issued and outstanding, respectively................      2,345        2,348        3,743
  Additional paid-in capital.............................     86,992       86,985      114,406
  Retained earnings (deficit)............................    (39,647)     (31,898)     (31,337)
                                                            --------      -------      -------
                                                              51,010       58,755      144,312
  Less deferred compensation.............................        345          237          214
                                                            --------      -------      -------
                                                              50,665       58,518      144,098
                                                            --------      -------      -------
                                                            $446,722      434,522      442,109
                                                            ========      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

     STATEMENTS OF CONSOLIDATED COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (INFORMATION FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1994 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                             $2.20 CUMULATIVE        $2.16 CUMULATIVE
                                CONVERTIBLE            CONVERTIBLE
                              PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK        ADDITIONAL  RETAINED      DEFERRED
                            -------------------    --------------------    -------------------    PAID-IN     EARNINGS      COMPEN-
                             SHARES     AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT    CAPITAL     (DEFICIT)      SATION
                            --------    -------    ---------    -------    ---------    ------    --------    --------      --------
Balances at September 30,
  1990...................         --    $    --    1,319,576    $ 1,320    14,059,952   $2,343    $ 86,608    $ 51,330      $(216)
  Net earnings...........         --         --           --         --           --        --          --       3,939         --
  Cash dividends on
    preferred stocks.....         --         --           --         --           --        --          --      (8,028)        --
  Stock awards...........         --         --           --         --        8,213         2          56          --         51
  Other..................         --         --           --         --           --        --          --         (32)        --
                            --------    -------    ---------    -------    ---------    ------    --------    --------      -----
Balances at September 30,
  1991...................         --         --    1,319,576      1,320    14,068,165    2,345      86,664      47,209       (165)
  Net loss...............         --         --           --         --           --        --          --        (416)        --
  Stock awards...........         --         --           --         --       (1,120)       (1)         (6)         --         29
  Other..................         --         --           --         --           --        --          --          (8)        --
                            --------    -------    ---------    -------    ---------    ------    --------    --------      -----
Balances at December 31,
  1991...................         --         --    1,319,576      1,320    14,067,045    2,344      86,658      46,785       (136)
  Net loss...............         --         --           --         --           --        --          --     (65,875)        --
  Accrued dividends on
    preferred stocks, not
    declared or paid.....         --         --           --         --           --        --          --     (20,525)        --
  Conversion of preferred
    stock to common
    stock................         --         --          (13)        --           22        --          --          --         --
  Stock awards...........         --         --           --         --        4,095         1         334          --       (209)
  Other..................         --         --           --         --         (122)       --          --         (32)        --
                            --------    -------    ---------    -------    ---------    ------    --------    --------      -----
Balances at December 31,
  1992...................         --         --    1,319,563      1,320    14,071,040    2,345      86,992     (39,647)      (345)
  Net earnings...........         --         --           --         --           --        --          --      16,956         --
  Accrued dividends on
    preferred stocks, not
    declared or paid.....         --         --           --         --           --        --          --      (9,175)        --
  Stock awards...........         --         --           --         --       18,196         3          (7)         --        108
  Other..................         --         --           --         --           --        --          --         (32)        --
                            --------    -------    ---------    -------    ---------    ------    --------    --------      -----
Balances at December 31,
  1993...................         --         --    1,319,563      1,320    14,089,236    2,348      86,985     (31,898)      (237)
  Net earnings...........         --         --           --         --           --        --          --       2,450         --
  Reclassification of
    $2.16 Preferred Stock
    and accrued and
    unpaid dividends
    thereon into common
    stock................         --         --    (1,319,563)   (1,320)   6,465,859     1,077       9,692          --         --
  Issuance of common
    stock in connection
    with reclassification
    of $2.20 Preferred
    Stock into equity
    capital..............   2,875,000    57,500           --         --    1,900,075       317      20,914          --         --
  Costs of
    Recapitalization.....         --         --           --         --           --        --      (3,185)         --         --
  Cash dividends on
    preferred stocks.....         --         --           --         --           --        --          --        (103)        --
  Accrued dividends on
    preferred stocks.....         --         --           --         --           --        --          --      (1,783)        --
  Other..................         --         --           --         --        1,798         1          --          (3)        23
                            --------    -------    ---------    -------    ---------    ------    --------    --------      -----
Balances at March 31,
  1994...................   2,875,000   $57,500           --    $    --    22,456,968   $3,743    $114,406    $(31,337)     $(214)
                            ========    =======    =========    =======    =========    ======    ========    ========      =====

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                           THREE MONTHS               YEARS ENDED                         THREE MONTHS
                            YEAR ENDED          ENDED                   DECEMBER 31,                      ENDED MARCH 31,
                           SEPTEMBER 30,    DECEMBER 31,     --------------------------------    --------------------------------
                               1991             1991              1992              1993              1993              1994
                           ------------    --------------    --------------    --------------    --------------    --------------
                                                                                                           (UNAUDITED)
Cash Flows From (Used In)
  Operating Activities:
  Net earnings (loss).....   $  3,939             (416)             (65,875)           16,956            (2,909)            2,450
  Adjustments to reconcile
    net earnings (loss) to
    net cash from (used
    in) operating
    activities:
      Cumulative effect of
         accounting
         changes..........         --               --               20,630                --                --                --
      Loss (gain) on
         extinguishment of
         debt.............         --                                    --                --            (1,422)            4,752
      Depreciation,
         depletion and
         amortization.....     15,005            4,225               16,552            22,591             4,822             6,677
      Gain on sales of
         assets...........       (119)              (9)              (4,024)              (60)              (48)           (2,680)
      Other...............      2,704              599                4,231             1,901               662               361
      Changes in assets
         and liabilities:
         Receivables......     33,531            6,524               12,320             7,539             3,520            11,151
         Inventories......    (20,663)         (10,620)               7,986               325            13,372            (1,217)
         Investment in
           Tesoro Bolivia
           Petroleum
           Company........     (5,991)           8,756                3,908            (3,524)              377              (513)
         Other assets.....      2,899           (4,748)               3,484            (2,435)            1,011             1,834
         Accounts payable
           and other
           current
           liabilities....    (11,253)          (3,877)              (5,282)          (12,800)            4,563             8,272
         Obligation
           payments to
           State of
           Alaska.........         --               --                   --           (12,910)          (10,797)             (710)
         Other liabilities
           and
           obligations....     (2,107)            (774)              17,458             1,901             1,262              (118)
                             --------          -------              -------           -------           -------           -------
           Net cash from
             (used in)
             operating
             activities...     17,945             (340)              11,388            19,484            14,413            30,259
                             --------          -------              -------           -------           -------           -------
Cash Flows From (Used In)
  Investing Activities:
  Capital expenditures....    (24,484)          (3,858)             (15,446)          (37,451)           (5,084)          (18,475)
  Proceeds from sales of
    assets, net of
    expenses..............      2,087               35               12,905               194               107             2,014
  Purchases of short-term
    investments...........         --               --              (23,976)          (26,245)           (8,410)               --
  Sales of short-term
    investments...........         --               --                3,955            40,314            20,021             5,952
  Other...................     (2,298)               1                1,478              (247)             (206)              351
                             --------          -------              -------           -------           -------           -------
         Net cash from
           (used in)
           investing
           activities.....    (24,695)          (3,822)             (21,084)          (23,435)            6,428           (10,158)
                             --------          -------              -------           -------           -------           -------
Cash Flows From (Used In)
  Financing Activities:
    Repurchase of
      debentures..........         --               --                   --            (9,675)           (9,675)               --
    Payments of long-term
      debt................     (1,272)            (512)              (6,468)           (1,643)             (211)          (10,222)
    Issuance of long-term
      debt................         --            3,000                2,024             5,000                --             5,000
    Dividends on preferred
      stocks..............     (8,028)              --                   --                --                --              (103)
    Other.................        (25)              (7)                 (20)               (4)               (5)           (1,960)
                             --------          -------              -------           -------           -------           -------
           Net cash from
             (used in)
             financing
             activities...     (9,325)           2,481               (4,464)           (6,322)           (9,891)           (7,285)
                             --------          -------              -------           -------           -------           -------
Increase (Decrease) in
  Cash and Cash
  Equivalents.............    (16,075)          (1,681)             (14,160)          (10,273)           10,950            12,816
Cash and Cash Equivalents
  at Beginning of
  Period..................     78,785           62,710               61,029            46,869            46,869            36,596
                             --------          -------              -------           -------           -------           -------
Cash and Cash Equivalents
  at End of Period........   $ 62,710           61,029               46,869            36,596            57,819            49,412
                             ========          =======              =======           =======           =======           =======

Supplemental Cash Flow
  Disclosures:
  Interest paid...........   $ 17,839              234               17,805            19,288             8,477             7,105
  Income taxes paid.......   $ 13,694            3,425                6,446             5,125               755               961

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1993 AND 1994 IS
                                   UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Presentation

     The Consolidated Financial Statements include the accounts of Tesoro Petroleum Corporation and its subsidiaries (collectively the "Company" or "Tesoro") after elimination of significant intercompany balances and transactions. Certain prior period amounts have been reclassified to conform with the 1993 presentation.

     Effective January 1, 1992, the Company changed its fiscal year-end from September 30 to December 31. Unless otherwise indicated, the information contained herein addresses the Company's results of operations for the year ended December 31, 1993, compared to the year ended December 31, 1992 and the year ended September 30, 1991 and its financial condition as of December 31, 1993 and December 31, 1992. The results of operations for the three-month period ended December 31, 1991 are discussed separately.

  Interim Reporting

     The interim consolidated financial statements are unaudited but, in the opinion of management, incorporate all adjustments necessary for a fair presentation of the Company's financial position and results of operations for such interim periods. Such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year.

  Cash and Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. During 1992, the Company began investing in short-term debt securities with original maturities in excess of 90 days. These investments are classified as short-term investments in the Company's Consolidated Balance Sheets. Cash equivalents and short-term investments are stated at cost, which approximates market value. For information regarding restricted cash, see Note I.

  Inventories

     The Company follows the lower of cost (last-in, first-out basis -- LIFO) or market method for valuing inventories of crude oil and wholesale refined products. All other inventories are valued principally at the lower of cost (generally on a first-in, first-out or weighted average basis) or market.

  Futures and Options Hedge Contracts

     The Company uses commodity futures and options contracts primarily to hedge the impact of price fluctuations on anticipated purchases of crude oil. Gains and losses on commodity futures and options hedge contracts are deferred until recognized in income when the related crude oil is charged to costs of sales.

  Property, Plant and Equipment

     The Company uses the full-cost method of accounting for oil and gas properties. Under this method, all costs associated with property acquisition and exploration and development activities are capitalized into cost centers that are established on a country-by-country basis. For each cost center, the capitalized costs are subject to a limitation so as not to exceed the present value of future net revenues from estimated production of proved oil and gas reserves net of income tax effect plus the lower of cost or estimated fair value of unproved properties included in the cost center. Capitalized costs within a cost center, together with estimates of costs for future development, dismantlement and abandonment, are amortized on a unit-of-production method using the proved oil and gas reserves for each cost center. The Company's investment in certain oil and gas properties is excluded from the amortization base until the properties are evaluated. No gain or loss is recognized on the sale of oil and gas properties except in the case of the sale of properties involving significant remaining reserves. Proceeds from the sale of insignificant reserves and undeveloped properties are applied to reduce the costs in the cost centers.

     Assets recorded under capital leases have been capitalized in accordance with promulgations from the Financial Accounting Standards Board. Amortization of such assets is recorded over the shorter of lease terms or useful lives under methods which are consistent with the Company's depreciation policy for owned assets.

     Depreciation of other property is provided using primarily the straight-line method with rates based on the estimated useful lives of the properties and with an estimated salvage value of 20% for refinery assets and generally 10% for other assets. Amortization of leasehold improvements is provided using the straight-line method over the term of the respective lease or the useful life of the asset, whichever period is less.

  Postretirement Benefits Other Than Pensions

     The Company accounts for postretirement benefits other than pensions in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). The projected future cost of providing postretirement benefits other than pensions, such as health care and life insurance, are expensed as employees render service instead of when benefits are paid. Prior to the adoption of SFAS No. 106, the Company had expensed these benefits on a pay-as-you-go basis. The adoption of SFAS No. 106, effective January 1, 1992, resulted in a net charge of $21.6 million, or $1.54 per share, for the cumulative effect of the change in accounting principle for periods prior to 1992, which were not restated. In addition, the adoption of SFAS No. 106 resulted in an increase of $1.2 million, or $.09 per share, in the 1992 net loss before cumulative effect of accounting changes.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted SFAS No. 109 effective January 1, 1992 by recognizing a net benefit of $1.0 million, or $.07 per share, for the cumulative effect of the accounting change. Periods prior to 1992 were not restated. The adoption of SFAS No. 109 did not have a significant effect on 1992 results of operations.

  Environmental Expenditures

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action.

  Deferred Compensation

     Deferred compensation represents the excess of market value over the sales price of restricted common stock awarded to certain employees of the Company. The deferred compensation is being amortized over the period from the date of award to the dates the shares become unrestricted (the period for which the payment for services is being made).

  Earnings (Loss) Per Share

     Primary earnings (loss) per share is calculated on net earnings (loss) after deducting dividend requirements on preferred stocks and is based on the weighted average number of common and common equivalent shares outstanding during the period. Fully diluted earnings (loss) per share is the same as primary earnings (loss) per share since the assumed conversion of preferred stocks to common shares would be anti-dilutive.

NOTE B -- RECAPITALIZATION

     In February 1994, the Company consummated exchange offers and adopted amendments to its Restated Certificate of Incorporation pursuant to which the Company's outstanding debt and preferred stock were restructured (the "Recapitalization"). The Recapitalization has significantly improved the Company's capital structure.

     The significant components of the Recapitalization, together with the applicable accounting effects, were as follows:

     - The Company exchanged $44.1 million principal amount of new 13% Exchange Notes ("Exchange Notes") due December 1, 2000 for a like principal amount of 12 3/4% Subordinated Debentures ("Subordinated Debentures") due March 15, 2001. This exchange satisfied the 1994 sinking fund requirement and, except for $.9 million, will satisfy sinking fund requirements for the Subordinated Debentures through 1997.

            The exchange of the Subordinated Debentures was accounted for as an early extinguishment of debt in the first quarter of 1994, resulting in a charge of $4.8 million as an extraordinary loss on this transaction, which represented the excess of the estimated market value of the Exchange Notes over the carrying value of the Subordinated Debentures. The carrying value of the Subordinated Debentures exchanged was reduced by applicable unamortized debt issue costs. No tax benefit was available to offset the extraordinary loss as the Company has provided a 100% valuation allowance to the extent of its deferred tax assets.


     - The 1,319,563 outstanding shares of the Company's $2.16 Cumulative Convertible Preferred Stock ("$2.16 Preferred Stock"), which had a $25 per share liquidation preference, plus accrued and unpaid dividends aggregating $9.5 million at February 9, 1994, were reclassified into 6,465,859 shares of the Common Stock. The Company also agreed to issue up to 131,956 shares of Common Stock on behalf of the holders of $2.16 Preferred Stock and to pay $500,000 for certain of their legal fees and expenses in connection with the settlement of litigation related to the reclassification. The court awarded $500,000 and 73,913 shares of Common Stock for such legal fees and expenses, and 1,127 shares to counsel retained by a party objecting to the settlement, with the remaining 56,916 shares to be issued to the former holders of $2.16 Preferred Stock. The shares awarded to counsel for the holders of $2.16 Preferred Stock have been issued; the shares to be issued to the former holders of $2.16 Preferred Stock and to counsel for the objecting party will be issued upon the court's orders becoming final and nonappealable.



            The issuance of the Common Stock in connection with the reclassification and settlement of litigation that was recorded in 1994 resulted in an increase in Common Stock of approximately $1 million, equal to the aggregate par value of the Common Stock issued, and an increase in additional paid-in capital of approximately $9 million.


     - The Company and MetLife Security Insurance Company of Louisiana ("MetLife Louisiana"), the holder of all of the Company's outstanding $2.20 Cumulative Convertible Preferred Stock ("$2.20 Preferred Stock"), entered into an agreement (the "Amended MetLife Memorandum") with regard to the $2.20 Preferred Stock pursuant to which MetLife Louisiana agreed to waive all existing mandatory redemption requirements, to consider all accrued and unpaid dividends thereon (aggregating $21.2 million at February 9, 1994) to have been paid, to allow the Company to pay future dividends on the $2.20 Preferred Stock in Common Stock in lieu of cash, to waive or refrain from exercising certain other rights of the $2.20 Preferred Stock and to grant to the Company a three-year option to purchase all of MetLife Louisiana's holdings of $2.20 Preferred Stock and Common Stock for approximately

       $53 million prior to June 30, 1994 after giving effect to the cash dividend paid in May 1994, all in consideration for, among other things, the issuance by the Company to MetLife Louisiana of 1,900,075 shares of Common Stock. Such additional shares are subject to the option granted by MetLife Louisiana. The unexercised option price will be increased by 3% on the last day of each calendar quarter until December 31, 1995, and by 3 1/2% on the last day of each quarter thereafter, and will be reduced by cash dividends paid on the $2.20 Preferred Stock after February 9, 1994. The Company will be required to pay dividends (in either cash or Common Stock) when due on the $2.20 Preferred Stock in order for the option to remain outstanding. In addition, the option is subject to certain minimum exercise requirements to remain outstanding beyond one year and two years.

     These actions have resulted in the reclassification of the $2.20 Preferred Stock into equity capital at its aggregate liquidation preference of $57.5 million and the recording of an increase in additional paid-in capital of approximately $21 million in February 1994.

     The pro forma effects of the Recapitalization on the Company's results of operations, assuming the Recapitalization had occurred on January 1, 1993, are as follows (in millions except per share amounts):

                                                      YEAR ENDED           THREE MONTHS ENDED
                                                   DECEMBER 31, 1993         MARCH 31, 1994
                                                  -------------------      ------------------
                                                                PRO                     PRO
                                                  HISTORICAL   FORMA       HISTORICAL  FORMA
                                                  -------      ------      ------      ------
                                                               (UNAUDITED)    (UNAUDITED)
    Total Revenues.............................   $ 834.9       834.9       192.7       192.7
                                                  =======      ======      ======      ======
    Earnings Before Extraordinary Loss.........   $  17.0        16.9         7.2         7.2
    Extraordinary Loss.........................        --         4.8         4.8          --
                                                  -------      ------      ------      ------
    Net Earnings...............................      17.0        12.1         2.4         7.2
    Preferred Stock Dividend Requirements......       9.2         6.3         1.9         1.6
                                                  -------      ------      ------      ------
    Net Earnings Applicable to Common Stock....   $   7.8         5.8          .5         5.6
                                                  =======      ======      ======      ======
    Earnings (Loss) Per Primary and Fully
      Diluted* Share:
      Earnings Before Extraordinary Loss.......   $   .54         .46         .27         .24
      Extraordinary Loss.......................        --        (.21)       (.24)         --
                                                  -------      ------      ------      ------
      Net Earnings.............................   $   .54         .25         .03         .24
                                                  =======      ======      ======      ======
    Average Common and Common Equivalent Shares
      Outstanding (in thousands):
      Primary..................................    14,290      22,788      19,455      23,232
      Fully Diluted............................    19,065      25,288      23,018      25,809

- ---------------
* Anti-dilutive

     See Notes I, L and M for further information on the Company's long-term debt and equity, including restrictions on dividend payments.

NOTE C -- CHANGE IN FISCAL YEAR-END

     The Company changed its fiscal year-end from September 30 to December 31, effective January 1, 1992. The Statement of Consolidated Operations and the Statement of Consolidated Cash Flows for the three months ended December 31, 1991 are presented in the accompanying Consolidated Financial Statements. Comparative financial information is presented below (in thousands, except per share amounts):

STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                          THREE MONTHS ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                          1990          1991
                                                                        --------       -------
                                                                        (UNAUDITED)
Revenues:
  Gross operating revenues...........................................   $334,098       240,586
  Interest income....................................................      1,410           682
  Gain on sales of assets............................................        177             9
  Other..............................................................        499         2,596
                                                                        --------       -------
          Total Revenues.............................................    336,184       243,873
                                                                        --------       -------
Costs and Expenses:
  Costs of sales and operating expenses..............................    312,047       228,569
  General and administrative.........................................      4,033         2,849
  Depreciation, depletion and amortization...........................      3,058         4,225
  Interest expense...................................................      4,639         4,966
  Other..............................................................        761           722
                                                                        --------       -------
          Total Costs and Expenses...................................    324,538       241,331
                                                                        --------       -------
Earnings before Income Taxes.........................................     11,646         2,542
Income Tax Provision.................................................      6,793         2,958
                                                                        --------       -------
Net Earnings (Loss)..................................................   $  4,853          (416)
                                                                        ========       =======
Net Earnings (Loss) Applicable to Common Stock.......................   $  2,552        (2,717)
                                                                        ========       =======
Earnings (Loss) Per Primary and Fully Diluted* Share.................   $    .18          (.19)
                                                                        ========       =======

- ---------------

* Anti-dilutive

STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                           THREE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                       ---------------------------
                                                                          1990            1991
                                                                       -----------     -----------
                                                                       (UNAUDITED)
Cash Flows From (Used In) Operating Activities:
  Net earnings (loss)...............................................    $   4,853             (416)
  Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
       Depreciation, depletion and amortization.....................        3,058            4,225
       Gain on sales of assets......................................         (177)              (9)
       Other........................................................          836              599
       Changes in assets and liabilities:
          Receivables...............................................       14,313            6,524
          Inventories...............................................      (24,687)         (10,620)
          Investment in Tesoro Bolivia Petroleum Company............       (4,383)           8,756
          Other assets..............................................       (3,325)          (4,748)
          Accounts payable and other current liabilities............       (8,307)          (3,877)
          Other liabilities and obligations.........................        1,105             (774)
                                                                       -----------     -----------
          Net cash used in operating activities.....................      (16,714)            (340)
                                                                       -----------     -----------
Cash Flows From (Used In) Investing Activities:
  Capital expenditures..............................................       (6,136)          (3,858)
  Proceeds from sales of assets.....................................          692               35
  Other.............................................................         (829)               1
                                                                       -----------     -----------
          Net cash used in investing activities.....................       (6,273)          (3,822)
                                                                       -----------     -----------
Cash Flows From (Used In) Financing Activities:
  Payments of long-term debt........................................         (409)            (512)
  Issuance of long-term debt........................................           --            3,000
  Dividends on preferred stocks.....................................       (2,294)              --
  Other.............................................................            2               (7)
                                                                       -----------     -----------
          Net cash from (used in) financing activities..............       (2,701)           2,481
                                                                       -----------     -----------
Decrease in Cash and Cash Equivalents...............................      (25,688)          (1,681)
Cash and Cash Equivalents at Beginning of Period....................       78,785           62,710
                                                                       -----------     -----------
Cash and Cash Equivalents at End of Period..........................    $  53,097           61,029
                                                                       ===========         =======
Supplemental Cash Flow Disclosures:
  Interest paid.....................................................    $     218              234
  Income taxes paid.................................................    $   2,663            3,425

NOTE D -- INVENTORIES

     Inventories valued by the LIFO method amounted to approximately $65.6 million, $63.0 million and $63.7 million at March 31, 1994, December 31, 1993 and 1992, respectively. At March 31, 1994 and December 31, 1993, inventories valued using LIFO approximated replacement cost. At December 31, 1992 inventories valued using LIFO were lower than replacement cost by approximately $9.6 million.

NOTE E -- PROPERTY, PLANT AND EQUIPMENT

     Effective May 1, 1992, the Company's subsidiaries, Tesoro Indonesia Petroleum Company and Tesoro Tarakan Petroleum Company (collectively "Tesoro Indonesia"), sold their 100% interest in two separate contracts of operations with Pertamina, the state-owned petroleum company of Indonesia. The sales included all of Tesoro Indonesia's interests in fixtures, wells, pipelines, tanks, compressors, rigs and other equipment in the contract areas, and inventories of crude oil and materials and supplies. The consideration received by Tesoro Indonesia totaled $6.6 million in cash and the assumption by the purchaser of liabilities of approximately $6.3 million and all remaining expenditure commitments. During 1992, these sales transactions resulted in pretax net gains to the Company of approximately $5.8 million after related expenses.

     In 1992, the Company sold its corporate airplane and related assets for $3.3 million in cash with no significant pretax gain to the Company. The Company also sold certain oil and gas properties in South Texas for $2.1 million in cash, which proceeds reduced the carrying value of the Company's oil and gas properties and no gain or loss was recognized. In addition, the Company sold its remaining drilling rigs for cash proceeds of $1.6 million resulting in a pretax loss of $1.1 million during 1992.

     In January 1994, the Company sold its terminal facilities in Valdez, Alaska for cash proceeds of $2.0 million and a note receivable of $3.0 million, which resulted in a pretax gain to the Company of approximately $2.8 million during the three months ended March 31, 1994.

NOTE F -- INVESTMENT IN TESORO BOLIVIA PETROLEUM COMPANY

     The Company's subsidiary, Tesoro Bolivia Petroleum Company ("Tesoro Bolivia"), holds an interest in a joint venture agreement to explore for and produce hydrocarbons in Bolivia. The joint venture has an agreement with the Bolivian Government and YPFB, the Bolivian state-owned oil company, for collection of receivables for sales of natural gas and condensate to YPFB, which in turn sells the natural gas to the Republic of Argentina. The agreement provides, among other things, that receipts from natural gas sales subsequent to December 31, 1987 be placed in a restricted bank account ("Restricted Account") from which only payments for investments and expenses in Bolivia can be made until April 1992, or until cumulative deposits to the Restricted Account equal $90.0 million. Cumulative deposits to the Restricted Account have totaled $90.0 million and receipts for natural gas sales are now free of restrictions to the joint venture. The increase in the book value of this investment during 1993 represented earnings and cash invested in Tesoro Bolivia reduced by cash received free of restrictions.

NOTE G -- ACCRUED LIABILITIES

     The Company's current accrued liabilities as shown in the Consolidated Balance Sheets include the following (in thousands):

                                                              DECEMBER 31,
                                                           -------------------     MARCH 31,
                                                            1992         1993        1994
                                                           -------      ------     ---------
                                                                                  (UNAUDITED)

    Accrued Interest....................................   $14,401       5,185       1,950
    Accrued Environmental Costs.........................     4,632       6,171       6,046
    Accrued Product Taxes...............................       517         749       9,216
    Other...............................................    10,837      11,912      15,411
                                                           -------      ------      ------
      Accrued Liabilities...............................   $30,387      24,017      32,623
                                                           =======      ======      ======

     Other liabilities classified as noncurrent in the Consolidated Balance Sheets consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           -------------------     MARCH 31,
                                                            1992         1993        1994
                                                           -------      ------     ---------
                                                                                  (UNAUDITED)

    Accrued Postretirement Benefits.....................   $25,088      27,270      26,432
    Accrued Dividends on $2.16 Preferred Stock..........     6,294       9,145          --
    Deferred Income Taxes...............................     7,402       3,792       3,912
    Other...............................................     4,323       5,065       4,933
                                                           -------      ------      ------
      Other Liabilities.................................   $43,107      45,272      35,277
                                                           =======      ======      ======

NOTE H -- INCOME TAXES

     The income tax provision includes the following (in thousands):

                                                                                           THREE MONTHS
                                                   THREE MONTHS       YEAR  ENDED              ENDED
                                     YEAR ENDED        ENDED          DECEMBER 31,            MARCH 31,
                                    SEPTEMBER 30,   DECEMBER 31,    ------------------      --------------
                                        1991           1991          1992         1993       1993     1994
                                       -------      ------------    ------       ------     ------   ------
                                                                                              (UNAUDITED)

Federal:
  Current...........................   $   455           --           418           --        --        200
  Deferred..........................      (201)          80          (454)          --        --         --
Foreign.............................    14,661        2,826         5,104        3,419       749        761
State...............................       179           52           315       (1,722)      (17)       600
                                       -------        -----         -----       ------       ---      -----
                                       $15,094        2,958         5,383        1,697       732      1,561
                                       =======        =====         =====       ======       ===      =====

     During 1993, the Company resolved several outstanding issues with state taxing authorities resulting in a reduction of $3.0 million in state income tax expense and $5.2 million in related interest expense.

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax assets and liabilities are summarized as follows (in thousands):

                                                            DECEMBER 31,
                                                        ---------------------      MARCH 31,
                                                          1992         1993         1994
                                                        --------      -------      -------
                                                                                 (UNAUDITED)
    Deferred Tax Assets:
      Net operating losses available for utilization
         through the year 2008.......................   $ 21,501       24,890       21,823
      Settlement with the State of Alaska............     24,476       21,583       21,583
      Accrued postretirement benefits................      6,947        8,359        8,359
      Settlement with Department of Energy...........      4,616        4,443        4,443
      Other..........................................     12,137        7,220        7,005
                                                        --------      -------      -------
              Total Deferred Tax Assets..............     69,677       66,495       63,213
    Deferred Tax Liabilities:
      Accelerated depreciation and property-related
         items.......................................    (42,475)     (45,965)     (46,261)
                                                        --------      -------      -------
    Deferred Tax Assets Before Valuation Allowance...     27,202       20,530       16,952
    Valuation Allowance..............................    (27,202)     (20,530)     (16,952)
    Other............................................     (6,660)        (442)        (250)
    State Income and Alternative Minimum Taxes.......       (742)      (3,350)      (3,662)
                                                        --------      -------      -------
      Net Deferred Tax Liability.....................   $ (7,402)      (3,792)      (3,912)
                                                        ========      =======      =======

     The following table sets forth the components of the Company's results of operations and a reconciliation of the normal statutory federal income tax with the provision for income taxes (in thousands):

                                                       THREE
                                                       MONTHS         YEARS ENDED         THREE MONTHS
                                       YEAR ENDED      ENDED          DECEMBER 31,       ENDED MARCH 31,
                                      SEPTEMBER 30,  DECEMBER 31,   ----------------- ----------------
                                          1991          1991        1992       1993      1993      1994
                                        --------       ------      -------    ------    ------    ------
                                                                                           (UNAUDITED)
Earnings (Loss) Before Income Taxes,
  the Cumulative Effect of Accounting
  Changes and Extraordinary Loss on
  Extinguishment of Debt:
  United States.......................  $(15,581)     (4,493)     (60,117)   10,906    (3,153)    6,874
  Foreign.............................    34,614       7,035       20,255     7,747       976     1,889
                                        --------      ------      -------    ------    ------    ------
                                        $ 19,033       2,542      (39,862)   18,653    (2,177)    8,763
                                        ========      ======      =======    ======    ======    ======
Income Taxes at Statutory U.S.
  Corporate Tax Rate..................  $  6,471         864      (13,553)    6,529      (740)    3,067
Effect of:
  Foreign income taxes, net of U.S.
     tax benefit......................    14,661       2,826        5,104     3,419       749       761
  State income taxes (benefit), net of
     U.S. tax benefit.................       179          52          315    (1,722)       --       600
  Accounting limitation (recognition)
     of an operating loss tax
     benefit..........................        --          --       13,553    (6,529)      740        --
  Utilization of net operating loss
     carryforwards....................    (6,471)       (864)          --        --        --    (3,067)
  Alternative minimum tax.............       455          --           --        --        --       200
  Other...............................      (201)         80          (36)       --       (17)       --
                                        --------      ------      -------    ------    ------    ------
     Income Tax Provision.............  $ 15,094       2,958        5,383     1,697       732     1,561
                                        ========      ======      =======    ======    ======    ======

     At December 31, 1993, the Company's net operating loss carryforwards were approximately $71.1 million for regular tax and approximately $56.1 million for alternative minimum tax. These tax loss carryforwards are available for future years and, if not used, will begin to expire in the year 2004. Also at December 31, 1993, the Company had approximately $8.2 million of investment tax credits and employee stock ownership credits available for carryover to subsequent years. These credits, if not used, will begin to expire in the year 2001.

     If the Company has an "ownership change" as defined by the Internal Revenue Code of 1986, the Company's use of its net operating loss carryforwards and general business credits after such ownership change will be subject to an annual limit. Under certain interpretations of existing Internal Revenue Service
(IRS) regulations, the Recapitalization, as discussed in Note B, resulted in an ownership change. The Company has taken the position that an ownership change under existing law did not occur prior to the recapitalization and did not occur as a result thereof. Because there are substantial interpretive questions concerning such IRS regulations and there is uncertainty as to events which may occur after the Recapitalization, there can be no assurance that an ownership change did not occur as a result of the Recapitalization or will not occur as a result of future events. If an ownership change is ultimately deemed to have occurred at the time of the Recapitalization, the Company's use of its net operating loss carryforwards and general business credits at February 9, 1994 would be limited to approximately $14.5 million per year.

NOTE I -- LONG-TERM DEBT AND OTHER OBLIGATIONS

     Long-term debt and other obligations consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------     MARCH 31,
                                                                1992         1993         1994
                                                              --------      -------     ---------
                                                                                       (UNAUDITED)
12 3/4% Subordinated Debentures due 2001...................   $107,510       98,154       58,580
13% Exchange Notes due 2000................................         --           --       44,116
Liability to State of Alaska...............................     71,989       61,666       61,656
Liability to Department of Energy..........................     13,194       13,194       13,194
Exploration and Production Loan............................         --        5,000           --
Industrial Revenue Bonds...................................      3,483        2,752        2,752
Capital Lease Obligations (interest at 11%)................      4,368        3,934        3,983
Other......................................................      1,204          772          669
                                                              --------      -------      -------
                                                               201,748      185,472      184,950
Less Current Portion.......................................     26,287        4,805        6,094
                                                              --------      -------      -------
                                                              $175,461      180,667      178,856
                                                              ========      =======      =======

     Based on the closing market price, the fair value of the Subordinated Debentures, exclusive of accrued interest, was approximately $108.3 million at December 31, 1993 and approximately $64.6 million at March 31, 1994 and the fair value of the Exchange Notes, exclusive of accrued interest, was approximately $44.9 million at March 31, 1994. The carrying value of the other long-term debt and obligations approximated the Company's estimate of the fair value of such items.

     As discussed in Note B, approximately four years of sinking fund requirements on the Subordinated Debentures were satisfied by the exchange offer included in the Recapitalization. After giving effect to the Recapitalization, sinking fund requirements and aggregate maturities of long-term debt and obligations for each of the five years following December 31, 1993 are as follows (in thousands):

                                                                         SINKING
                                                         AGGREGATE        FUND
                                                         MATURITIES    REQUIREMENTS   TOTAL
                                                         ----------    ------------   ------
    1994..............................................   $ 4,805            --         4,805
    1995..............................................   $ 5,750            --         5,750
    1996..............................................   $12,279            --        12,279
    1997..............................................   $ 7,412           884         8,296
    1998..............................................   $ 7,395        11,250        18,645

  Letter of Credit Requirements


     On October 29, 1993, the Company elected to terminate its secured Letter of Credit Facility Agreement ("Credit Facility") dated July 27, 1989, which was scheduled to expire in March 1994 and which provided for the issuance of up to $40 million in letters of credit at the date of termination. In the latter half of 1993, the Company negotiated several interim credit arrangements collateralized by either cash or inventory to permit the Company to secure the purchases of crude oil feedstocks and to meet other operating and corporate credit requirements. With respect to these interim credit arrangements, the Company entered into several uncommitted letter of credit facilities which provide for the issuance of letters of credit on a cash-secured basis. Total availability pursuant to the uncommitted letter of credit arrangements was in excess of $80 million at March 31, 1994.


     At December 31, 1993, the Company had arranged for the issuance of $25 million of outstanding letters of credit which were secured by restricted cash deposits. At 1992 year-end, under the terms of the previous Credit Facility, the Company was required to maintain a minimum $30 million cash balance and specified levels of equity and working capital.

     In addition, effective September 30, 1993, the Company entered into a waiver and substitution of collateral agreement ("Substitution Agreement") with the State of Alaska, the Company's largest supplier of crude oil. Under the Substitution Agreement, the Company pledged the capital stock of Tesoro Alaska Petroleum Company ("Tesoro Alaska"), a wholly-owned subsidiary of the Company, and substantially all of its crude oil and refined product inventory in Alaska to secure its purchases of royalty crude oil. The Substitution Agreement allowed the Company to reduce its letter of credit requirements to $25 million as of December 31, 1993. This agreement extended through January 1, 1995 and contained various covenants and restrictions customary to inventory financing transactions.

     At March 31, 1994 and December 31, 1993, the Company had restricted cash of $26.6 million and $25.4 million, respectively, for use as collateral for outstanding letters of credit under the interim financing arrangements.

  Exploration and Production Financing

     Effective October 29, 1993, Tesoro Exploration and Production Company ("Tesoro E&P"), a wholly-owned subsidiary of the Company, entered into a $30 million reducing revolving credit facility ("E&P Facility") secured by the capital stock of Tesoro E&P and its natural gas properties in the Bob West Field in South Texas. At December 31, 1993, $5.0 million was outstanding under this facility.

     The E&P Facility, which was scheduled to expire December 31, 1996, was guaranteed by the Company, contained certain financial covenants that were to be maintained by Tesoro E&P and bore interest at prime plus 1% per annum or, at Tesoro E&P's option, Libor plus 2.5% per annum. The E&P Facility contains restrictions that prohibit borrowings under the facility to be used by Tesoro E&P or the Company for debt service, including interest and principal on the Company's 12 3/4% Subordinated Debentures, or for payment of common or preferred dividends.

  Revolving Credit Facility

     During April 1994, the Company entered into a new three-year $125 million corporate revolving credit facility ("Revolving Credit Facility") with a consortium of ten banks. The Revolving Credit Facility, which is subject to a borrowing base, provides for (i) the issuance of letters of credit up to the full amount of the borrowing base as calculated, but not to exceed $125 million and (ii) cash borrowings up to the amount of the borrowing base attributable to domestic oil and gas reserves. Outstanding obligations under the Revolving Credit Facility are secured by liens on substantially all of the Company's trade accounts receivable and product inventory and mortgages on the Refinery and the Company's South Texas natural gas reserves.


     Letters of credit available under the Revolving Credit Facility are limited to a borrowing base calculation. As of June 10, 1994, the borrowing base, which is comprised of eligible accounts receivable, inventory and domestic oil and gas reserves, was approximately $95 million. As of June 10, 1994, the Company had outstanding letters of credit under the new facility of $39 million, with a remaining unused availability of $56 million. Cash borrowings are limited to the amount of the oil and gas reserve component of the borrowing base, which has initially been determined to be approximately $32 million. Cash borrowings under the Revolving Credit Facility will reduce the availability of letters of credit on a dollar-for-dollar basis; however, letter of credit issuances will not reduce cash borrowing availability unless the aggregate dollar amount of outstanding letters of credit exceeds the sum of the accounts receivable and inventory components of the borrowing base.


     Under the terms of the Revolving Credit Facility, the Company is required to maintain specified levels of working capital, tangible net worth and cash flow. Among other matters, the Revolving Credit Facility has certain restrictions with respect to (i) capital expenditures, (ii) incurrence of additional indebtedness, and (iii) dividends on capital stock. The Revolving Credit Facility contains other covenants customary in credit arrangements of this kind.

     The Revolving Credit Facility replaced certain interim financing arrangements that the Company had been using since the termination of its prior letter of credit facility in October 1993. The interim financing arrangements that were cancelled in conjunction with the completion of the new Revolving Credit Facility included the E&P Facility and the Substitution Agreement discussed above. In addition, the completion of the Revolving Credit Facility provides the Company significant flexibility in the investment of excess cash balances, as the Company is no longer required to maintain minimum cash balances or to cash secure letters of credit.

     During May 1994, the National Bank of Alaska and the Alaska Industrial Development & Export Authority agreed to provide a loan to the Company of up to $15 million of the $24 million cost of the vacuum unit for the Refinery (the "Vacuum Unit Loan"). The Vacuum Unit Loan will mature on January 1, 2002, will require 28 equal quarterly payments beginning April 1, 1995 and will bear interest at the unsecured 90-day commercial paper rate, adjusted quarterly, plus 2.6% per annum for two-thirds of the amount borrowed and at the National Bank of Alaska floating prime rate plus 1/4 of 1% per annum for the remainder. The Vacuum Unit Loan is secured by a first lien on the Refinery.

  12 3/4% Subordinated Debt and 13% Exchange Notes

     In 1983, the Company issued $120 million of 12 3/4% Subordinated Debentures at a price of 84.559% of the principal amount, due March 15, 2001. The debentures are redeemable at the option of the Company at 100% of principal amount plus accrued interest. Sinking fund payments sufficient to retire $11.25 million principal amount of debentures annually commenced on March 15, 1993. The Company satisfied the initial sinking fund requirement by purchasing $11.25 million principal amount of debentures at market value on January 26, 1993. The exchange of $44.1 million principal amount of Subordinated Debentures for Exchange Notes in February 1994 satisfied the 1994 sinking fund requirement and, except for $.9 million, satisfied sinking fund requirements for the Subordinated Debentures through 1997 (see Note B). At March 31, 1994, December 31, 1993 and December 31, 1992, subordinated debt amounted to $58.6 million (net of discount of $6.0 million), $98.2 million (net of discount of $10.6 million) and $107.5 million (net of discount of $12.5 million), respectively. The indenture contains restrictions on payment of dividends on the Company's common stock and purchases or redemptions of common or preferred stocks. Due to losses which have been incurred, as of December 31, 1993, the Company must generate approximately $131 million of future net earnings applicable to common stock or from the issuance of capital stock before future dividends can be paid on common stock or before purchases or redemptions can be made of common or preferred stocks.

     As part of the Recapitalization discussed in Note B, in February 1994, Subordinated Debentures in the principal amount of $44.1 million were exchanged for a like amount of new 13% Exchange Notes. The Exchange Notes mature on December 1, 2000, and have no sinking fund requirements. The Exchange Notes are redeemable at the option of the Company at 100% of principal amount plus accrued interest except that no optional redemption may be made unless an equal principal amount of, or all the outstanding, Subordinated Debentures, are concurrently redeemed. The Exchange Notes rank pari passu with the other senior debt of the Company and with the Subordinated Debentures, and senior in right of payment of the obligation to the State of Alaska (discussed below) and all other subordinated indebtedness of the Company. The indenture governing the Exchange Notes contains limitations on dividends which are less restrictive than the limitation under the Subordinated Debentures. For information on the pro forma effects of the exchange, see Note B.

  State of Alaska

     In January 1993, the Company and its subsidiary, Tesoro Alaska Petroleum Company ("Tesoro Alaska"), entered into an agreement ("Agreement") with the State of Alaska ("State") that settled Tesoro Alaska's contractual dispute with the State. In addition to $62 million accrued through September 30, 1992, a charge of $10.5 million for the settlement was included in the Company's operations during the fourth quarter of 1992.

     Under the Agreement, Tesoro Alaska paid the State $10.3 million in January 1993 and is obligated to make variable monthly payments to the State through December 2001 based on a per barrel charge that is currently 16 cents and increases to 33 cents on the volume of feedstock processed at the Company's Alaska refinery. In 1993, the Company's variable payments to the State totaled $2.6 million. In January 2002, Tesoro

Alaska is obligated to pay the State $60 million; provided, however, that such payment may be deferred indefinitely by continuing the variable monthly payments to the State beginning at 34 cents per barrel for 2002 and increasing one cent per barrel annually thereafter. Variable monthly payments made after December 2001 will not reduce the $60 million obligation to the State. The imputed rate of interest used by the Company on the $60 million obligation was 13%. The $60 million obligation is evidenced by a security bond, and the bond and the throughput barrel obligations are secured by a second mortgage on the Company's Alaska refinery. Tesoro Alaska's obligations under the Agreement and the mortgage are subordinated to current and future senior debt of up to $175 million plus any indebtedness incurred in the future to improve the Company's Alaska refinery.

     The State's claim against Tesoro Alaska arose out of certain provisions in present and past contracts with the State that required Tesoro Alaska to pay the State additional retroactive amounts if the State prevailed in litigation against the producers of North Slope crude oil ("Producers"). As a result of settlements between the State and the Producers, the State claimed that the royalty oil it sold Tesoro Alaska and others was undervalued to the extent that the Producers undervalued their oil.

  Department of Energy

     A Consent Order entered into by the Company with the Department of Energy ("DOE") in 1989 settled all issues relating to the Company's compliance with federal petroleum price and allocation regulations from 1973 through decontrol in 1981. Through March 31, 1994, the Company had paid $41.7 million to the DOE since 1989. The Company's remaining obligation is to pay $13.2 million, exclusive of interest at 6%, over the next eight years.

  Industrial Revenue Bonds and Other

     The industrial revenue bonds mature in 1998 and require semiannual payments of approximately $365,000. The bonds bear interest at a variable rate (4 1/2% at December 31, 1993) which is equal to 75% of the National Bank of Alaska's prime rate. The bonds are collateralized by the Company's Alaska refinery sulphur recovery unit which had a carrying value of approximately $6.9 million at December 31, 1993.

  Capital Lease Obligations

     The Company is the lessee of certain buildings and equipment under capital leases with remaining lease terms of 4 to 25 years. These buildings and equipment are used in the Company's convenience store operations in Alaska. The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments. Property, plant and equipment at December 31, 1993 included assets held under capital leases of $6.0 million with a net book value of $2.6 million.

NOTE J -- EMPLOYEE BENEFIT PLANS

  Retirement Plan

     For all eligible employees, the Company provides a qualified noncontributory retirement plan. Plan benefits are based on years of service and compensation. It is the Company's policy to fund costs accrued to the extent such costs are tax deductible. The components of net pension expense (income) for the Company's retirement plan are presented below (in thousands):

                                                                            YEARS ENDED
                                                          YEAR ENDED       DECEMBER 31,
                                                          SEPTEMBER 30, -------------------
                                                           1991          1992         1993
                                                          -------       ------       ------
    Service Costs.......................................  $   762          717          931
    Interest Cost.......................................    3,482        3,492        3,513
    Actual Return on Plan Assets........................   (7,646)      (1,763)      (5,695)
    Net Amortization and Deferral.......................    3,167       (2,231)       1,488
                                                          -------       ------       ------
      Net Pension Expense (Income)......................  $  (235)         215          237
                                                          =======       ======       ======

     For the three months ended March 31, 1994, March 31, 1993 and December 31, 1991, net pension expense for the Company's retirement plan totaled $204,000, $160,000 and $90,000, respectively.

     In addition to the retirement plan pension expense above, during 1992 the Company recognized a curtailment gain of $1.0 million for employee terminations in conjunction with a cost reduction program.

     The funded status of the Company's retirement plan and amounts included in the Company's Consolidated Balance Sheets are set forth in the following table (in thousands):

                                                                           DECEMBER 31,
                                                       SEPTEMBER 30,    -------------------
                                                           1991          1992         1993
                                                          -------       ------       ------
    Actuarial Present Value of Benefit Obligation:
      Vested benefit obligation.........................  $33,959       34,806       41,200
                                                          =======       ======       ======
      Accumulated benefit obligation....................  $35,556       36,460       43,694
                                                          =======       ======       ======
    Plan Assets at Fair Value...........................  $39,772       39,326       40,718
    Projected Benefit Obligation........................   40,305       40,989       48,700
                                                          -------       ------       ------
    Plan Assets Less Than Projected Benefit
      Obligation........................................     (533)      (1,663)      (7,982)
    Unrecognized Net Loss...............................    5,889        7,222       11,997
    Unrecognized Prior Service Costs....................     (779)        (588)        (518)
    Unrecognized Net Transition Asset...................   (9,664)      (8,120)      (6,883)
                                                          -------       ------       ------
      Accrued Pension Expense Liability.................  $(5,087)      (3,149)      (3,386)
                                                          =======       ======       ======

     Retirement plan assets are primarily comprised of common stock and bond funds. Actuarial assumptions used to measure the projected benefit obligations at December 31, 1993 included a discount rate of 7% and a compensation increase rate of 4 1/2%. At December 31, 1992, the discount rate used was 9% and the compensation increase rate used was 6%. The expected long-term rate of return on assets was 9% for 1993 and 1992.

  Executive Security Plan

     The Company's executive security plan ("ESP") provides executive officers and other key personnel with supplemental death or retirement benefits in addition to those benefits available under the Company's group life insurance and retirement plans. These supplemental retirement benefits are provided by a nonqualified, noncontributory plan and are based on years of service and compensation. Funding is provided based upon the estimated requirements of the plan. The components of net pension expense for the ESP are presented below (in thousands):

                                                           YEAR            YEARS ENDED
                                                           ENDED           DECEMBER 31,
                                                        SEPTEMBER 30,   -------------------
                                                           1991          1992         1993
                                                          -------       ------       ------
    Service Costs.......................................  $   581          293          426
    Interest Cost.......................................      546          353          291
    Actual Return on Plan Assets........................     (628)      (1,004)        (256)
    Net Amortization and Deferral.......................      590          994          295
                                                          -------       ------       ------
      Net Pension Expense...............................  $ 1,089          636          756
                                                          =======       ======       ======

     For the three months ended March 31, 1994, March 31, 1993 and December 31, 1991, net pension expense for the ESP totaled $204,000, $186,000 and $242,000, respectively.

     During the three months ended March 31, 1994 and the years ended December 31, 1993 and 1992, the Company incurred additional ESP expense of $.4 million, $.5 million and $3.5 million, respectively, for settlement losses and other benefits resulting from a cost reduction program, other employee terminations and sales of assets.

     The funded status of the ESP and amounts included in the Company's Consolidated Balance Sheets are set forth in the following table (in thousands):

                                                                            DECEMBER 31,
                                                          SEPTEMBER 30,   -----------------
                                                              1991        1992        1993
                                                             ------       -----       -----
    Actuarial Present Value of Benefit Obligation:
      Vested benefit obligation............................  $6,368       2,410       2,394
                                                             ======       =====       =====
      Accumulated benefit obligation.......................  $6,420       2,464       2,792
                                                             ======       =====       =====
    Plan Assets at Fair Value..............................  $6,658       2,924       3,139
    Projected Benefit Obligation...........................   6,420       2,738       3,069
                                                             ------       -----       -----
    Plan Assets in Excess of Projected Benefit
      Obligation...........................................     238         186          70
    Unrecognized Net Loss..................................   2,147       1,409       1,177
    Unrecognized Prior Service Costs.......................   1,287         679         619
    Unrecognized Net Transition Obligation.................   2,412       1,254       1,110
                                                             ------       -----       -----
      Prepaid Pension Asset................................  $6,084       3,528       2,976
                                                             ======       =====       =====

     Assets of the ESP consist of a group annuity contract. Actuarial assumptions used to measure the projected benefit obligation at December 31, 1993 included a discount rate of 7% and a compensation rate increase of 4 1/2%. At December 31, 1992, the discount rate used was 9% and the compensation rate increase used was 5%. The expected long-term rate of return on assets was 9% for 1993 and 1992.

  Postretirement Benefits Other than Pensions

     In addition to providing pension benefits, the Company provides health care and life insurance benefits to retirees and eligible dependents who were participating in the Company's group insurance program at retirement. These benefits are provided through unfunded defined benefit plans. The health care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plan is noncontributory.

     As discussed in Note A, the Company adopted SFAS No. 106 effective January 1, 1992 and incurred a net charge of $21.6 million ($16.1 million for health care benefits and $5.5 million for life insurance benefits) for the cumulative effect of the change in accounting principle. The components of net periodic postretirement benefits expense, other than pensions, for 1992 and 1993 included the following (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                                1992                 1993
                                                           ---------------      --------------
                                                           HEALTH      LIFE     HEALTH     LIFE
                                                            CARE    INSURANCE    CARE   INSURANCE
                                                           ------      ---      -----      ---
Service Costs...........................................   $  400      100        420      100
Interest Costs..........................................    1,332      457      1,396      492
                                                           ------      ---      -----      ---
  Net Periodic Postretirement Expense...................   $1,732      557      1,816      592
                                                           ======      ===      =====      ===

     Prior to 1992, the costs of providing health care and life insurance benefits to retired employees were expensed as claims were paid. In 1991, the costs of providing retirees with health care benefits amounted to $751,000 and life insurance benefits amounted to $299,000. For the three months ended March 31, 1994, retiree health care and life insurance benefits totaled $768,000 and $178,000, respectively. For the three months ended March 31, 1993, retiree health care and life insurance benefits totaled $454,000 and $148,000, respectively. For the three months ended December 31,1991, retiree health care and life insurance benefits totaled $191,000 and $59,000, respectively.

     The Company continues to fund the cost of postretirement health care and life insurance benefits on a pay-as-you-go basis. The following table shows the status of the plans reconciled with the amounts in the Company's Consolidated Balance Sheets (in thousands):

                                                        DECEMBER 31,          DECEMBER 31,
                                                            1992                  1993
                                                      -----------------     -----------------
                                                      HEALTH      LIFE      HEALTH      LIFE
                                                       CARE       INSURANCE  CARE      INSURANCE
                                                      -------     -----     ------     ------
    Accumulated Postretirement Benefit Obligation:
      Retirees.....................................   $12,183     4,038     19,079      4,915
      Active participants eligible to retire.......       625       615      1,566        571
      Other active participants....................     4,144     1,154      5,824      1,658
                                                      -------     -----     ------     ------
                                                       16,952     5,807     26,469      7,144
    Unrecognized Net Loss..........................      (820)       --     (8,685)    (1,044)
                                                      -------     -----     ------     ------
      Accrued Postretirement Benefit Liability.....   $16,132     5,807     17,784      6,100
                                                      =======     =====     ======     ======

     The weighted average annual assumed rate of increase in the per capita cost of covered health care benefits was assumed to be 12% for 1994, decreasing gradually to 7% by the year 2010 and remaining at that level thereafter. This health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. For example, an increase in the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement obligation as of December 31, 1993 by $2.9 million and the aggregate of service cost and interest cost components of net periodic postretirement benefits for the year then ended by $.4 million.

     Actuarial assumptions used to measure the accumulated postretirement benefit obligation at December 31, 1993 included a discount rate of 7% and a compensation rate increase of 4 1/2%. At December 31, 1992, the discount rate was 8 1/2% and the compensation rate increase was 6%.

  Thrift Plan

     The Company's employee thrift plan provides for contributions by eligible employees into designated investment funds with a matching contribution by the Company of 50% of the employee's basic contribution. The Company's contributions amounted to $482,000, $474,000 and $439,000 during 1993, 1992 and 1991, respectively. For the three months ended March 31, 1994, March 31, 1993 and December 31, 1991, the Company's contributions amounted to $113,000, $102,000 and $107,000, respectively.

  Cost Reduction Program and Other Employee Terminations

     In addition to the ESP settlement losses and other benefits and the retirement plan curtailment gain discussed above, during 1992 the Company incurred charges of $6.6 million for expenses to implement a cost reduction program and other employee terminations.

NOTE K -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has various noncancellable operating leases related to convenience stores, equipment, property, vessels and other facilities. Lease terms range from one year to 40 years and generally contain multiple renewal options. Future minimum annual payments for operating leases, as of December 31, 1993, are as follows (in thousands):

        1994...............................................................   $17,157
        1995...............................................................     4,946
        1996...............................................................     3,860
        1997...............................................................     3,265
        1998...............................................................     3,125
        Thereafter.........................................................    13,885
                                                                              -------
                  Total....................................................   $46,238
                                                                              =======

     Total rental expense for the years ended September 30, 1991, December 31, 1992 and December 31, 1993 and the three months ended December 31, 1991, March 31, 1993 and March 31, 1994 was $19.9 million, $24.3 million, $32.5 million, $6.0 million, $8.3 million and $8.1 million, respectively. Rental expense for the years ended September 30, 1991, December 31, 1992 and December 31, 1993 and the three months ended December 31, 1991, March 31, 1993 and March 31, 1994 included $9.9 million, $12.0 million, $22.9 million, $2.9 million, $5.7 million and $6.0 million, respectively, for the lease of two vessels used to transport crude oil to or refined products from the Company's Alaska refinery. The lease for one of these vessels extends through October 1994 with a renewal option available through October 1996. The lease for the second vessel extends through July 1994 with a renewal option available through January 1995.

  Gas Purchase and Sales Contract

     The Company is selling a portion of the gas from its Bob West Field to Tennessee Gas Pipeline Company ("Tennessee Gas") under a Gas Purchase and Sales Agreement (the "Tennessee Gas Contract") which provides that the price of gas shall be the maximum price as calculated in accordance with Section 102(b)(2) (the "Contract Price") of the Natural Gas Policy Act of 1978 (the "NGPA").

     Tennessee Gas filed suit against the Company alleging that the Tennessee Gas Contract is not applicable to the Company's properties and that the gas sales price should be the price calculated under the provisions of Section 101 of the NGPA rather than the Contract Price. During March 1994, the Contract Price was $7.84 per Mcf, the Section 101 price was $4.58 per Mcf and the average spot market price was $2.09 per Mcf. Tennessee Gas also claimed that the contract should be considered an "output contract" under Section 2.306 of the Texas Business and Commerce Code and that the increases in volumes tendered under the contract exceeded those allowable for an output contract. The Company continues to receive payment from Tennessee Gas based on the Contract Price for all volumes that are subject to the contract under the Company's interpretation.

     The District Court trial judge returned a verdict in favor of the Company on all issues. On appeal by Tennessee Gas, the Court of Appeals affirmed the validity of the Tennessee Gas Contract as to the Company's properties and held that the price payable by Tennessee Gas for the gas was the Contract Price. The Court of Appeals remanded the case to the trial court based on its determination
(i) that the Tennessee Gas Contract was an output contract and (ii) that a fact issue existed as to whether the increases in the volumes of gas tendered to Tennessee Gas under the contract were made in bad faith or were unreasonably disproportionate to prior tenders. The Company is seeking review of the appellate court ruling on the output contract issue in the Supreme Court of Texas. Tennessee Gas is seeking review of the appellate court ruling denying the remaining Tennessee Gas claims in the Supreme Court of Texas.

     Although the outcome of any litigation is uncertain, management, based upon advice from outside legal counsel, is confident that the decision of the trial and appellate courts will ultimately be upheld as to the validity of the Tennessee Gas Contract and the Contract Price. Therefore, if the Supreme Court of Texas does not grant the Company's petition for writ of error and affirms the appellate court ruling, the Company believes that the only issue for trial should be whether the increases in the volumes of gas tendered to Tennessee Gas from the Company's properties were made in bad faith or were unreasonably disproportionate. The appellate court decision was the first reported decision in Texas holding that a take-or-pay contract was an output contract. As a result, it is not clear what standard the trial court would be required to apply in determining whether the increases were in bad faith or unreasonably disproportionate. The appellate court acknowledged in its opinion that the standards used in evaluating other kinds of output contracts would not be appropriate in this context. The Company believes that the appropriate standard would be whether the development of the field was undertaken in a manner that a prudent operator would have undertaken in the absence of an above-market sales price. Under that standard, the Company believes that, if this issue is tried, the development of its gas properties and the resulting increases in volumes tendered to Tennessee Gas will be found to have been reasonable and in good faith. Accordingly, the Company has recognized revenues, net of production taxes and marketing charges, for natural gas sales through March 31, 1994, under the Tennessee Gas Contract based on the Contract Price, which net revenues aggregated $21.1 million more than the Section 101 prices and $38.9 million in excess of the spot market prices. If Tennessee Gas ultimately prevails in this litigation, the Company could be required to return to Tennessee Gas the difference between the spot market price for gas and the Contract Price, plus interest, if awarded by the court.



     On June 7, 1994, Tennessee Gas filed a motion with the court requesting that the court permit Tennessee Gas to pay the difference between the Contract Price and the spot market price into the registry of the court on a monthly basis in lieu of paying the Company the Contract Price or, in the alternative, that the court require the Company to post a bond to secure any amount which the Company might owe Tennessee Gas if Tennessee Gas were to ultimately prevail in the litigation. The Company believes that Tennessee Gas is not entitled to avoid paying the Contract Price by such monthly payments but that Tennessee Gas may be able to cease making payments above spot market prices pending the ultimate outcome of the litigation if it posts a satisfactory bond. The Company does not believe that the court will require the Company to post a bond. If the court were to permit Tennessee Gas to reduce its payments to the Company to spot market prices pending resolution of the litigation, the Company's cash flow would be substantially reduced. The Company believes that at present spot market prices the Company would be able to fund its capital expenditure program and comply with its financial covenants under the Revolving Credit Facility if the court were to grant the request of Tennessee Gas.



     An adverse judgment in this case could have a material adverse effect on the Company. For further information concerning the effect of the Tennessee Gas Contract on certain of the Company's revenues and cash flows, see Note P.



  Other


     In March 1992, the Company received a Compliance Order and Notice of Violation from the U.S. Environmental Protection Agency ("EPA") alleging possible violations by the Company of the New Source Performance Standards under the Clean Air Act at its Alaska refinery. The Company is continuing in its efforts to resolve these issues with the EPA; however, no final resolution has been reached. The Company believes that the ultimate resolution of this matter will not have a material adverse effect upon the Company's business or financial condition.

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. The Company is currently involved with two waste disposal sites in Louisiana at which it has been named a potentially responsible party under the Federal Superfund law. Although this law might impose joint and several liability upon each party at any site, the extent of the Company's allocated financial contribution to the cleanup of these sites is expected to be limited based on the number of companies and the volumes of waste involved. At each site, a number of large companies have also been named as potentially responsible parties and are expected to cooperate in the cleanup. The Company is also involved in remedial response and has incurred cleanup expenditures associated with environmental matters at a number of other sites including certain of its own properties.

     At March 31, 1994, the Company had accrued $6.0 million for environmental costs. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate. Conditions which require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refinery, service stations (current and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act. The amount of such future expenditures cannot presently be determined by the Company.

     The Company transports its crude oil and a substantial portion of its refined products utilizing Kenai Pipe Line Company's ("KPL") pipeline and marine terminal facilities in Kenai, Alaska. In March 1994, KPL filed a revised tariff with the Federal Energy Regulatory Commission ("FERC") for dock loading services, which would have increased the Company's annual cost of transporting products through KPL's facilities from $1.2 million to $11.2 million, or an increase of $10 million per year. Following the FERC's rejection of KPL's tariff and the commencement of negotiations for the purchase by the Company of the dock facilities, KPL filed a temporary tariff that would increase the Company's annual cost by approximately $1.5 million. The negotiations between the Company and KPL are continuing. The Company believes that the ultimate resolution of this matter will not have a material adverse effect upon the financial condition or results of operations of the Company.

     In May 1994, a former customer threatened to file suit against the Company for a refund in the amount of approximately $1.2 million, plus interest of approximately $4.4 million and attorney's fees, related to two gasoline purchases from the Company in 1979. The customer also alleges entitlement to treble damages and punitive damages in the aggregate amount of $16.8 million. The refund claim is based on allegations that the Company renegotiated the acquisition price of gasoline sold to the customer and failed to pass on the benefit of the renegotiated price to the customer in violation of Department of Energy price and allocation controls then in effect. The Company believes the claim is without merit and anticipates that the ultimate resolution of this matter will not have a material adverse effect on the Company.

NOTE L -- REDEEMABLE PREFERRED STOCK

     In March 1983, the Company sold 2,875,000 shares of a series of redeemable preferred stock at $20 per share. The stock is held by MetLife Louisiana, which is a subsidiary of Metropolitan Life Insurance Company. The class of stock, of which there were 2,875,000 shares authorized, issued and outstanding at December 31, 1993 and 1992, has been designated the $2.20 Cumulative Convertible Preferred Stock ("$2.20 Preferred Stock"). This series has one vote per share, is convertible into .8696 shares of Common Stock for each share of Preferred Stock, has a stated value of $1 per share and a liquidation price of $20 per share plus accrued dividends. The $2.20 Preferred Stock ranks in parity with the $2.16 Cumulative Convertible Preferred Stock as to liquidation and dividends.

     The redeemable preferred stock was recorded at fair value on the date of issuance less issue costs. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the life of the issue. During 1993 and 1992, the carrying value of the redeemable preferred stock was increased for mandatorily redeemable accumulated dividends, not declared or paid, by charges to retained earnings. As of December 31, 1993, dividends in arrears on the $2.20 Preferred Stock amounted to approximately $19.8 million, or $6.875 per share.

     As discussed in Note B, in February 1994, the agreement between the Company and MetLife Louisiana was amended with regard to such preferred shares to waive all existing mandatory redemption requirements, to consider all accrued and unpaid dividends (aggregating $21.2 million at February 9, 1994) to have been paid, to allow the Company to pay future dividends in Common Stock in lieu of cash, to waive or refrain from exercising other rights of the $2.20 Preferred Stock and to grant to the Company an option to purchase, during the next three years, all shares of the $2.20 Preferred Stock and Common Stock held by MetLife Louisiana for approximately $53 million (amount at February 9, 1994, increasing by 12% to 14% annually) subject to certain conditions, in consideration for, among other things, the issuance by the Company to MetLife Louisiana of 1,900,075 shares of Common Stock. Such additional shares are subject to the option granted by MetLife Louisiana. After giving effect to the Recapitalization, MetLife Louisiana's Common and Preferred

Stock holdings approximated 27% of the Company's voting securities. For information on the pro forma effects of these amendments, see Note B.

NOTE M -- COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

     For information regarding the effects of the Recapitalization on the Company's Common Stock and Other Stockholders' Equity, refer to Note B.

  $2.16 Cumulative Convertible Preferred Stock

     The Company has designated a class of preferred stock, of which there were 1,319,563 shares outstanding at December 31, 1993 and 1992 and 200,000 shares reserved for the granting of options under a stock option plan of the Company. This class, designated the $2.16 Cumulative Convertible Preferred Stock ("$2.16 Preferred Stock"), has voting rights, is convertible into Common Stock at the rate of 1.7241 shares of Common Stock for each share of Preferred Stock, has a stated value of $1 per share and a liquidation value of $25 per share, and is repurchasable at the option of the Company at liquidation value plus accrued dividends. The $2.16 Preferred Stock ranks in parity with the $2.20 Preferred Stock as to liquidation and dividends.

     During 1993 and 1992, the liability for accumulated dividends, not declared or paid, on the $2.16 Preferred Stock was accrued by charges to retained earnings. As of December 31, 1993, dividends in arrears on the $2.16 Preferred Stock amounted to approximately $8.9 million, or $6.75 per share.

     As discussed in Note B, in February 1994, the outstanding shares of the Company's $2.16 Preferred Stock, plus accrued and unpaid dividends thereon (aggregating $9.5 million at February 9, 1994), were reclassified into shares of the Company's Common Stock.

  Incentive Stock Plans

     The Company's Amended Incentive Stock Plan of 1982 (the "1982 Plan") provides for the granting of stock incentives in the form of stock options, stock appreciation rights and stock awards to officers and key employees. The stock options are exercisable in accordance with the option plans and expire no later than ten years from the date of grant. Stock appreciation rights are exercisable in three to five annual installments, normally beginning with the first anniversary date of the grant, and expire ten years from the date of grant. The stock appreciation rights entitle the employee to receive, without payment to the Company, the incremental increase in market value of the related stock from date of grant to date of exercise, payable in cash. Related compensation expense is charged to earnings over periods earned. During 1993, 1992 and 1991 and the three months ended March 31, 1993 and December 31, 1991, no compensation expense was recognized since the market value of the Company's Common Stock remained below the exercise price. During the three months ended March 31, 1994, compensation expense related to the stock appreciation rights was approximately $29,000, as a result of the market price of the related stock exceeding the exercise price of the stock appreciation rights. Stock awards totaling 83,015 common shares, 100,000 common shares and 12,000 common shares were granted at par value to certain employees of the Company in 1993, 1992 and 1991, respectively. Related compensation expense is charged to earnings over the periods that the shares are earned and amounted to $572,000, $142,000, $135,000 and $28,000 for 1993, 1992 and 1991 and the three months ended December 31, 1991, respectively, and $23,000 and $29,000, respectively, for the three months ended March 31, 1994 and 1993.

     On February 9, 1994, the Company's shareholders approved the Executive Long-Term Incentive Plan (the "1993 Plan") which permits the issuance of awards in a variety of forms, including restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights and performance share and performance unit awards. The 1993 Plan provides for the grant of up to 1,250,000 shares of the Company's Common Stock and, unless earlier terminated, will expire as to the issuance of awards on September 15, 2003. No awards have been made under the 1993 Plan.

     At March 31, 1994, December 31, 1993 and 1992 and September 30, 1991, the Company had 1,250,000, 60,002, 392,566 and 852,381 unoptioned shares, respectively, available for granting of options, rights and awards under the 1982 Plan and the 1993 Plan and 5,067,117, 6,064,809, 6,084,809 and 6,093,231
shares of unissued Common Stock, respectively, reserved for conversion of preferred stock and the Plans. During 1988, an amendment to the 1982 Plan was approved which increased the number of shares of Common Stock which may be granted or transferred from 1,500,000 to 2,000,000. The additional shares were registered with the Securities and Exchange Commission during 1994. The 1982 Plan expired on February 24, 1994 as to issuance of options, rights and awards; however, grants made before such date that have not been fully exercised will remain outstanding pursuant to their terms.

     A summary of activity in the incentive stock plans is set forth below:

                                                                            STOCK APPRECIATION
                                                     STOCK OPTIONS                RIGHTS
                                      TOTAL       --------------------     ---------------------
                                     RESERVED     OUTSTANDING  EXERCISABLE OUTSTANDING  EXERCISABLE
                                     --------     --------     -------     --------     --------
Balances at September 30, 1990....  1,355,257      226,296     124,430      275,863      173,449
  Becoming exercisable............         --           --      39,684           --       40,230
  Cancelled or expired............    (25,207)      (4,491)     (4,491)     (31,999)     (31,999)
  Stock awards....................    (12,000)          --          --           --           --
                                    ---------    ---------     -------     --------     --------
Balances at September 30, 1991....  1,318,050      221,805     159,623      243,864      181,680
  Granted at $3.925 to $4.840.....         --      600,000          --           --           --
  Becoming exercisable............         --           --      34,243           --       34,248
  Cancelled or expired............         --     (109,171)    (90,786)    (119,414)    (101,030)
  Stock awards....................     (8,400)          --          --           --           --
                                    ---------    ---------     -------     --------     --------
Balances at December 31, 1992.....  1,309,650      712,634     103,080      124,450      114,898
  Granted at $2.925 to $5.250.....         --      349,680          --           --           --
  Becoming exercisable............         --           --     127,044           --        7,042
  Cancelled or expired............         --      (45,444)    (44,278)     (54,687)     (53,521)
  Stock awards....................    (20,000)          --          --           --           --
                                    ---------    ---------     -------     --------     --------
Balances at December 31, 1993.....  1,289,650    1,016,870     185,846       69,763       68,419
  Reserved........................  1,250,000           --          --           --           --
  Becoming exercisable............         --           --      31,344           --        1,344
  Exercised.......................    (24,587)     (14,215)    (14,215)     (10,372)     (10,372)
  Cancelled or expired............    (80,002)     (20,000)         --           --           --
                                    ---------    ---------     -------     --------     --------
Balances at March 31, 1994........  2,435,061      982,655     202,975       59,391       59,391
                                    =========    =========     =======     ========     ========
Price per share or right..........                $ 2.925 to $12.625        $ 8.375 to $14.000

  Preferred Stock Purchase Rights


     In November 1985, the Company's Board of Directors declared a distribution of one preferred stock purchase right for each share of the Company's Common Stock. Each right will entitle the holder to buy 1/100 of a share of a newly authorized Series A Participating Preferred Stock at an exercise price of $35 per right. The rights become exercisable on the tenth day after public announcement that a person or group has acquired 20% or more of the Company's Common Stock. The rights may be redeemed by the Company prior to becoming exercisable by action of the Board of Directors at a redemption price of $.05 per right. If the Company is acquired by any person after the rights become exercisable, each right will entitle its holder to purchase stock of the acquiring company having a market value of twice the exercise price of each right. At December 31, 1993, and March 31, 1994, there were 14,089,236 and 22,456,968, respectively, rights outstanding which will expire in December 1995.

NOTE N -- FINANCIAL INFORMATION BY BUSINESS SEGMENT

     Tesoro is primarily engaged in three business segments: crude oil refining and marketing of refined petroleum products; the exploration and production of natural gas; and oil field supply and distribution of fuels and lubricants. Geographically, the refining and marketing operations are concentrated in Alaska and on the West Coast, the exploration and production operations are located in South Texas and Bolivia, and the wholesale marketing of fuel and lubricants is conducted along the Texas and Louisiana Gulf Coast area. The Company sold its Indonesian exploration and production operations in May 1992. Income taxes, interest, general and administrative expenses and certain other corporate items are not allocated to the operating segments.

                                                        THREE                             THREE MONTHS
                                           YEAR         MONTHS       YEARS ENDED             ENDED
                                           ENDED        ENDED        DECEMBER 31,          MARCH 31,
                                       SEPTEMBER 30,  DECEMBER 31,  ----------------     ---------------
                                           1991         1991        1992       1993      1993      1994
                                          -------       -----       -----      -----     -----     -----
                                                                (IN MILLIONS)           (UNAUDITED)
Gross Operating Revenues:
  Refining and Marketing(1).............. $ 898.6         196.8      810.7     687.2     194.6     150.3
  Exploration and Production:
     United States(2)....................     5.2           2.4       18.8      50.5       7.7      17.4
     Bolivia.............................    24.5           4.6       17.9      12.6       2.8       2.8
     Indonesia...........................    29.5           5.5        6.0        --        --        --
  Oil Field Supply and Distribution......   134.3          36.5       93.5      80.7      19.4      18.6
  Intersegment Eliminations(3)...........    (7.1)         (5.2)       (.4)       --        --        --
                                          --------        -----      -----     -----     -----     -----
          Total.......................... $1,085.0        240.6      946.5     831.0     224.5     189.1
                                          ========        =====      =====     =====     =====     =====
Operating Profit (Loss), Including Gain
  on Sales of Assets(4):
     Refining and Marketing.............. $  19.3           1.7      (14.9)     15.2       1.2       6.4
     Exploration and Production:
       United States(2)..................      .6            .3        8.9      32.3       4.2      11.2
       Bolivia...........................    21.2           5.3       12.6       8.4       1.4       1.9
       Indonesia.........................    13.8           1.8        7.6        --        --        --
     Oil Field Supply and Distribution...     (.5)         (1.2)      (4.7)     (3.6)      (.8)     (1.2)
                                          -------         -----      -----     -----     -----     -----
          Total Operating Profit.........    54.4           7.9        9.5      52.3       6.0      18.3
Corporate and Unallocated Costs..........   (35.4)         (5.4)     (49.4)    (33.6)      8.2       9.5
                                          -------         -----      -----     -----     -----     -----
Earnings (Loss) Before Income Taxes, the
  Cumulative Effect of Accounting Changes
  and Extraordinary Loss on
  Extinguishment
  of Debt................................ $  19.0           2.5      (39.9)     18.7      (2.2)      8.8
                                          =======         =====      =====     =====     =====     =====
Total Assets:
  Refining and marketing................. $ 322.7         328.5      308.0     281.5     284.0     279.4
  Exploration and Production:
     United States.......................    32.3          33.0       34.1      67.2      40.7      71.4
     Bolivia.............................    15.6           6.8        2.9       6.5       2.6       7.0
     Indonesia...........................    11.8          10.7         .3        --        .3        --
  Oil Field Supply and Distribution......    32.2          27.6       23.2      21.3      21.5      19.2
  Corporate..............................    82.2          88.1       78.2      58.0      78.6      65.1
                                          -------         -----      -----     -----     -----     -----
          Total Assets................... $ 496.8         494.7      446.7     434.5     427.7     442.1
                                          =======         =====      =====     =====     =====     =====

                                             (Table continued on following page)

                                                                                                THREE MONTHS
                                            YEAR           THREE MONTHS        YEARS ENDED          ENDED
                                            ENDED             ENDED            DECEMBER 31,       MARCH 31,
                                         SEPTEMBER 30,      DECEMBER 31,       --------------    --------------
                                            1991                1991           1992      1993     1993     1994
                                           -------              -----          -----     -----    -----    -----
                                                                   (IN MILLIONS)                   (UNAUDITED)
Depreciation, Depletion and Amortization:
  Refining and Marketing.................  $   9.0              2.4            10.2      10.3      2.5      2.6
  Exploration and Production:
     United States.......................      2.9               .9             4.9      11.1      2.0      3.8
     Indonesia...........................      1.7               .6              .3        --       --       --
  Oil Field Supply and Distribution......       .5               .1              .5        .4       .1       .1
  Corporate..............................       .9               .2              .7        .8       .2       .2
                                           -------            -----           -----     -----    -----    -----
          Total..........................  $  15.0              4.2            16.6      22.6      4.8      6.7
                                           =======            =====           =====     =====    =====    =====
Capital Expenditures:
  Refining and Marketing.................  $   4.4               .8             3.7       7.1       .2      6.1
  Exploration and Production:
     United States.......................     17.8              2.9             8.9      29.3      4.8     11.7
     Indonesia...........................      1.5               .1              .4        --       --       --
  Oil Field Supply and Distribution......       .4               --             1.1        .3       --       --
  Corporate..............................       .4               .1             1.3        .8       .1       .7
                                           -------            -----           -----     -----    -----    -----
          Total..........................  $  24.5              3.9            15.4      37.5      5.1     18.5
                                           =======            =====           =====     =====    =====    =====

- ---------------

(1) Includes revenues of $165.9 million, $101.0 million and $20.5 million in fiscal years 1991, 1992 and 1993, respectively, and $2.9 million and $5.2 million for the three months ended March 31, 1993 and 1994, respectively, derived from export sales to customers in Far Eastern markets.

(2) Includes revenues and operating profit of $5.4 million in 1992 resulting from a change in estimate of the Company's revenues from natural gas production in South Texas (see Note K).

(3) Represents intersegment eliminations, primarily sales from Refining and Marketing to Oil Field Supply and Distribution, at prices which approximate market.

(4) Operating profit represents pretax earnings (loss) before certain corporate expenses, interest income and interest expense. Total operating profit has been reconciled to earnings (loss) before income taxes, the cumulative effect of accounting changes and extraordinary loss on extinguishment of debt. As discussed in Note E, operating profit from the Exploration and Production segment in 1992 included a $5.8 million gain from the sales of the Company's Indonesian operations and operating profit from the refining and marketing segment for the three months ended March 31, 1994 included a $2.8 million gain from the sale of the Company's Valdez, Alaska terminal.

NOTE O -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                           QUARTERS ENDED
                                       --------------------------------------------------------------------------------------
                                                            SEPTEM-   DECEM-                        SEPTEM-   DECEM-
                                       MARCH 31, JUNE 30,   BER 30,   BER 31,  MARCH 31, JUNE 30,   BER 30,   BER 31, MARCH 31,
                                        1992      1992      1992      1992      1993      1993      1993      1993      1994
                                       ------     -----     -----     -----     -----     -----     -----     -----     -----
                                                                (IN MILLIONS EXCEPT PER SHARE DATA)
Total Revenues......................   $223.2     251.2     244.5     235.5     226.5     186.2     215.2     207.0     192.7
                                       ======     =====     =====     =====     =====     =====     =====     =====     =====
Operating Profit (Loss).............   $  2.7       5.6       7.6      (6.4)      6.0       8.9      13.1      24.3      18.3
                                       ======     =====     =====     =====     =====     =====     =====     =====     =====
Net Earnings (Loss) Before
  Cumulative Effect of Accounting
  Changes and Extraordinary Loss....   $(11.0)     (5.2)     (3.2)    (24.9)     (2.9)      1.5       1.7      16.7       7.2
Accounting Changes..................    (21.0)      (.3)      (.3)       --        --        --        --        --        --
Extraordinary Loss..................       --        --        --        --        --        --        --        --      (4.8)
                                       ------     -----     -----     -----     -----     -----     -----     -----     -----
Net Earnings (Loss).................   $(32.0)     (5.5)     (3.5)    (24.9)     (2.9)      1.5       1.7      16.7       2.4
                                       ======     =====     =====     =====     =====     =====     =====     =====     =====
Primary Earnings (Loss) Per Share:
  Earnings (loss) before cumulative
    effect of accounting changes and
    extraordinary loss..............   $ (.95)     (.53)     (.39)    (1.93)     (.37)     (.06)     (.04)     1.00       .27
  Accounting changes................    (1.49)     (.03)     (.02)       --        --        --        --        --        --
  Extraordinary loss................       --        --        --        --        --        --        --        --      (.24)
                                       ------     -----     -----     -----     -----     -----     -----     -----     -----
  Net earnings (loss)...............   $(2.44)     (.56)     (.41)    (1.93)     (.37)     (.06)     (.04)     1.00       .03
                                       ======     =====     =====     =====     =====     =====     =====     =====     =====
Fully Diluted Earnings (Loss)
  Per Share.........................   $(2.44)     (.56)     (.41)    (1.93)     (.37)     (.06)     (.04)      .87       .03
                                       ======     =====     =====     =====     =====     =====     =====     =====     =====
Market Price Per Common Share:
  High..............................   $6 5/8     5 3/8     5 1/2     3 5/8     5 5/8     6 5/8     7 3/4     7 1/2     12 3/8
  Low...............................   $4 5/8     4 1/4         3     2 1/2         3         5     5 1/8     5 1/8     5 1/4

     The 1992 first quarter included charges of $20.6 million for the cumulative effect of accounting changes, $2.4 million for a cost reduction program and $1.0 million for asset write-downs. The 1992 third quarter included a $5.8 million gain from the sales of the Company's Indonesian operations. The fourth quarter of 1992 included revenues and operating profit of $5.4 million ($.38 per share) resulting from a change in estimate of the Company's revenues from natural gas production in the South Texas field (see Note K) and additional charges of $10.5 million for the settlement with the State of Alaska and $5.6 million for the cost reduction program and other employee terminations.

     The 1993 second quarter and fourth quarters included benefits of $3.0 million and $5.2 million, respectively, for resolution of several state tax issues. A $5.0 million charge for an inventory erosion was recorded in the 1993 third quarter. Included in the 1993 fourth quarter, however, was a $5.7 million offset to the inventory adjustment taken earlier in the year. Inventory levels at the 1993 year-end were greater than projected earlier in the year due to changing market conditions. The 1993 fourth quarter benefited from the decline in crude oil prices, while the Company's refined product margins held steady or improved.

     The 1994 first quarter included an extraordinary loss on early extinguishment of debt as a result of $44.1 million principal amount of Subordinated Debentures being exchanged for a like amount of Exchange Notes as part of the Recapitalization and a gain of $2.8 million from the sale of the Company's Valdez, Alaska terminal.

NOTE P -- OIL AND GAS PRODUCING ACTIVITIES

     The following information regarding the Company's exploration and production activities should be read in conjunction with Notes E and K.

  Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                             DECEMBER 31,
                                                                          ------------------
                                                           SEPTEMBER 30,
                                                              1991         1992        1993
                                                             -------      ------      ------
                                                                     (IN THOUSANDS)
    Capitalized Costs:
      Proved properties...................................   $29,100      34,050      60,489
      Unproved properties:
         Properties being amortized.......................     8,511      11,132      12,856
         Properties not being amortized...................     8,242       1,482       1,959
                                                             -------      ------      ------
                                                              45,853      46,664      75,304
      Accumulated depreciation, depletion and
         amortization.....................................    15,713      15,006      26,118
                                                             -------      ------      ------
         Net Capitalized Costs............................   $30,140      31,658      49,186
                                                             =======      ======      ======

  Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

                                                          UNITED
                                                          STATES      BOLIVIA INDONESIA TOTAL
                                                          -------     ---     -----     ------
                                                                     (IN THOUSANDS)

    Year Ended December 31, 1993:
      Property acquisition, unproved...................   $   887      --        --        887
      Exploration......................................     2,257      --        --      2,257
      Development......................................    25,496      --        --     25,496
                                                          -------     ---     -----     ------
                                                          $28,640      --        --     28,640
                                                          =======      ==     =====     ======
    Year Ended December 31, 1992:
      Property acquisition, unproved...................   $     9      --        --          9
      Exploration......................................       977       6       333      1,316
      Development......................................     7,922      --       109      8,031
                                                          -------     ---     -----     ------
                                                          $ 8,908       6       442      9,356
                                                          =======      ==     =====     ======
    Three Months Ended December 31, 1991:
      Property acquisition, unproved...................   $    (7)     --        --         (7)
      Exploration......................................     1,037      15        24      1,076
      Development......................................     1,881      --        60      1,941
                                                          -------     ---     -----     ------
                                                          $ 2,911      15        84      3,010
                                                          =======      ==     =====     ======
    Year Ended September 30, 1991:
      Property acquisition, unproved...................   $   582      --         3        585
      Exploration......................................     9,975      45         9     10,029
      Development......................................     7,226      --     1,476      8,702
                                                          -------     ---     -----     ------
                                                          $17,783      45     1,488     19,316
                                                          =======      ==     =====     ======

     The Company's investment in oil and gas properties included $2.0 million in unevaluated properties which have been excluded from the amortization base as of December 31, 1993. The Company anticipates that the majority of these costs, substantially all of which were incurred in 1993, will be included in the amortization base during 1994.

  Results of Operations from Oil and Gas Producing Activities

     The following table sets forth the results of operations for oil and gas producing activities, in the aggregate by geographic area, with income tax expense computed using the statutory tax rate for the period adjusted for permanent differences, tax credits and allowances.

                                                      UNITED
                                                      STATES(1)    BOLIVIA     INDONESIA   TOTAL
                                                      -------      ------      ------      ------
                                                          (IN THOUSANDS EXCEPT AS INDICATED)

Year Ended December 31, 1993:
  Gross revenues -- sales to nonaffiliates..........  $50,228      12,594          --      62,822
  Lifting cost......................................    6,763       1,152          --       7,915
  Administrative support and other..................      939       3,046          --       3,985
  Depreciation, depletion and amortization..........   11,111          --          --      11,111
                                                      -------      ------      ------      ------
  Pretax results of operations......................   31,415       8,396          --      39,811
  Income tax expense................................    6,647       5,160          --      11,807
                                                      -------      ------      ------      ------
  Results of operations from producing
     activities(2)..................................  $24,768       3,236          --      28,004
                                                      =======      ======      ======      ======
  Depletion rates per net equivalent mcf............  $   .78          --          --
                                                      =======      ======      ======
Year Ended December 31, 1992:
  Gross revenues -- sales to nonaffiliates..........  $18,850      17,898       5,975      42,723
  Lifting cost......................................    3,796         688       3,698       8,182
  Administrative support and other..................    1,216       4,635         107       5,958
  Gain (loss) on sales of assets....................       (3)         --       5,750(3)    5,747
  Depreciation, depletion and amortization..........    4,862          --         336       5,198
                                                      -------      ------      ------      ------
  Pretax results of operations......................    8,973      12,575       7,584      29,132
  Income tax expense................................      305       7,108       3,066      10,479
                                                      -------      ------      ------      ------
  Results of operations from producing
     activities(2)..................................  $ 8,668       5,467       4,518      18,653
                                                      =======      ======      ======      ======
  Depletion rates per net equivalent mcf............  $   .95          --         .15
                                                      =======      ======      ======
Three Months Ended December 31, 1991:
  Gross revenues -- sales to nonaffiliates..........  $ 2,426       4,634       5,474      12,534
  Lifting cost......................................    1,071         122       2,915       4,108
  Administrative support and other..................      242        (765)(5)     107        (416)
  Depreciation, depletion and amortization..........      848          --         606       1,454
                                                      -------      ------      ------      ------
  Pretax results of operations......................      265       5,277       1,846       7,388
  Income tax expense................................        9       2,744       1,413       4,166
                                                      -------      ------      ------      ------
  Results of operations from producing
     activities(2)..................................  $   256       2,533         433       3,222
                                                      =======      ======      ======      ======
  Depletion rates per net equivalent mcf............  $   .94          --         .31
                                                      =======      ======      ======
Year Ended September 30, 1991:
  Gross revenues -- sales to nonaffiliates..........  $ 5,179      24,557      29,507      59,243
  Lifting cost......................................    1,218         650       9,467      11,335
  Administrative support and other..................      424       2,710       4,497(4)    7,631
  Depreciation, depletion and amortization..........    2,920          --       1,712       4,632
                                                      -------      ------      ------      ------
  Pretax results of operations......................      617      21,197      13,831      35,645
  Income tax expense................................       12      12,015       8,766      20,793
                                                      -------      ------      ------      ------
  Results of operations from producing
     activities(2)..................................  $   605       9,182       5,065      14,852
                                                      =======      ======      ======      ======
  Depletion rates per net equivalent mcf............  $  1.06          --         .22
                                                      =======      ======      ======

- ---------------

(1) See Note K regarding litigation involving a natural gas sales contract.

(2) Excludes corporate general and administrative and financing costs.

(3) Represents gain from the sales of the Company's Indonesian operations effective May 1, 1992.

(4) Includes a $2.0 million charge for an arbitration award involving a royalty dispute on Indonesian crude oil production.

(5) Includes a $1.3 million credit for Bolivian transaction taxes.

 Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves (Unaudited)

     The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with Statement of Financial Accounting Standards No. 69 ("SFAS No. 69"). The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from production of year-end quantities of proved reserves based on year-end prices and any fixed and determinable future escalation provided by contractual arrangements in existence at year-end. Escalation based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to year-end reserves are based on year-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given for the effects of permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.

     The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. The standardized measure is not intended to be representative of the fair market value of the Company's proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended by the Company.

     As indicated in Note K, certain of the Company's South Texas production activities are involved in litigation pertaining to a natural gas sales contract with Tennessee Gas. Although the outcome of any litigation is uncertain, based upon advice from outside legal counsel, management believes that the Company will ultimately prevail in this dispute. Accordingly, the Company has based its calculation of the standardized measure of discounted future net cash flows on the Contract Price which it is currently receiving. However, if Tennessee Gas were to prevail, the impact on the Company's future revenues and cash flows would be significant. Based on the Contract Price, the standardized measure of discounted future net cash flows relating to proved reserves in the United States at December 31, 1993 was $103 million, compared to $59 million at spot market prices.

                                                         UNITED
                                                        STATES(1)   BOLIVIA     INDONESIA   TOTAL
                                                        --------    --------    -------    --------
                                                                      (IN THOUSANDS)

As of December 31, 1993:
  Future cash inflows................................   $315,788     133,363         --     449,151
  Future production costs............................    (59,398)    (31,092)        --     (90,490)
  Future development costs...........................    (48,020)     (2,981)        --     (51,001)
                                                        --------    --------    -------    --------
  Future net cash flows before income tax expense....    208,370      99,290         --     307,660
  Future income tax expense..........................    (76,500)    (52,334)        --    (128,834)
                                                        --------    --------    -------    --------
  Future net cash flows..............................    131,870      46,956         --     178,826
  10% annual discount factor.........................    (29,118)    (20,516)        --     (49,634)
                                                        --------    --------    -------    --------
  Standardized measure of discounted future net cash
     flows...........................................   $102,752      26,440         --     129,192
                                                        ========    ========    =======    ========
As of December 31, 1992:
  Future cash inflows................................   $215,172     146,555         --     361,727
  Future production costs............................    (33,162)    (40,374)        --     (73,536)
  Future development costs...........................    (30,294)     (9,248)        --     (39,542)
                                                        --------    --------    -------    --------
  Future net cash flows before income tax expense....    151,716      96,933         --     248,649
  Future income tax expense..........................    (42,884)    (56,682)        --     (99,566)
                                                        --------    --------    -------    --------
  Future net cash flows..............................    108,832      40,251         --     149,083
  10% annual discount factor.........................    (21,744)    (16,628)        --     (38,372)
                                                        --------    --------    -------    --------
  Standardized measure of discounted future net cash
     flows...........................................   $ 87,088      23,623         --     110,711
                                                        ========    ========    =======    ========

                                             (Table continued on following page)

                                                         UNITED
                                                        STATES(1)   BOLIVIA     INDONESIA   TOTAL
                                                        --------    --------    -------    --------
                                                                      (IN THOUSANDS)

As of December 31, 1991:
  Future cash inflows................................   $ 69,405     289,143    113,877     472,425
  Future production costs............................    (10,167)    (52,667)   (87,913)   (150,747)
  Future development costs...........................    (13,334)    (11,760)    (8,545)    (33,639)
                                                        --------    --------    -------    --------
  Future net cash flows before income tax expense....     45,904     224,716     17,419     288,039
  Future income tax expense..........................     (4,179)   (127,824)   (12,178)   (144,181)
                                                        --------    --------    -------    --------
  Future net cash flows..............................     41,725      96,892      5,241     143,858
  10% annual discount factor.........................    (10,853)    (46,023)        --     (56,876)
                                                        --------    --------    -------    --------
  Standardized measure of discounted future net cash
     flows...........................................   $ 30,872      50,869      5,241      86,982
                                                        ========    ========    =======    ========
As of September 30, 1991:
  Future cash inflows................................   $ 67,514     302,022     88,234     457,770
  Future production costs............................    (11,184)    (53,482)   (68,400)   (133,066)
  Future development costs...........................    (13,370)    (11,760)    (8,260)    (33,390)
                                                        --------    --------    -------    --------
  Future net cash flows before income tax expense....     42,960     236,780     11,574     291,314
  Future income tax expense..........................     (5,457)   (136,543)    (6,352)   (148,352)
                                                        --------    --------    -------    --------
  Future net cash flows..............................     37,503     100,237      5,222     142,962
  10% annual discount factor.........................     (7,147)    (45,955)      (814)    (53,916)
                                                        --------    --------    -------    --------
  Standardized measure of discounted future net cash
     flows...........................................   $ 30,356      54,282      4,408      89,046
                                                        ========    ========    =======    ========

- ---------------

(1) See Note K regarding litigation involving a natural gas sales contract.

  Changes in Standardized Measure of Discounted Future Net Cash Flows
(Unaudited)

                                                                 THREE
                                                     YEAR        MONTHS          YEARS ENDED
                                                    ENDED         ENDED          DECEMBER 31,
                                                SEPTEMBER 30, DECEMBER 31,   --------------------
                                                     1991         1991        1992         1993
                                                   --------      ------      -------      -------
                                                                   (IN THOUSANDS)

Sales and transfers of oil and gas produced,
  net of production costs.......................   $(45,005)     (8,713)     (31,208)     (52,766)
Net changes in prices and production costs......    (29,828)        222      (32,397)     (21,160)
Extensions, discoveries and improved recovery...     19,998       1,802      104,219       73,792
Development costs incurred......................      9,544       2,289       10,012       25,510
Revisions of estimated future development
  costs.........................................    (12,633)     (2,316)     (18,666)     (24,052)
Revisions of previous quantity estimates........    (37,392)      4,565      (15,384)      31,031
Purchases and sales of minerals in-place........     47,418          --       (5,884)          --
Accretion of discount...........................     10,251       2,226        8,174       11,071
Net changes in income taxes.....................     24,197      (2,139)       4,863      (24,945)
                                                   --------      ------      -------      -------
Net increase (decrease).........................    (13,450)     (2,064)      23,729       18,481
Beginning of period.............................    102,496      89,046       86,982      110,711
                                                   --------      ------      -------      -------
End of period...................................   $ 89,046      86,982      110,711      129,192
                                                   ========      ======      =======      =======

  Reserve Quantity Information (Unaudited)

     The following estimates of the Company's proved oil and gas reserves are based on evaluations prepared by Netherland, Sewell & Associates, Inc. (except for estimates of reserves at December 31, 1991 for properties in Bolivia and for all periods for properties in Indonesia, which estimates were prepared by the Company's in-house engineers). Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.

                                                               UNITED
                                                               STATES(2)    BOLIVIA       TOTAL
                                                               -------      -------      -------
Proved Gas Reserves (millions of cubic feet)(1):
  At September 30, 1990.....................................    11,118       85,040       96,158
  Revisions of previous estimates...........................    (1,217)         696         (521)
  Purchase of minerals in-place.............................        --       36,545       36,545
  Extensions, discoveries and other additions...............    25,950           --       25,950
  Production................................................    (2,710)      (7,052)      (9,762)
                                                               -------      -------      -------
  At September 30, 1991.....................................    33,141      115,229      148,370
  Revisions of previous estimates...........................     1,054          (35)       1,019
  Extensions, discoveries and other additions...............     3,585           --        3,585
  Production................................................      (896)      (1,729)      (2,625)
                                                               -------      -------      -------
  At December 31, 1991......................................    36,884      113,465      150,349
  Revisions of previous estimates...........................    (9,601)         651       (8,950)
  Extensions, discoveries and other additions...............    53,952           --       53,952
  Production................................................    (5,110)      (7,108)     (12,218)
  Sales of minerals in-place................................    (2,372)          --       (2,372)
                                                               -------      -------      -------
  At December 31, 1992......................................    73,753      107,008      180,761
  Revisions of previous estimates...........................    16,304         (693)      15,611
  Extensions, discoveries and other additions...............    44,291           --       44,291
  Production................................................   (14,150)      (7,020)     (21,170)
                                                               -------      -------      -------
  At December 31, 1993(3)...................................   120,198       99,295      219,493
                                                               =======      =======      =======
Proved Developed Gas Reserves included above
  (millions of cubic feet):
  At September 30, 1990.....................................     5,046       79,623       84,669
  At September 30, 1991.....................................    18,011      107,765      125,776
  At December 31, 1991......................................    21,187      106,036      127,223
  At December 31, 1992......................................    34,160       91,376      125,536
  At December 31, 1993(3)...................................    65,652       99,295      164,947

                                             (Table continued on following page)

                                                           UNITED
                                                           STATES   BOLIVIA    INDONESIA   TOTAL
                                                           ---      -----      ------      ------
Proved Oil Reserves (thousands of barrels)(1):
  At September 30, 1990.................................     4      2,058      11,226      13,288
  Revisions of previous estimates.......................     2         59      (5,513)     (5,452)
  Purchase of minerals in-place.........................    --        953          --         953
  Extensions, discoveries and other additions...........     3         --          --           3
  Production............................................    (4)      (242)     (1,209)     (1,455)
                                                           ---      -----      ------      ------
  At September 30, 1991.................................     5      2,828       4,504       7,337
  Revisions of previous estimates.......................    --          1       1,333       1,334
  Production............................................    (1)       (58)       (266)       (325)
                                                           ---      -----      ------      ------
  At December 31, 1991..................................     4      2,771       5,571       8,346
  Revisions of previous estimates.......................     1       (266)         --        (265)
  Production............................................    (1)      (242)       (328)       (571)
  Sales of minerals in-place............................    (4)        --      (5,243)     (5,247)
                                                           ---      -----      ------      ------
  At December 31, 1992..................................    --      2,263          --       2,263
  Revisions of previous estimates.......................    --        152          --         152
  Production............................................    --       (242)         --        (242)
                                                           ---      -----      ------      ------
  At December 31, 1993(3)...............................    --      2,173          --       2,173
                                                            ==      =====      ======      ======
Proved Developed Oil Reserves included above
  (thousands of barrels):
  At September 30, 1990.................................     4      1,987      11,226      13,217
  At September 30, 1991.................................     5      2,738       4,504       7,247
  At December 31, 1991..................................     4      2,680       5,571       8,255
  At December 31, 1992..................................    --      2,098          --       2,098
  At December 31, 1993(3)...............................    --      2,173          --       2,173

- ---------------

(1) The Company was not required to file reserve estimates with federal authorities or agencies during the periods presented.

(2) See Note K regarding litigation involving a natural gas sales contract.

(3) No major discovery or adverse event has occurred since December 31, 1993 that would cause a significant change in proved reserves.

                                    -- The Company's production from the Bob
                                    West Field
                                      averaged 58 million cubic feet of natural
                                    gas per day
                                      during December 1993.

     (PHOTO OF A NATURAL
          GAS WELL)
                                         (MAP OF THE BOB WEST FIELD SHOWING
                                            EXISTING CRUDE LOCATIONS AND
                                          TENNESSEE GAS CONTRACT ACREAGE.)

       Since the discovery of the Bob
       West Field in 1990, Tesoro has
       drilled 31 gross wells within the
       field without a single dry hole. --
         (PHOTO OF A
        DRILLING RIG)
                                                    (MAP OF THE BOB WEST FIELD
                                                      SHOWING EXISTING CRUDE
                                                   LOCATIONS AND TENNESSEE GAS
                                                        CONTRACT ACREAGE.)

                                    -- There are currently
                                      four drilling rigs in
                                      operation in the 4000
                                      acre Bob West Field.

- ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                               ------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary.....................   3
Investment Considerations..............  12
The Company............................  15
Use of Proceeds........................  15
Price Range of Common Stock and
  Dividend Policy......................  16
Capitalization.........................  17
Selected Financial Data................  18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  20
Business...............................  34
Management.............................  50
Possible Change in Board of
  Directors............................  52
Legal Proceedings......................  52
Description of Capital Stock...........  55
Underwriting...........................  60
Notice to Canadian Residents...........  61
Legal Matters..........................  62
Experts................................  62
Available Information..................  62
Incorporation of Certain Documents by
  Reference............................  63
Index to Consolidated Financial
  Statements........................... F-1


- ------------------------------------------------------

- ------------------------------------------------------
                   [TESORO LOGO]

                                5,350,000 SHARES


                                  COMMON STOCK
                              ($.16 2/3 PAR VALUE)
                                   PROSPECTUS

                                CS FIRST BOSTON


                               SMITH BARNEY INC.


                           JEFFERIES & COMPANY, INC.

- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be paid by the Registrant in connection with the issuance and distribution of the Common Stock are estimated as follows:


    Securities and Exchange Commission registration fee.......................  $ 21,455
    NASD filing fee...........................................................     6,722
    NYSE additional listing fee...............................................    19,250
    Blue Sky fees and expenses................................................     8,000
    Accounting fees and expenses..............................................    75,000
    Legal fees and expenses...................................................   125,000
    Printing and engraving fees...............................................   165,000
    Transfer agent's fees and expenses........................................     7,000
    Miscellaneous expenses....................................................    21,710
                                                                                --------
              Total...........................................................  $449,137
                                                                                ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law empowers the Company to, and the bylaws of the Company provide that it shall, to the full extent authorized or permitted by the laws of the State of Delaware, indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company, respectively, or serves or served any other enterprise at the request of the Company.

     Article Ninth of the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such directors as a director; provided, however, that such article will not eliminate or limit liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent allowed under the GCL.

     The Underwriting Agreement (Exhibit 1) provides for indemnification by the Underwriter of the Company and its directors and officers, and by the Company of the Underwriter for certain liabilities, including liabilities, arising under the Securities Act of 1933, as amended.

     The above discussion of the Company's Certificate of Incorporation and Bylaws, Section 145 of the Delaware Law and the Underwriting Agreement is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statute.

     The Company has entered into indemnification agreements with its directors and certain of its officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


           1.1       -- Form of Underwriting Agreement.
          *4.1       -- Restated Certificate of Incorporation of the Company (incorporated by reference herein to Exhibit 3 to the Company's Annual Report on Form
                        10-K for the fiscal year ended December 31, 1993, File No. 1-3473).
          *4.2       -- Bylaws of the Company, as amended through February 9, 1994
                        (incorporated by reference herein to Exhibit 3(a) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.3       -- Amendment to Restated Certificate of Incorporation of the Company
                        adding a new Article IX limiting Directors' Liability (incorporated by reference herein to Exhibit 3(b) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.4       -- Certificate of Designation Establishing a Series of $2.20 Cumulative
                        Convertible Preferred Stock, dated as of January 26, 1983
                        (incorporated by reference herein to Exhibit 3(c) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.5       -- Certificate of Designation Establishing a Series A Participating
                        Preferred Stock, dated as of December 16, 1985 (incorporated by reference herein to Exhibit 3(d) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.6       -- Certificate of Amendment, dated as of February 9, 1994, to Restated
                        Certificate of Incorporation of the Company amending Article IV,
                        Article V, Article VII and Article VIII (incorporated by reference herein to Exhibit 3(e) to the Company's Annual Report on Form 10-K for
                        the fiscal year ended December 31, 1993, File No. 1-3473).
          *4.7       -- 12 3/4% Subordinated Debentures due March 15, 2001, Form of Indenture,
                        dated March 15, 1983 (incorporated by reference herein to Exhibit 4(b)
                        to Registration Statement No. 2-81960).
          *4.8       -- 13% Exchange Notes due December 1, 2000, Indenture, dated February 8,
                        1994 (incorporated by reference herein to Exhibit 2 to the Company's
                        Registration Statement on Form 8-A filed March 2, 1994).
          *4.9       -- Rights Agreement dated December 16, 1985 between the Company and
                        Chemical Bank, N.A. successor to InterFirst Bank Fort Worth, N.A.
                        (incorporated by reference herein to Exhibit 4(i) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1985, File No. 1-3473).
          *4.10      -- Amendment to Rights Agreement dated December 16, 1985 between the
                        Company and Chemical Bank, N.A. (incorporated by reference herein to
                        Exhibit 4(c) to the Company's Annual Report on Form 10-K for the
                        fiscal year ended December 31, 1992, File No. 1-3473).
          *4.11      -- Forbearance Agreement dated as of March 24, 1993 between the Company and MetLife Security Insurance Company of Louisiana (incorporated by reference herein to Exhibit 4(n) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1992, File No.
                        1-3473).
          *4.12      -- Amendment to the Forbearance Agreement dated as of November 12, 1993 between the Company and MetLife Security Insurance Company of
                        Louisiana (incorporated by reference herein to Exhibit 4(o) to the
                        Company's Registration Statement No. 33-68282 on Form S-4).

          *4.13      -- Memorandum of Understanding dated as of August 31, 1993 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 10(q) of the Company's
                        Registration Statement No. 33-68282 on Form S-4).
          *4.14      -- Amended Memorandum of Understanding dated as of December 14, 1993 between the Company and MetLife Security Insurance Company of
                        Louisiana (incorporated by reference herein to Exhibit 4(p) of the
                        Company's Registration Statement No. 33-68282 on Form S-4).
          *4.15      -- Stock Purchase Agreement dated as of February 9, 1994 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 4(i) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.16      -- Registration Rights Agreement dated February 9, 1994 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 4(j) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.17      -- Call Option Agreement dated February 9, 1994 between the Company and
                        MetLife Security Insurance Company of Louisiana (incorporated by reference herein to Exhibit 4(k) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.18      -- Tesoro Exploration and Production Company's Loan Agreement dated as of
                        October 29, 1993 (incorporated by reference herein to Exhibit 4(b) to the Company's report on Form 10-Q for the quarter ended September 30,
                        1993, File No. 1-3473).
          *4.19      -- Agreement for Waiver and Substitution of Collateral dated as of
                        September 30, 1993 by and between Tesoro Alaska Petroleum Company and the State of Alaska (incorporated by reference herein to Exhibit 4(c)
                        to the Company's report on Form 10-Q for the quarter ended September
                        30, 1993, File No. 1-3473).
          *4.20      -- Credit Agreement (the "Credit Agreement") dated as of April 20, 1994 among the Company and Texas Commerce Bank National Association ("TCB")
                        as Issuing Bank and as Agent, and certain other banks named therein
                        (incorporated by reference herein to Exhibit 10.1 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No.
                        1-3473).
          *4.21      -- Guaranty Agreement dated as of April 20, 1994 among various subsidiaries of the Company and TCB, as Issuing Bank and as Agent, and
                        certain other banks named therein (incorporated by reference herein to
                        Exhibit 10.2 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.22      -- Mortgage, Deed of Trust, Assignment of Production, Security Agreement
                        and Financing Statement dated as of April 20, 1994 from Tesoro
                        Exploration and Production Company, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.3 to the Company's report on Form 10-Q for the quarter ended March 31,
                        1994, File No. 1-3473)
          *4.23      -- Deed of Trust, Security Agreement and Financing Statement dated as of
                        April 20, 1994 among Tesoro Alaska Petroleum Company, TransAlaska
                        Title Insurance Agency, Inc., as Trustee, and TCB, as Agent, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.4 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.24      -- Pledge Agreement dated as of April 20, 1994 by the Company in favor of
                        TCB, entered into in connection with the Credit Agreement
                        (incorporated by reference herein to Exhibit 10.5 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No.
                        1-3473).

          *4.25      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between the Company and TCB, entered into in connection with the
                        Credit Agreement (incorporated by reference herein to Exhibit 10.6 to the Company's report on Form 10-Q for the quarter ended March 31,
                        1994, File No. 1-3473).
          *4.26      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Alaska Petroleum Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.7 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.27      -- Security Agreement (Accounts) dated as of April 20, 1994 between
                        Tesoro Petroleum Distributing Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.8 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.28      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Exploration and Production Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.9 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.29      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Refining, Marketing & Supply Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.10 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
           4.30      -- Loan Agreement (the "Loan Agreement") dated as of May 26, 1994 among
                        Tesoro Alaska Petroleum Company, as Borrower, the Company, as
                        Guarantor, and National Bank of Alaska ("NBA"), as Lender.
           4.31      -- Guaranty Agreement dated as of May 26, 1994 between the Company and
                        NBA, entered into in connection with the Loan Agreement.
           4.32      -- $15,000,000 Promissory Note dated as of May 26, 1994 of Tesoro Alaska
                        Petroleum Company payable to the order of NBA, in connection with the
                        Loan Agreement.
           4.33      -- Construction Loan Agreement dated as of May 26, 1994 between Tesoro
                        Alaska Petroleum Company and NBA, entered into in connection with the
                        Loan Agreement.
           4.34      -- Deed of Trust dated as of May 26, 1994 from Tesoro Alaska Petroleum
                        Company, entered into in connection with the Loan Agreement.
           4.35      -- Security Agreement dated as of May 26, 1994 between Tesoro Alaska
                        Petroleum Company and NBA, entered into in connection with the Loan
                        Agreement.
           4.36      -- Consent And Intercreditor Agreement dated as of May 26, 1994 among
                        NBA, TCB, as Agent, and the Company, entered into in connection with the Credit Agreement.
           5.1       -- Opinion of Fulbright & Jaworski L.L.P.
          23.1       -- Consent of Deloitte & Touche.
          23.2       -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
          23.3       -- Consent of Netherland, Sewell & Associates, Inc.
        **24.1       -- Power of Attorney (included on signature page of original filing).


- ---------------


 * Incorporated by reference as shown.


** Previously filed.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 21, 1994.


                                            TESORO PETROLEUM CORPORATION

                                            By:  /s/  BRUCE A. SMITH
                                                 -----------------------
                                                      Bruce A. Smith
                                                 Executive Vice President and
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----
          /s/  CHARLES WOHLSTETTER*            Chairman of the Board of         June 21, 1994
- ---------------------------------------------    Directors and Director
               Charles Wohlstetter

            /s/  MICHAEL D. BURKE*             Director, President and          June 21, 1994
- ---------------------------------------------    Chief Executive Officer
                 Michael D. Burke                (Principal Executive
                                                 Officer)

             /s/  BRUCE A. SMITH               Executive Vice President and     June 21, 1994
- ---------------------------------------------    Chief Financial Officer
                  Bruce A. Smith                 (Principal Financial
                                                 Officer and Principal
                                                 Accounting Officer)

              /s/  RAY C. ADAM*                Director                         June 21, 1994
- ---------------------------------------------
                   Ray C. Adam

           /s/  ROBERT J. CAVERLY*             Director                         June 21, 1994
- ---------------------------------------------
                Robert J. Caverly

           /s/  PETER M. DETWILER*             Director                         June 21, 1994
- ---------------------------------------------
                Peter M. Detwiler

          /s/  STEVEN H. GRAPSTEIN*            Director                         June 21, 1994
- ---------------------------------------------
               Steven H. Grapstein

            /s/  CHARLES F. LUCE*              Director                         June 21, 1994
- ---------------------------------------------
                 Charles F. Luce

         /s/  RAYMOND K. MASON, SR.*           Director                         June 21, 1994
- ---------------------------------------------
              Raymond K. Mason, Sr.

                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----
          /s/  JOHN J. MCKETTA, JR.*           Director                         June 21, 1994
- ---------------------------------------------
               John J. McKetta, Jr.

           /s/  STEWART G. NAGLER*             Director                         June 21, 1994
- ---------------------------------------------
                Stewart G. Nagler

           /s/  WILLIAM S. SNEATH*             Director                         June 21, 1994
- ---------------------------------------------
                William S. Sneath

             /s/  ARTHUR SPITZER*              Director                         June 21, 1994
- ---------------------------------------------
                  Arthur Spitzer

          /s/  MURRAY L. WEIDENBAUM*           Director                         June 21, 1994
- ---------------------------------------------
               Murray L. Weidenbaum

*By         /s/  BRUCE A. SMITH
- ---------------------------------------------
                 Bruce A. Smith
              as attorney-in-fact

                               EXHIBIT INDEX


          +1.1       -- Draft form of Underwriting Agreement.
          *4.1       -- Restated Certificate of Incorporation of the Company (incorporated by reference herein to Exhibit 3 to the Company's Annual Report on Form
                        10-K for the fiscal year ended December 31, 1993, File No. 1-3473).
          *4.2       -- Bylaws of the Company, as amended through February 9, 1994
                        (incorporated by reference herein to Exhibit 3(a) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.3       -- Amendment to Restated Certificate of Incorporation of the Company
                        adding a new Article IX limiting Directors' Liability (incorporated by reference herein to Exhibit 3(b) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.4       -- Certificate of Designation Establishing a Series of $2.20 Cumulative
                        Convertible Preferred Stock, dated as of January 26, 1983
                        (incorporated by reference herein to Exhibit 3(c) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.5       -- Certificate of Designation Establishing a Series A Participating
                        Preferred Stock, dated as of December 16, 1985 (incorporated by reference herein to Exhibit 3(d) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.6       -- Certificate of Amendment, dated as of February 9, 1994, to Restated
                        Certificate of Incorporation of the Company amending Article IV,
                        Article V, Article VII and Article VIII (incorporated by reference herein to Exhibit 3(e) to the Company's Annual Report on Form 10-K for
                        the fiscal year ended December 31, 1993, File No. 1-3473).
          *4.7       -- 12 3/4% Subordinated Debentures due March 15, 2001, Form of Indenture,
                        dated March 15, 1983 (incorporated by reference herein to Exhibit 4(b)
                        to Registration Statement No. 2-81960).
          *4.8       -- 13% Exchange Notes due December 1, 2000, Indenture, dated February 8,
                        1994 (incorporated by reference herein to Exhibit 2 to the Company's
                        Registration Statement on Form 8-A filed March 2, 1994).
          *4.9       -- Rights Agreement dated December 16, 1985 between the Company and
                        Chemical Bank, N.A. successor to InterFirst Bank Fort Worth, N.A.
                        (incorporated by reference herein to Exhibit 4(i) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1985, File No. 1-3473).
          *4.10      -- Amendment to Rights Agreement dated December 16, 1985 between the
                        Company and Chemical Bank, N.A. (incorporated by reference herein to
                        Exhibit 4(c) to the Company's Annual Report on Form 10-K for the
                        fiscal year ended December 31, 1992, File No. 1-3473).
          *4.11      -- Forbearance Agreement dated as of March 24, 1993 between the Company and MetLife Security Insurance Company of Louisiana (incorporated by reference herein to Exhibit 4(n) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1992, File No.
                        1-3473).
          *4.12      -- Amendment to the Forbearance Agreement dated as of November 12, 1993 between the Company and MetLife Security Insurance Company of
                        Louisiana (incorporated by reference herein to Exhibit 4(o) to the
                        Company's Registration Statement No. 33-68282 on Form S-4).

          *4.13      -- Memorandum of Understanding dated as of August 31, 1993 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 10(q) of the Company's
                        Registration Statement No. 33-68282 on Form S-4).
          *4.14      -- Amended Memorandum of Understanding dated as of December 14, 1993 between the Company and MetLife Security Insurance Company of
                        Louisiana (incorporated by reference herein to Exhibit 4(p) of the
                        Company's Registration Statement No. 33-68282 on Form S-4).
          *4.15      -- Stock Purchase Agreement dated as of February 9, 1994 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 4(i) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.16      -- Registration Rights Agreement dated February 9, 1994 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 4(j) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.17      -- Call Option Agreement dated February 9, 1994 between the Company and
                        MetLife Security Insurance Company of Louisiana (incorporated by reference herein to Exhibit 4(k) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.18      -- Tesoro Exploration and Production Company's Loan Agreement dated as of
                        October 29, 1993 (incorporated by reference herein to Exhibit 4(b) to the Company's report on Form 10-Q for the quarter ended September 30,
                        1993, File No. 1-3473).
          *4.19      -- Agreement for Waiver and Substitution of Collateral dated as of
                        September 30, 1993 by and between Tesoro Alaska Petroleum Company and the State of Alaska (incorporated by reference herein to Exhibit 4(c)
                        to the Company's report on Form 10-Q for the quarter ended September
                        30, 1993, File No. 1-3473).
          *4.20      -- Credit Agreement (the "Credit Agreement") dated as of April 20, 1994 among the Company and Texas Commerce Bank National Association ("TCB")
                        as Issuing Bank and as Agent, and certain other banks named therein
                        (incorporated by reference herein to Exhibit 10.1 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No.
                        1-3473).
          *4.21      -- Guaranty Agreement dated as of April 20, 1994 among various subsidiaries of the Company and TCB, as Issuing Bank and as Agent, and
                        certain other banks named therein (incorporated by reference herein to
                        Exhibit 10.2 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.22      -- Mortgage, Deed of Trust, Assignment of Production, Security Agreement
                        and Financing Statement dated as of April 20, 1994 from Tesoro
                        Exploration and Production Company, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.3 to the Company's report on Form 10-Q for the quarter ended March 31,
                        1994, File No. 1-3473)
          *4.23      -- Deed of Trust, Security Agreement and Financing Statement dated as of
                        April 20, 1994 among Tesoro Alaska Petroleum Company, TransAlaska
                        Title Insurance Agency, Inc., as Trustee, and TCB, as Agent, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.4 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.24      -- Pledge Agreement dated as of April 20, 1994 by the Company in favor of
                        TCB, entered into in connection with the Credit Agreement
                        (incorporated by reference herein to Exhibit 10.5 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No.
                        1-3473).

          *4.25      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between the Company and TCB, entered into in connection with the
                        Credit Agreement (incorporated by reference herein to Exhibit 10.6 to the Company's report on Form 10-Q for the quarter ended March 31,
                        1994, File No. 1-3473).
          *4.26      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Alaska Petroleum Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.7 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.27      -- Security Agreement (Accounts) dated as of April 20, 1994 between
                        Tesoro Petroleum Distributing Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.8 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.28      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Exploration and Production Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.9 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.29      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Refining, Marketing & Supply Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.10 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          +4.30      -- $15,000,000 Construction Loan Agreement dated May 26, 1994, between
                        National Bank of Alaska and Tesoro Alaska Petroleum Company.
          +5.1       -- Opinion of Fulbright & Jaworski L.L.P.
          23.1       -- Consent of Deloitte & Touche.
         +23.2       -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
        **23.3       -- Consent of Netherland, Sewell & Associates, Inc.
          24.1       -- Power of Attorney (included on signature page of original filing).

- ---------------

 + To be filed by amendment.

 * Incorporated by reference as shown.

** Previously filed.

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER
       -------
           1.1       -- Draft form of Underwriting Agreement.
          *4.1       -- Restated Certificate of Incorporation of the Company (incorporated by reference herein to Exhibit 3 to the Company's Annual Report on Form
                        10-K for the fiscal year ended December 31, 1993, File No. 1-3473).
          *4.2       -- Bylaws of the Company, as amended through February 9, 1994
                        (incorporated by reference herein to Exhibit 3(a) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.3       -- Amendment to Restated Certificate of Incorporation of the Company
                        adding a new Article IX limiting Directors' Liability (incorporated by reference herein to Exhibit 3(b) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.4       -- Certificate of Designation Establishing a Series of $2.20 Cumulative
                        Convertible Preferred Stock, dated as of January 26, 1983
                        (incorporated by reference herein to Exhibit 3(c) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.5       -- Certificate of Designation Establishing a Series A Participating
                        Preferred Stock, dated as of December 16, 1985 (incorporated by reference herein to Exhibit 3(d) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.6       -- Certificate of Amendment, dated as of February 9, 1994, to Restated
                        Certificate of Incorporation of the Company amending Article IV,
                        Article V, Article VII and Article VIII (incorporated by reference herein to Exhibit 3(e) to the Company's Annual Report on Form 10-K for
                        the fiscal year ended December 31, 1993, File No. 1-3473).
          *4.7       -- 12 3/4% Subordinated Debentures due March 15, 2001, Form of Indenture,
                        dated March 15, 1983 (incorporated by reference herein to Exhibit 4(b)
                        to Registration Statement No. 2-81960).
          *4.8       -- 13% Exchange Notes due December 1, 2000, Indenture, dated February 8,
                        1994 (incorporated by reference herein to Exhibit 2 to the Company's
                        Registration Statement on Form 8-A filed March 2, 1994).
          *4.9       -- Rights Agreement dated December 16, 1985 between the Company and
                        Chemical Bank, N.A. successor to Interfirst Bank Fort Worth, N.A.
                        (incorporated by reference herein to Exhibit 4(i) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended September 30,
                        1985, File No. 1-3473).
          *4.10      -- Amendment to Rights Agreement dated December 16, 1985 between the
                        Company and Chemical Bank, N.A. (incorporated by reference herein to
                        Exhibit 4(c) to the Company's Annual Report on Form 10-K for the
                        fiscal year ended December 31, 1992, File No. 1-3473).
          *4.11      -- Forbearance Agreement dated as of March 24, 1993 between the Company and MetLife Security Insurance Company of Louisiana (incorporated by reference herein to Exhibit 4(n) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1992, File No.
                        1-3473).
          *4.12      -- Amendment to the Forbearance Agreement dated as of November 12, 1993 between the Company and MetLife Security Insurance Company of
                        Louisiana (incorporated by reference herein to Exhibit 4(o) to the
                        Company's Registration Statement No. 33-68282 on Form S-4).

       EXHIBIT
       NUMBER
- ---------------------
          *4.13      -- Memorandum of Understanding dated as of August 31, 1993 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 10(q) of the Company's
                        Registration Statement No. 33-68282 on Form S-4).
          *4.14      -- Amended Memorandum of Understanding dated as of December 14, 1993 between the Company and MetLife Security Insurance Company of
                        Louisiana (incorporated by reference herein to Exhibit 4(p) of the
                        Company's Registration Statement No. 33-68282 on Form S-4).
          *4.15      -- Stock Purchase Agreement dated as of February 9, 1994 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 4(i) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.16      -- Registration Rights Agreement dated February 9, 1994 between the
                        Company and MetLife Security Insurance Company of Louisiana
                        (incorporated by reference herein to Exhibit 4(j) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended December 31,
                        1993, File No. 1-3473).
          *4.17      -- Call Option Agreement dated February 9, 1994 between the Company and
                        MetLife Security Insurance Company of Louisiana (incorporated by reference herein to Exhibit 4(k) to the Company's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1993, File No.
                        1-3473).
          *4.18      -- Tesoro Exploration and Production Company's Loan Agreement dated as of
                        October 29, 1993 (incorporated by reference herein to Exhibit 4(b) to the Company's report on Form 10-Q for the quarter ended September 30,
                        1993, File No. 1-3473).
          *4.19      -- Agreement for Waiver and Substitution of Collateral dated as of
                        September 30, 1993 by and between Tesoro Alaska Petroleum Company and the State of Alaska (incorporated by reference herein to Exhibit 4(c)
                        to the Company's report on Form 10-Q for the quarter ended September
                        30, 1993, File No. 1-3473).
          *4.20      -- Credit Agreement (the "Credit Agreement") dated as of April 20, 1994 among the Company and Texas Commerce Bank National Association ("TCB")
                        as Issuing Bank and as Agent, and certain other banks named therein
                        (incorporated by reference herein to Exhibit 10.1 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No.
                        1-3473).
          *4.21      -- Guaranty Agreement dated as of April 20, 1994 among various subsidiaries of the Company and TCB, as Issuing Bank and as Agent, and
                        certain other banks named therein (incorporated by reference herein to
                        Exhibit 10.2 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.22      -- Mortgage, Deed of Trust, Assignment of Production, Security Agreement
                        and Financing Statement dated as of April 20, 1994 from Tesoro
                        Exploration and Production Company, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.3 to the Company's report on Form 10-Q for the quarter ended March 31,
                        1994, File No. 1-3473)
          *4.23      -- Deed of Trust, Security Agreement and Financing Statement dated as of
                        April 20, 1994 among Tesoro Alaska Petroleum Company, TransAlaska
                        Title Insurance Agency, Inc., as Trustee, and TCB, as Agent, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.4 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

       EXHIBIT
       NUMBER
- ---------------------
          *4.24      -- Pledge Agreement dated as of April 20, 1994 by the Company in favor of
                        TCB, entered into in connection with the Credit Agreement
                        (incorporated by reference herein to Exhibit 10.5 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No.
                        1-3473).
          *4.25      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between the Company and TCB, entered into in connection with the
                        Credit Agreement (incorporated by reference herein to Exhibit 10.6 to the Company's report on Form 10-Q for the quarter ended March 31,
                        1994, File No. 1-3473).
          *4.26      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Alaska Petroleum Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.7 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.27      -- Security Agreement (Accounts) dated as of April 20, 1994 between
                        Tesoro Petroleum Distributing Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.8 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.28      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Exploration and Production Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.9 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
          *4.29      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between Tesoro Refining, Marketing & Supply Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.10 to the Company's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).
           4.30      -- Loan Agreement (the "Loan Agreement") dated as of May 26, 1994 among
                        Tesoro Alaska Petroleum Company, as Borrower, the Company, as
                        Guarantor, and National Bank of Alaska ("NBA"), as Lender.
           4.31      -- Guaranty Agreement dated as of May 26, 1994 between the Company and
                        NBA, entered into in connection with the Loan Agreement.
           4.32      -- $15,000,000 Promissory Note dated as of May 26, 1994 of Tesoro Alaska
                        Petroleum Company payable to the order of NBA, in connection with the
                        Loan Agreement.
           4.33      -- Construction Loan Agreement dated as of May 26, 1994 between Tesoro
                        Alaska Petroleum Company and NBA, entered into in connection with the
                        Loan Agreement.
           4.34      -- Deed of Trust dated as of May 26, 1994 from Tesoro Alaska Petroleum
                        Company, entered into in connection with the Loan Agreement.
           4.35      -- Security Agreement dated as of May 26, 1994 between Tesoro Alaska
                        Petroleum Company and NBA, entered into in connection with the Loan
                        Agreement.
           4.36      -- Consent And Intercreditor Agreement dated as of May 26, 1994 among
                        NBA, TCB, as Agent, and the Company, entered into in connection with the Credit Agreement.
           5.1       -- Opinion of Fulbright & Jaworski L.L.P.

       EXHIBIT
       NUMBER
- ---------------------
          23.1       -- Consent of Deloitte & Touche.
          23.2       -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
          23.3       -- Consent of Netherland, Sewell & Associates, Inc.
          **24.1     -- Power of Attorney (included on signature page of original filing).


- ---------------


 * Incorporated by reference as shown.


** Previously Filed.